UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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KIMBALL ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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Notice of 2023 Annual Meeting and Proxy Statement

LETTER FROM OUR CEO

Dear Share Owner:
I hope this letter finds you in good health and high spirits. As we look back at fiscal year 2023 with fiscal year 2024 well underway, I wanted to share some insights about Kimball Electronics' performance and progress.

First, I am honored and excited to have joined Kimball Electronics as CEO and, more importantly, as a Share Owner. I am fully committed to building on our rich legacy of success, growth, and innovation. I firmly believe in the power of our dedicated team, our Guiding Principles, and our culture of collaboration and excellence. I look forward to engaging with each of you on our journey together.

As you know, fiscal year 2023 was a period of remarkable growth and achievement for Kimball Electronics, highlighted by record top-line growth, margin expansion, a 79% increase in net income, and improved return on invested capital. We achieved strong results in each of our three vertical end markets with the sales volume to nearly half (48%) of our customers reaching all-time highs. The team supported new product introductions at a rate four times above the historic norm, we continued to leverage our facility expansions in Thailand and Mexico, and we completed our expansion in Poland. Our financial performance was nothing short of impressive, a testament to our strong customer relationships and dedication to delivering innovative solutions.

Beyond our outstanding financial performance, one of our proudest achievements in the last year has been our commitment to sustainability. At Kimball Electronics, we firmly believe in the importance of environmental stewardship and social responsibility. In line with this vision, we have taken significant strides to reduce our carbon footprint, promote ethical practices throughout our supply chain, and support initiatives that positively impact the communities in which we operate. This past year, we were recognized for our leadership in sustainability by leading third party organizations including ISS ESG, MSCI, Sustainalytics, and others. Strong ESG performance like ours is valuable to those seeking to identify sustainable companies like Kimball Electronics.

As we look ahead to fiscal year 2024, we remain steadfast in our commitment to excellence, innovation, and sustainable growth. We continue to focus on Leading the Kimball Way, fostering a culture of collaboration and agility that enables us to adapt quickly to the dynamic EMS industry and to meet evolving customer needs effectively.

For more detailed insights into the past year, I encourage you to read our Annual Report and Form 10-K, as well as to follow updates on our website at www.kimballelectronics.com. I encourage you to review this 2023 Proxy Statement and the Q&A with information about the 2023 Annual Meeting. Your active participation is vital to our organization.

I would like to extend a personal invitation for you to attend our annual meeting in person at our Kimball Electronics Headquarters, located at 1205 Kimball Boulevard in Jasper, Indiana, or online by visiting https://www.virtualshareholdermeeting.com/KE2023 beginning at 10:00 A.M., Eastern Standard Time (EST) on Friday, November 17, 2023. On behalf of the entire Kimball Electronics team, I extend my sincere gratitude for your continued trust and support. Together, we will shape a prosperous and sustainable future for our dynamic, growing company and all of its stakeholders.

Thank you once again for being a valued Kimball Electronics Share Owner and I look forward to seeing you at this year's Annual Meeting.

Ric Phillips Chief Executive Officer and Director Kimball Electronics, Inc.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

KIMBALL ELECTRONICS, INC.
1205 Kimball Blvd.
Jasper, Indiana 47546
(812) 634-4000

Dear Fellow Share Owners of Kimball Electronics, Inc.:
We cordially invite you to attend the annual meeting of the Share Owners (the “Annual Meeting”) of KIMBALL ELECTRONICS, INC., an Indiana corporation (the “Company”), which will be held at the principal offices of the Company, 1205 Kimball Boulevard, Jasper, Indiana, on Friday, November 17, 2023, at 10:00 A.M., Eastern Standard Time (EST) and online at https://www.virtualshareholdermeeting.com/KE2023. At the Annual Meeting, you will have the opportunity to vote on four important proposals:

1.	To elect three (3) directors of the Company (“Proposal 1”).

2.	To approve the Kimball Electronics, Inc. 2023 Equity Incentive Plan (“Proposal 2”).
3.	To ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2024 (“Proposal 3”).

4.	To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers (“Proposal 4”).

and to consider and transact such other business as may properly come before the meeting or any adjournments thereof. Only Share Owners of record at the close of business on September 11, 2023 are entitled to notice of and to vote at the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT! We hope you will attend the Annual Meeting in person. However, regardless of whether you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. We encourage you to promptly vote and submit your proxy via the Internet, by toll-free telephone, or if you receive this proxy by mail, by signing, dating, and returning the enclosed proxy card in the envelope provided. If you received more than one proxy card, that is an indication that your shares are registered in more than one account. Please complete and return a proxy for each proxy card you receive. If you attend the Annual Meeting, you can vote in person even if you previously submitted your proxy.
Thank you for your continued investment in Kimball Electronics. We look forward to seeing all of you on November 17.

By Order of the Board of Directors

Douglas A. Hass
Chief Legal & Compliance Officer, Secretary
September 28, 2023

YOUR VOTE IS IMPORTANT!	WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING, AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

SUMMARY OF INFORMATION ABOUT THE ANNUAL MEETING

Annual Share Owners Meeting
DATE	November 17, 2023
TIME	10:00 a.m. EST
PLACE	1205 Kimball Boulevard, Jasper, Indiana, and online at https://www.virtualshareholdermeeting.com/KE2023
RECORD DATE	September 11, 2023
VOTING ELIGIBILITY	Registered Share Owners as of the Record Date are entitled to submit proxies or vote in person at the Annual Share Owners Meeting.
Solicitation of Proxies
The Board of Directors (also referred to herein as the “Board”) of Kimball Electronics, Inc. (“we,” “us,” “our,” “Kimball Electronics,” or the “Company”) is soliciting proxies for use at the Company’s 2023 Annual Meeting of Share Owners and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2023 Annual Meeting” or the “Annual Meeting”). The Company first mailed this Proxy Statement, the accompanying form of proxy, and the Company’s Annual Report for 2023 on or about September 28, 2023.
The Board has fixed the close of business on September 11, 2023 as the Record Date for the Annual Meeting. You are entitled to notice and to vote if you were a Share Owner of record of our Common Stock as of the close of business on that date. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy. As of September 11, 2023, there were 24,845,148 shares outstanding, each share entitled to one vote.
Agenda Items and Board Recommendations

Proposal	Board Recommendation	Vote Required for Approval	Effect of Withheld Votes or Abstentions	Effect of Broker Non-Votes
Proposal 1: Elect three Directors for a three-year term: •Robert J. Phillippy •Richard D. Phillips •Gregory A. Thaxton	FOR each nominee	Majority of the votes cast and entitled to vote	None	None
Proposal 2: Approve the Company’s 2023 Equity Incentive Plan	FOR	Majority of the votes cast and entitled to vote	None	None
Proposal 3: Ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	Majority of the votes cast and entitled to vote	None	N/A
Proposal 4: Approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers	FOR	Majority of the votes cast and entitled to vote	None	None

The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.

PROPOSAL 1: ELECTION OF DIRECTORS
Nominees For Election as Directors by Holders of Common Stock
Our Board of Directors (the “Board”) is divided into three classes with approximately one-third of the directors up for election each year. We have noted the class of each director and the date of their election in their qualification descriptions below. At the 2023 Annual Meeting of Share Owners, the Share Owners will elect three (3) directors to serve a term of three years, or until their respective successors have been duly elected and qualified.
A director selected by the Board to fill a vacancy holds office until the end of the predecessor’s original term, or if the vacancy arises because of an increase in the size of the Board, at the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified, until the Board accepts their earlier resignation, or until the director’s disqualification, disability, or removal.
Each nominee will begin service as a director of Kimball Electronics if elected. Each nominee has consented to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board is confident that each such nominee will be able to serve.
The Class III nominees to be elected, serving a three-year term and then up for re-election in 2026, are:
Robert J. Phillippy
Richard D. Phillips
Gregory A. Thaxton
Below, we describe the unique individual qualifications and skills of our nominees that led our Board to the conclusion that each should serve as a director and have included information each director has given us about their age, positions held, principal occupation, business experience for at least the past five years, and the names of other publicly-held companies of which they currently serve (or during the past five years has served) as a director. The nominees are:

	Robert J. Phillippy	Chairperson of the Board

Director since 2018 Class III- re-election in 2023	Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational, and organizational issues. He retired in 2016 from his position as President, Chief Executive Officer, and a Director of Newport Corporation, a publicly traded lasers, optics, and photonics technology company with 15 manufacturing locations in seven countries. He joined Newport in 1996 and served in various executive management roles prior to his appointment as Chief Executive Officer in 2007. Previously, he served for 12 years in various management roles for Square D Company, a division of Schneider Electric. He currently serves on the boards of directors of ESCO Technologies (NYSE: ESE), where he is Chairperson, and Materion Corporation (NYSE: MTRN). Mr. Phillippy received a Bachelor of Science degree in electrical engineering from the University of Texas at Austin in 1983 and a Master of Science degree in management from Northwestern University in 1993. Mr. Phillippy’s experience as a chief executive officer of a publicly traded technology and manufacturing company adds significant leadership, strategy, and operational experience to the Board.

	Richard D. Phillips	Director, Chief Executive Officer

Director since 2023 Class III - election in 2023
Mr. Phillips was appointed a Director and as Kimball Electronics’ Chief Executive Officer effective March 1, 2023. With more than 20 years of experience in operations and advisory roles, Mr. Phillips was most recently the President and Chief Executive Officer from 2019 until 2022 for Elkay Manufacturing Company, a global manufacturer and distributor of commercial and residential plumbing products and designer and installer of commercial interiors for the foodservice and hospitality sectors. He was also a member of the Board of Directors for Elkay. Mr. Phillips also served as the President, Chief Executive Officer, and Board member from 2017 through 2019, for Essendant, Inc. (formerly United Stationers, Inc.), a Fortune 500 wholesale distributor of workplace-related products. Before joining Essendant, where he held positions of increasing responsibility from 2013 through 2017, Mr. Phillips held several leadership roles with McKinsey & Company, including co-leading the Pharmaceuticals and Medical Products operations practice. He was elected Partner in 2005. Mr. Phillips is an independent Director of the Greenheck Group, a leader in the HVAC space, and previously served as an independent Director of Follett Corporation. Mr. Phillips holds a Bachelor of Science in Finance from Indiana University and a Master of Management from Northwestern University Kellogg Graduate School of Management. Mr. Phillips brings a wealth of strategic development and executive business leadership in the manufacturing and medical industries to his role.

	Gregory A. Thaxton	Director

Director since 2017 Class III - re-election in 2023	Mr. Thaxton is the former Executive Vice President and Chief Financial Officer of Nordson Corporation (Nasdaq: NDSN), a publicly traded industrial technology company focused on precision dispensing, fluid management, and related processes with operations in nearly 40 countries. Mr. Thaxton retired from Nordson in 2020. He had more than thirty years of experience with Nordson, serving in various domestic and international financial management and leadership roles after beginning his career with a Big Four public accounting firm. Mr. Thaxton also serves on the board of the non-profit Lorain County Community College Foundation, serving as Treasurer of the Executive Committee, and is a member of the Finance, Audit, and Compliance Committees. Mr. Thaxton is a Certified Public Accountant (inactive). Mr. Thaxton received his Bachelor of Science degree in accounting from Miami University in 1983 and his MBA in international management from Baldwin Wallace University in 1995. Mr. Thaxton’s experience adds significant financial, accounting, capital structure, and SEC reporting expertise to the Board.

Other Directors Not Standing for Re-election in 2023

	Gregory J. Lampert	Director

Director since 2014 Class I - re-election in 2024
Mr. Lampert is the former Chief Executive Officer and President of Omni Cable Corporation, a distributor of specialty wire and cable, where he served from 2017 through his retirement in June 2023. Prior to his executive position at Omni Cable Corporation, he was Chief Executive Officer of the Americas region of General Cable beginning in January 2013 and held the same position for the North America region beginning in 2008. Prior to that, he held various management positions at General Cable after joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation. Mr. Lampert was also a director of Omni Cable Corporation until his retirement and continues to serve as a director at Xtek Corporation, a for-profit private company. Mr. Lampert has a Bachelor of Science degree in chemical engineering from the University of Cincinnati and an MBA from the University of Chicago with a concentration in Finance and Strategy. Mr. Lampert’s previous board experience and financial background, as well as experience in managing sales organizations provide broad insights into capital planning and sales operations.

	Colleen C. Repplier	Director

Director since 2014 Class I - re-election in 2024
Ms. Repplier is a strong and respected leader in the industrial, energy, and commercial building industries, with more than three decades of operational and P&L experience in diversified manufacturing companies. Ms. Repplier began her career in the energy industry, holding roles in engineering and marketing with Westinghouse Electric Company, construction design with Bechtel Corporation, and progressing roles in engineering, process improvement, product management, sales, and general management at General Electric. She also held senior leadership positions and was a company officer at Home Depot and HD Supply before joining Tyco in 2007. At Tyco, she served as President of the Tyco Fire Protection business until the company was acquired by Johnson Controls (JCI). She retired from JCI in her role as the Vice President and General Manager of a $4.5 billion global portfolio of HVAC product businesses with 20,000 employees in June 2018. Ms. Repplier received her Bachelor of Science degree in electrical engineering at the University of Pittsburgh. She later received her MBA from the University of Central Florida, where she also taught as an adjunct professor in the school of business. She is a certified Six Sigma Master Black Belt. Ms. Repplier serves as director and finance committee chair for Triumph Group (NYSE: TGI) and as director and compensation committee chair for privately held PGH KKSP Acquisition Holdings. Ms. Repplier’s engineering background and extensive experience in operations, supply chain management, and six-sigma methodologies provide broad insights into operational planning and improvement opportunities.

	Michele A. M. Holcomb, PhD	Director

Director since 2019 Class II - re-election in 2025
Dr. Holcomb is the former Executive Vice President, Chief Strategy and Business Development Officer at Cardinal Health, a global, integrated healthcare services and products company, from 2017 through September 2022. From 2012 to 2017, she held positions as Chief Operating Officer of Global R&D and Senior Vice President of Strategy, Portfolio, Search and Partnerships at Teva Pharmaceuticals, a global manufacturer of generic and innovative medicines. Prior to that, Dr. Holcomb served as a partner in the Global Pharmaceutical Practice at consulting firm McKinsey & Company. Dr. Holcomb received her Bachelor of Science degree in chemistry from Stanford University and a Doctorate in Chemistry from the University of California at Berkeley. Dr. Holcomb’s experience and background provide the Board with valuable insights in the areas of strategy, product development, and operations.

	Tom G. Vadaketh	Director

Director since 2022 Class II - re-election in 2025
Mr. Vadaketh was appointed Chief Financial Officer at Enviri Corporation (NYSE: NVRI) effective October 2023. Enviri offers a broad range of environmental services and related innovative solutions, including critical recycle and reuse solutions for waste streams. From January 2022 through October 2023, Mr. Vadaketh served as Chief Financial Officer of Bausch Health (NYSE, TSX: BHC), which develops, manufactures, and markets pharmaceuticals, over-the-counter products, and medical devices globally. Prior to joining Bausch Health, Mr. Vadaketh served as Executive Vice President and Chief Financial Officer of eResearch Technology, Inc. from September 2018 to December 2021 where he was responsible for leading the Finance function including controllership, treasury, taxation, and financial planning. Mr. Vadaketh spent over 20 years at Procter & Gamble and Tyco International, where he held several roles at both companies of increasing responsibility. Mr. Vadaketh received his degree from the Institute of Chartered Accountants in England and Wales (ACA) and an MBA from Manchester Business School. He is a Certified Public Accountant. Mr. Vadaketh brings more than 30 years of financial experience to the Board, having led large, highly complex financial organizations and developed expertise in driving growth and transformation.

	Holly A. Van Deursen	Director

Director since 2019 Class II - re-election in 2025	Ms. Van Deursen currently serves as an independent director on the boards of two other public companies, Albemarle Corporation (NYSE: ALB) and Synthomer, plc (LON: SYNT). She has also served as an independent director on the boards of Capstone Green Energy (formerly Capstone Turbine Corporation) (Nasdaq: CGRN) from 2007 to August 2021; Actuant Corporation, now Enerpac Tool Group Corporation (NYSE: EPAC), from 2008 to 2020; Bemis Company from 2008 to 2019; and Petroleum Geo-Services ASA from 2006 to 2018. Beginning in 1989, she served in various senior executive management roles for BP p.l.c., a $250 billion oil, gas, and energy company operating in North America, Asia, and Europe, before retiring in 2005 as a member of the top-forty executive management team. Prior to 1989, she served in various engineering, manufacturing and product development roles for Dow Corning Corporation. Ms. Van Deursen received her Bachelor of Science degree in chemical engineering from the University of Kansas and her MBA from the University of Michigan. Ms. Van Deursen’s experience in executive roles and as a public company director provides the Board significant insights into board operations and governance, leadership, and international business.

The Board of Directors recommends that you vote “FOR” the election of each of the Class III director nominees.

Board Leadership Structure
The Board believes that we best serve our Share Owners if the Board retains flexibility to decide what leadership structure works best for us in our current circumstances. Since becoming a public company, we have had a variety of leadership structures, Board committees, and committee assignments. As part of our ongoing, proactive efforts to implement effective corporate governance, the Nominating and ESG Committee reviews our leadership structure annually and throughout each year, taking into account the Board’s and Company’s needs, legislative and regulatory developments, stakeholder input, and corporate governance trends.
Diverse, Independent Board Leadership

Independent Chair	Independent Committee Chairs

Robert J. Phillippy	Dr. Michele A. M. Holcomb	Gregory A. Thaxton	Holly A. Van Deursen
	NESG Committee Chair	Audit Committee Chair	TCC Committee Chair
Currently, we have separate Chairperson of the Board and Chief Executive Officer roles supported by strong independent committee chairs. Our Chairperson, Bob Phillippy, presides over meetings of the Board and of independent directors. While Mr. Phillippy, as Chairperson, facilitates the Board’s oversight of management, promotes communication between management and our Board, and leads our Board’s consideration of key strategic and governance matters, Ric Phillips, as our CEO, is responsible for developing and overseeing the Company’s business strategy, as well as managing our day-to-day operations and our relationships with stakeholders.

Board Committees
In addition to maintaining a diverse and highly skilled Board, Kimball Electronics has three well-defined standing committees that oversee our financial reporting and risk management; our environmental, social, and governance priorities; our people and compensation; and our overall performance: the Audit Committee; the Nominating and ESG (NESG) Committee; and the Talent, Culture, and Compensation (TCC) Committee. A brief description of the Committees, their responsibilities, and Committee member assignments appears below.
Each of these committees consists only of non-management directors whom the Board has determined are independent under applicable regulations and listing standards and the Board’s independence standards set forth in the Company’s Corporate Governance Principles. Directors also must meet all additional, heightened independence and qualification criteria applicable to directors serving on Audit and TCC Committees under applicable regulations and listing standards. At each Board meeting, each Committee reports on the topics it discussed and the actions it took at each Committee meeting for the full Board’s consideration. The Committees work together and with the Board to help ensure that the Committees and the Board have received all information necessary to permit them to fulfill their duties and responsibilities as outlined in the Bylaws, our Corporate Governance Principles, and the Committees’ Charters.
The charters for these committees are available in the Governance Documents section of our investor website at investors.kimballelectronics.com or by writing to the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546.

Audit Committee
Chair: Gregory A. Thaxton
Member Independence

Meeting Attendance	Gregory A. Thaxton	Gregory J. Lampert	Tom G. Vadaketh

Key Responsibilities

Provides independent and objective oversight of:

•the quality and integrity of our financial statements and disclosures;
•our financial reporting process, including management’s internal accounting, financial, and disclosure controls;
•our compliance with legal and regulatory requirements and ethical standards;
•the qualifications, performance and independence of our independent registered auditors;
•the design and performance of our internal audit function; and
•the identification and management of risks facing the company, including information technology risks.

2023 Meetings: 9

Financial Expertise: The Board has determined that all members of the Audit Committee are financially literate and audit committee financial experts within the meaning of applicable regulatory and listing standards.

Please see Proposal 3 in this Proxy Statement for a summary of the Committee’s preapproval policies and procedures for services performed by Deloitte, our independent registered public accounting firm.

Nominating and ESG Committee
Chair: Michele A. M. Holcomb
Member Independence

Meeting Attendance	Michele A. M. Holcomb	Robert J. Phillippy	Colleen C. Repplier

Key Responsibilities

Provides oversight and advice to the Board on:

•identification of individuals qualified for Board and Board Committee service;
•evaluation of the Board’s performance, committee structure, and composition, as well as the appointment of directors to serve as members and chairpersons of each committee;
•the Company’s corporate governance practices and procedures, including the Corporate Governance Principles;
•the Company’s goals, strategies, and initiatives related to climate and water risks and opportunities; community and social impact; disclosures and external stakeholder input related to human rights and human capital management; and diversity, equity, inclusion, and belonging; and
•the development of legal and regulatory compliance programs for the Company beyond accounting/financial reporting and executive/director compensation.

2023 Meetings: 2

In fiscal year 2023, our directors had opportunities to continue to deepen their knowledge base on ESG topics relevant to the Company. In addition to the regular ESG updates it reviews at each meeting, the Board held two special sessions on multiple ESG topics presented by management, our external advisers, and ESG consultants. The Board created the NESG Committee in November 2022 as one of a number of enhancements to further evolve governance of the Company’s ESG progress and activities.

Talent, Culture, & Compensation Committee
Chair: Holly A. Van Deursen
Member Independence

Meeting Attendance	Holly A. Van Deursen	Colleen C. Repplier	Gregory A. Thaxton

Key Responsibilities

Provides oversight and advice to the Board on:

•the Company’s strategies, policies, and key metrics related to its talent and culture, including matters such as employee engagement, pay equity, diversity, inclusion, belonging, retention, leadership development and succession;
•the Company’s alignment with and advancement of its Guiding Principles;
•discharging its responsibilities relating to the fair and competitive compensation of the Chief Executive Officer and other Executive Officers; and
•the Company’s compensation policies, plans, goals, and objectives for Executive Officers and non-employee directors.

2023 Meetings: 13

Compensation Committee Qualifications: The Board has determined that all members of the TCC Committee are independent directors and outside directors within the meaning of applicable regulatory and listing standards.

Please see Proposal 2 in this Proxy Statement for a summary of the 2023 Equity Incentive Plan that the Committee prepared with the assistance of management, the Company’s legal department, and external advisors. The Committee and Board recommend that Share Owners approve the Plan.

Board Qualifications, Composition, and Diversity
We operate in rapidly changing business conditions and markets, which requires a high-performance and committed Board. Each of our individual Board members possesses a broad variety of personal attributes, experience, and skills that give the Board the depth and breadth necessary to effectively oversee management on behalf of our Share Owners and that align with our current needs. Personal attributes include integrity, commitment to our Vision and Guiding Principles, practical judgment, broad complementary education and experience, and willingness to commit the time and energy necessary to effectively contribute as a Board member. The Nominating and ESG Committee and Board have collectively assessed the most critical major strengths, skills, and experience that contribute to a well-balanced and effective Board that is best able to understand the strategies and risks related to our operations:

Public Company Executive / CEO Experience	Financial & Accounting Expertise
Directors who have driven business success in executive leadership positions, including as CEO, in a global, public company possess an understanding of diverse business challenges and cultures, as well as public company regulations, strategy, and risk management.	Directors with an advanced understanding of finance and accounting, as well as leadership of finance functions, provide strong oversight of the Company’s financial management, capital allocation, and financial reporting processes.
Industry Knowledge	Cybersecurity & Technology Experience
Directors who have experience in the electronics, medical, and industrial markets we serve, and in manufacturing generally, offer valuable knowledge and perspectives for our operations and our market opportunities to drive long-term growth.	Directors with cybersecurity and technology experience help us to anticipate technological trends, extend or create business opportunities, and enrich Board oversight of our cybersecurity and IT governance processes, infrastructure, policies, and business continuity plans.
Strategy Development Expertise	Corporate Governance Experience
Directors who have expertise in developing strategy, from sales and marketing, operations, and risk, to investor relations, public policy and M&A, have key insight into strategic planning’s effect on sustainable growth and value creation.
Directors with public company board experience enhance the Board’s corporate governance practices and bolster Board and management accountability, transparency, and alignment with Share Owner and stakeholder interests.
Environmental & Facility Experience	Social/Talent/Culture Experience
Directors with environmental, facility management, sustainability, or climate-related experience strengthen the Board’s oversight of our environmental policies, ESG/sustainability initiatives, and reporting, as well as the value proposition we offer customers and other stakeholders.
Directors with social, talent, and culture development experience strengthen Board oversight of our strategies, policies, and key metrics related to our people, company culture, and advancement of our Guiding Principles.

Qualifications and Composition

Director/Director Nominee	Bob Phillippy	Ric Phillips	Greg Thaxton	Michele Holcomb	Greg Lampert	Colleen Repplier	Tom Vadaketh	Holly Van Deursen
Age	63	53	62	55	56	62	61	64
Director Since	2018	2023	2017	2019	2014	2014	2022	2019
Independent	☑		☑	☑	☑	☑	☑	☑
Board Committees	•		• •	•	•	• •	•	•
Board & Committee Chairs	•		•	•				•
Number of Other Public Boards	2	0	0	0	0	1	0	2
Qualifications
Public Company Executive / CEO
Manufacturing & Industry
Strategy Development
Financial & Accounting
Cybersecurity / Information Security
Environmental & Facility
Social / Talent / Culture
Corporate Governance
• Board    • Audit        • Nominating and ESG (NESG)    • Talent, Culture, & Compensation (TCC)
Director Diversity
The following table sets forth certain diversity statistics relating to our Board members, as required by Nasdaq Stock Market LLC (“Nasdaq”) listing standards:

BOARD DIVERSITY MATRIX (As of September 28, 2023)
Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Board Classification
The Board has concluded that a three-tiered classified board is the appropriate governance structure for the Company and in the best interests of our Share Owners for the following reasons:
•Independence - Outside Board members can be more direct and independent of Company management knowing they have at least a three-year term to serve.
•Stability and Continuity - The Company’s Board can better perform its oversight responsibilities with seasoned Board members who have perspective on the Company’s markets, operations, and long-term strategies that is provided by experience gained over a multi-year tenure. Annual elections risk the potential instability of the election of a very inexperienced Board.
•Long-Term Focus - As a public company, the Board’s primary focus is on the long-term best interests of our Share Owners. This includes oversight of the long-term strategic vision of the Company. A three-year term enables effective execution of that vision.
•Share Owner Accountability - Our classified Board has at least two directors who stand for election each year, which promotes accountability to Share Owners. In addition, the Board is accountable to long-term Share Owners through its existing governance principles, including board refreshment; tenure and retirement age policies; a strong independent chairperson; and a commitment to diversity. In addition, the Board has a robust commitment to direct engagement with our Share Owners, including by conducting regular say on pay advisory votes.
•Share Owner Value - The Board has reviewed well-reasoned academic research both for and against the proposition that the classification or declassification of a board has a correlation to increased Share Owner value. Therefore, the Board has judged this not to be a compelling reason for declassification.
•Statutory Requirement - As an Indiana company, Indiana corporate statutes mandate a classified board structure. While the Company states in its By-Laws that it does not intend for these provisions of Indiana's corporate statutes to apply to the classes and terms of its Directors, the statutes reflect the judgment of the elected legislators of our state of incorporation as to an appropriate board structure.
Board and Annual Meeting Attendance
During fiscal year 2023, the Board met six times and each director then in office attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which such director served during their tenure. All of our directors attended our last Annual Meeting of Share Owners. We expect our directors to attend all Board and applicable Committee meetings, calls regarding specific initiatives or acquisitions, and the 2023 Annual Meeting of Share Owners.
Director Independence and Refreshment
The Board consists of a majority of “independent directors,” as noted in the table above and as defined by the listing standards of Nasdaq. The Board also evaluates any circumstances that may affect a director’s ability to exercise independent judgment, such as the director’s and the director’s family members’ employment and other relationships with us or our advisors, auditors, or significant customers; whether the director or a family member has accepted any payments from us or our subsidiaries, other than those permitted by SEC rules; and any actual or potential conflicts of interest.
The independent directors nominated for election are Mr. Phillippy and Mr. Thaxton. The Board has determined that none of our independent directors have a relationship with us that would interfere with the exercise of their independent judgment in carrying out their responsibilities as directors. There are no family relationships among any of our directors or executive officers, and during the past 10 years, none of our directors or executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K. All of our independent directors meet after each Board meeting for regularly scheduled executive sessions and at other times as they deem appropriate.
We are committed to board refreshment. To strike a balance between retaining independent directors with deep knowledge of our business and adding directors with a fresh perspective, the Board seeks to maintain an average tenure of less than 10 years for its independent directors as a group by setting reasonable term limits. The current average tenure for our independent directors as of the end of fiscal year 2023 is 5.6 years.

Director Compensation
Fiscal Year 2023 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball Electronics’ size and scope; and the structure of the compensation should be simple, transparent, market-competitive, easy to understand, and aligned with Share Owner interests. Non-employee Directors receive an annual cash retainer and an annual equity award. Kimball Electronics does not provide Directors who are also Company employees any additional compensation for serving as a Director.
The table below reflects the annual rates as of June 30, 2023. This information may be different from the fees provided in the Non-Employee Director Compensation table, which reflects actual fees received for roles served during the past fiscal year:

Compensation Component	Annual Rate
Annual Retainer Fee	$65,000
Annual Equity Award (1)	$125,000
Chairperson Retainer (2)	$40,000
Audit Committee Chair Retainer	$20,000
NESG Committee Chair Retainer	$15,000
TCC Committee Chair Retainer	$15,000
Audit Committee Member Retainer (3)	$10,000
NESG and TCC Committee Member Retainer (3)	$7,500
(1) Paid in shares of Company Common Stock pursuant to the Company’s 2014 Stock Option and Incentive Plan and the Non-Employee Directors Stock Compensation Deferral Plan.
(2) The Board’s non-executive Chairperson received an additional $15,000 retainer for his service as Lead Independent Director, prorated from 2022 Annual Meeting to February 28, 2023, and a $40,000 annual retainer fee for his service as Chairperson, prorated from March 1, 2023 through the 2023 Annual Meeting.
(3) Paid for each Committee on which a Director serves.
Directors were able to elect to receive all, or a portion of, their retainer fees in common stock. Directors also may elect to defer, all or a portion of their retainer fees until termination of service from the Board. We also reimburse Directors for reasonable travel, continuing education, and other expenses incurred in connection with Board and Committee service and meeting attendance.
The following Non-Employee Director Compensation Table shows the compensation paid to each Non-employee Director during fiscal year 2023.
Non-Employee Director Compensation in Fiscal Year 2023

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
(a)	(b)	(c)	(h)
Michele A. M. Holcomb	$80,000	$125,000	$205,000
Gregory J. Lampert	$75,026	$125,005	$200,031
Robert J. Phillippy	$104,167	$125,000	$229,167
Colleen C. Repplier	$80,000	$125,000	$205,000
Gregory A. Thaxton	$92,500	$125,000	$217,500
Tom G. Vadaketh	$75,000	$125,000	$200,000
Holly A. Van Deursen	$80,000	$125,005	$205,005
(1)Represents fees paid during fiscal year 2023 and includes the following number of shares for which the director elected to receive Common Stock in lieu of cash: Mr. Lampert 3,220, Mr. Phillippy 3,755, Ms. Repplier 3,433, and Mr. Vadaketh 3,219. These shares were valued using the per share price of $23.30, the market value for such shares on November 18, 2022. Mr. Phillippy, Ms. Repplier, and Mr. Vadaketh each elected to defer receipt of all these shares under the Deferral Plan. Mr. Lampert’s fiscal year 2023 annual retainer fee award was issued to him under the 2014 Plan.
(2)Represents the value of the equity retainer awards granted during the year of 5,365 shares for each non-employee director using the per share price of $23.30, the market value for such shares on November 18, 2022. Ms. Holcomb, Mr. Phillippy, Ms. Repplier, Mr. Thaxton, and Mr. Vadaketh each elected to have all their fiscal year 2023 equity retainer awards deferred under the Deferral Plan. Mr. Lampert’s and Ms. Van Deursen’s fiscal year 2023 equity retainer awards were issued to them under the 2014 Plan.

CORPORATE GOVERNANCE AT KIMBALL ELECTRONICS
Governance Philosophy
As reflected in our Vision and Guiding Principles, Kimball Electronics is committed to the highest standards of ethical conduct in its business dealings. Kimball believes that the Company, through its Board of Directors, executive management, and employees, should reflect our Guiding Principles in the structure of our governance. We are aligned, engaged, and operating in an environment of mutual trust and respect. Ethics are the foundation of the Corporate Governance Principles. The Nominating and ESG Committee of the Board periodically reviews the Company’s overall governance structure, including our Corporate Governance Principles, and makes recommendations on governance issues or practices as warranted.
Share Owner Rights
Kimball Electronics strives to implement good governance practices and to ensure that we and our Board align with the long-term interests of our Share Owners. We have enhanced our corporate governance framework over time based on input from our Board, Share Owners, and other governance experts. Important Share Owner rights include:
•Single class of shares with each share entitled to one vote
•No multiple voting rights, enhanced voting rights, voting rights ceilings, voting certificates, or non-voting shares
•Majority voting standard for directors in uncontested elections
•Simple majority vote to amend our By-Laws
•Share Owner approval required to materially modify our equity capital structure
•Confidential voting policy
•Board tenure policy that seeks to maintain an average Board tenure of less than 10 years for the Board’s independent directors
The Board’s Strategic Planning Role
The Board works actively with management to formulate and review our long-term corporate strategy. Each quarter, the Board and management confer on the execution of our long-term strategic plans, the status of key initiatives, and the key opportunities and risks facing us. In addition, the Board regularly conducts in-depth, long-term strategic reviews with our senior management team, and dedicates substantial parts of two meetings each year to developing our long-term strategy and to reviewing and approving management’s strategic plan for the Company. During these reviews, the Board and management discuss the overall business landscape, emerging competitive threats in our industries, and short and long-term plans and priorities within our strategy. Through these processes, the Board brings its collective, independent judgment to bear on the most critical long-term strategic issues facing Kimball Electronics.
How the Board Addresses and Oversees Risk
The Board takes an active role, as a whole and at the committee level, in overseeing management of our risks. The Board approaches our risk management process in an intelligent manner based on the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:
•Value Preservation — recognizing and mitigating as much as possible the risk of potential for loss or harm to any element of our business.
•Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
We have a continuous, four-phase Enterprise Risk Management (ERM) process based on risk program development, risk assessment and prioritization, risk response, and risk validation and monitoring. We evaluate a broad range of operational, strategic, compliance, and reporting risks. Throughout the year, experts, leaders, and specialists across functions, geographies, and levels meet to identify, on a continual basis, the most pressing current and future potential risks we face. Individually and collectively, our senior leaders continually monitor, reassess, and validate risks and mitigation efforts throughout the year, including through regular meetings of our executive team. Led by experienced risk and compliance professionals from our Audit Management Services team, our senior leaders also meet quarterly to analyze, rank, and prioritize these potential risks along continuums of “likelihood” and “impact” and by “controllability.” These senior leaders and our Audit Management Services team develop plans and strategies to appropriately manage and mitigate these risks.

We present relevant ERM information, including the most significant risks identified in our ERM process, to relevant Board committees at each of their quarterly meetings. The Board reviews the same information at each of its meetings through reports from the Audit, Nominating and ESG, and Talent, Culture, and Compensation Committees about specific financial, talent/human capital, and governance risks and mitigation efforts in areas overseen by those committees. The Board also implements its risk oversight responsibilities by having management provide appropriate briefings and informational sessions on the significant risks that the Company faces. Directly and through its committees, the Board’s engagement with management includes broad strategic and operational discussions about interrelated risks, and more focused discussions about individual risks. For example, the Talent, Culture, and Compensation Committee, along with the Board’s independent directors, annually evaluates risks related to compensation of our executive officers and our incentive and equity compensation plans. The Audit Committee reviews the performance, responsibilities, budget and staffing of the internal audit department and the appointment, reassignment, or dismissal of the director of the Company’s internal audit function, ensuring that our risk management function is structurally independent of our operations.
Another important aspect of the Board’s risk management is proactive director education on the topics necessary to enable the Board to consider timely and salient issues and risks in our industry and business. The Board and its committees, coordinated by the NESG Committee, offer continuing director and executive education during portions of regular board and committee meetings and during select special meetings or outside events. Continuing education for our directors and executives helps these leaders keep abreast of our evolving products and services; significant risks and compliance issues; laws, regulations and requirements applicable to us; corporate governance best practices; and changes in the EMS industry.
This education program often takes the form of “white papers” and management- and third party-led presentations. Additionally, the Board and management collect and distribute additional relevant materials that cover timely subjects or topics, which a director can review before a meeting and ask questions about during the meeting. Continuing director education also involves directors’ attendance at director education seminars and programs sponsored by other organizations. We pay the cost for any director to attend outside director education seminars on topics relevant to their service as directors.
Board Risk Oversight Roles
Our Share Owners elect our Board to oversee management and to serve Share Owners’ long-term interests. While our executives are responsible for our day-to-day risk management process, the Board has ultimate responsibility for our risk management oversight, shaping effective corporate governance, and setting the right tone for integrity, ethics, and culture based on our Guiding Principles, including matters around diversity, equity, inclusion, and belonging. As discussed above, our Board and its Committees work closely with management to provide oversight, review, and counsel related to long-term strategy, risks, opportunities, and feedback we receive from our Share Owners. In particular, the Board and its Committees oversee our corporate social responsibility/ESG efforts; work with management to align our goals with our long-term strategy; oversee cybersecurity and information security strategy, risk management, human capital management and CEO succession planning; establish accountability; oversee internal controls over financial reporting and external audit; and perform annual evaluations of themselves and our CEO.
We believe that our leadership structure promotes effective Board oversight of risk management because management provides the Board, directly and through its committees, the information necessary to appropriately monitor, evaluate, and assess our overall risk management. We have provided additional examples of risk oversight areas below.
Sustainability; Environmental, Health and Safety; and Social Responsibility Risk Oversight
ESG and sustainability governance starts with the Board’s robust oversight of our ESG and sustainability strategies. The Board leverages our governance structure to help ensure that we coordinate our ESG and sustainability efforts across our business. In fiscal year 2023, the Board created a dedicated committee, the Nominating and ESG (NESG) Committee, to assist it in identification of individuals qualified for Board and Board Committee service; overseeing and monitoring the Company’s goals, policies, procedures, initiatives, and disclosures related to sustainability and environmental, social, and governance (ESG) matters; and discharging its responsibilities in any related matters required by federal securities laws and/or the listing standards of any applicable national securities exchange. The NESG Committee has oversight of our Global Human Rights Policy and our Global Supply Chain Transparency Statement, which the Board reviews and approves annually.

The Board also receives assistance from our Talent, Culture, and Compensation Committee in specific ESG areas such as strategies, policies, and key metrics related to our talent and culture, including matters such as pay equity, diversity, inclusion, belonging, retention, employee health and safety programs, leadership development and succession, and the alignment with and advancement of the Company’s Guiding Principles. The Board looks to the expertise of its committees to provide additional strategic oversight in their areas of focus.
We refreshed all of our Board committee charters to provide further clarity on each committee’s roles and responsibilities, particularly around ESG oversight and to ensure coordinated coverage of ESG issues across the Board and committees. Although the Board as a whole has historically overseen the Company’s sustainability policies, the NESG Committee’s new charter now explicitly includes oversight of the Company’s ESG, climate change, and environmental policies, programs, goals, risks, and progress. These activities foster appropriate Board oversight of ESG matters.
Management’s leaders for sustainability, environmental, health and safety, and social responsibility report to the Board and to the NESG Committee on these matters, and these matters were discussed at each quarterly Board meeting in the last fiscal year. These discussions allow directors to continue to deepen their knowledge base on ESG topics relevant to Kimball Electronics. In addition to the regular ESG updates it reviews at each meeting, the Board held an additional, special deep-dive meeting during fiscal year 2023 on multiple ESG topics presented by management, external advisers, shareholder advisers, and ESG consultants. Topics included the evolving nature of stakeholder capitalism and interests from our multiple internal and external stakeholder groups, emerging proxy voting trends, and how material ESG topics inform our strategic priorities and reporting. The Board engaged in a dialogue to understand these different internal and external stakeholders’ perspectives on emerging ESG topics of relevance to companies like Kimball Electronics and to board oversight of these issues.
Also, the Talent, Culture, and Compensation Committee has incorporated ESG/sustainability in the fiscal year 2023 annual incentive framework for our CEO, our Chief Legal & Compliance Officer, and our Vice President, Human Resources to more directly link ESG risk and performance to the remuneration of the executives most responsible for them. See the section “Integration of ESG/sustainability performance objectives in the Personal Performance Incentive” in the Compensation Discussion & Analysis below for additional details.
Cybersecurity/Information Security Risk Oversight
Both the Board and the Audit Committee have oversight of risks related to information security, data protection, and cybersecurity. Cybersecurity protection is vital to maintaining our operations, and the trust of our business and supply chain partners, and of our Share Owners. We continue to secure our own manufacturing and information technology infrastructure; to train our employees throughout each year about malware, viruses, hacking, phishing, and other information security risks, including how to avoid and mitigate them; and to protect our sensitive data from failures, breaches, or cyber incidents. We maintain appropriate insurance policies to help address information security risks. To assist us in identifying and mitigating information security risks, we also maintain a corporate-wide ISO 27001-certified information security management system.
At each of their respective meetings, the Board and Audit Committee receive, and provide feedback on, reports on data protection and cybersecurity matters. Additionally, two regular Board meetings each year and each Audit Committee meeting include additional, in-depth technology and cybersecurity briefings from senior members of our information technology department, internal audit function, and legal department. The topics covered by these reports and briefings include risk management strategies, data protection, ongoing risk mitigation activities, cybersecurity strategy, governance structure, and the results of security breach simulations.
Oversight, Review, and Approval of Transactions with Related Persons
We are a global company with operations in the U.S. and several foreign countries. Every year, we spend hundreds of millions of dollars for goods and services purchased from third parties. Because of these wide-ranging activities, there may be transactions, business arrangements, or relationships with businesses and other organizations in which one of our Directors, Executive Officers, nominees for Director, or beneficial owners of 5% or more of our common stock or their immediate families, may also be a director, executive officer, owner, or investor, or have some other direct or indirect material interest (“related parties”). Related party transactions have the potential to create actual or perceived conflicts of interest between Kimball Electronics and our Directors, Executive Officers, nominees for Director, or beneficial owners of 5% or more of our common stock or their immediate families.

Accordingly, our Audit Committee has adopted a written policy governing the approval of related party transactions and the disclosure of such transactions when the amount involved exceeds $120,000 and a related party has a direct or indirect material interest. Any other circumstances that present potential conflicts of interest are to be reported to the Chairperson of the NESG Committee and/or Company’s Chief Compliance Officer, either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed by the Audit Committee and/or the NESG Committee, as appropriate, in consultation with the Board, and approved if in the best interests of our Share Owners to do so. In addition, on an annual basis, each Director and Executive Officer is obligated to complete Director and Officer and Related Party Questionnaires that require disclosure of any transactions with Kimball Electronics in which the Director or Executive Officer or any member of their immediate family has an interest.
There were no such related party transactions or conflicts reported during fiscal year 2023.
Our People are the Company: Human Capital Management
Our Purpose and Guiding Principles

We believe in creating quality for life. We believe our people are the company. We believe lasting relationships create our global success. We believe our people are our competitive edge for our service, quality, and value. Our people are the reason for our success.
We live by four Guiding Principles: customers, people, citizenship, and profits. We have a common understanding that our customer is our business, our people are the company, the environment is our home, and profits are the ultimate measure of our efficiency and effectiveness. We are relentlessly focused on achieving results based on service to our customer, developing our talent, and driving continuous improvement in all we do. Our unique company culture provides the intangible structure for our people to achieve our goals, within the context of their strengths, in order to build our success. Our Guiding Principles provide a foundation for our decisions, processes, and philosophies. To learn more about our Guiding Principles, visit our website at https://www.kimballelectronics.com/guiding-principles.
From improving our customer scorecards to enhancing our recycling programs, our employees truly impact our company and communities through their spirit of innovation, mutual trust, integrity, and egoless execution of our strategy. Together, we celebrate our successes, and we continuously improve by reflecting on our failures. We set the bar high, then provide the support, systems, and tools to enable our team members to exceed expectations of excellence.
We have lasting relationships with our people. They enhance our culture and create our success. Our people are the company.

Summary of Our Fiscal Year 2023 Highlights and Progress
In fiscal year 2023, we:
•Completed a seamless leadership transition from outgoing CEO and Chairman of the Board, Don Charron, to Ric Phillips, CEO, and Bob Phillippy, Chairperson of the Board.
•Formed our first Employee Resource Group (WISE: Women in STEM Empowerment) aimed at building allyship, mentorship, and sponsorship for women in science, technology, engineering and math at Kimball Electronics.
•Assessed performance and potential of over five hundred employees resulting from annual talent reviews giving visibility of aspirations, development needs and action planning for talent management five levels removed from the CEO.
•Deployed additional training functionality in Workday, our Human Resources Information System, increasing access to a variety of types of learning content while streamlining and automating training administration.
•Joined the Manufacturers’ Alliance’s Diversity, Equity and Inclusion Council as a founding member.

Succession Management and Talent Risk Oversight
One of our Board’s principal duties is to manage our human capital strategies and policies, including reviewing management succession planning for the development, retention, and replacement of executive officers, including the CEO. Its responsibilities specifically include overseeing and monitoring the Company’s policies on growth and development, diversity, equity, inclusion, and belonging; and total rewards through compensation and benefits.
The Board reviews its management succession and retention plans annually. Additionally, the Board oversees the risks and exposures associated with management succession planning. Our Board believes that the directors and executive officers should collaborate on succession planning and that the entire Board should be involved in the critical aspects of the management succession planning process, including establishing selection criteria that reflect our business strategies, identifying and developing internal candidates to ensure the continuity and enhancement of our culture, and making key management succession decisions.
The Board and the Talent, Culture, and Compensation Committee discuss management succession in regular meetings and in executive sessions throughout the year as appropriate. Directors can become familiar with potential successors for key management positions through various means, including regular organizational strategy and talent reviews, presentations to the Board, and informal meetings.
The Board and management have made attracting, developing, and retaining the best people globally central to our strategy because our people are crucial to our long-term, global success. We are focused on attracting, developing, and retaining best-in-class teams and continuing to build an inclusive culture.

Growth and Development
We have worked to build vitality and visibility in our talent pipeline. We work to develop talent to support our continued growth in our core competency of producing durable electronics that extends to contract manufacturing services for non-electronic components, medical disposables, drug delivery solutions, precision molded plastics, and production automation, test, and inspection equipment. We continue to emphasize human-centered and purpose-driven philosophies and methodologies to create a workplace where our people can be the best version of themselves so that we execute our business strategies and create impactful careers. We continue to mature as a company by creating talent, systems, and new organization structures to coordinate priorities and enhance collaboration.
We leverage the talent we bring into our organization through our future-focused, individualized performance management practices. Our people deserve more than a rating, so we empower them to own and drive their personal and professional development within the context of our overall business plan so that real needs, not rules, are met. We use accomplishments, aspirations, and challenges to qualitatively determine development needs. Our leaders are coaches who model our values, align expectations, and adapt to our people’s needs. With a commitment to the role they play in our success, our people make our Company whole.
We deeply care for our people, want to protect what is good about our culture, and are continuously improving the sense of importance and urgency around people development. We use a well-respected, evidence-based behavioral assessment tool known as the Predictive Index as a key data source about our leaders’ natural behavioral drives. We complement this evidence with managers’ observations of their people’s aspirations, motivations, cognitive agility, and job performance in order to gain insights to development gaps and impactful action planning. We augment these conversations with recently implemented and deployed performance and succession management modules in Workday, our Human Resources Information System.
Our Leadership Development strategy is to prepare our leaders by utilizing a structured, high-impact, culturally congruent program based on our Leading, the Kimball Way capabilities:

•Be a catalyst for growth
•Have an enterprise mindset
•Show courage
•Build followership
•Cultivate talent
The design of our Leading, the Kimball Way journey is grounded in research about effective behavior change and leadership development. We started the journey by focusing on leading selves before transitioning to leading teams, and, finally, leading at the enterprise. On this leadership development journey, we continue to build capabilities of advocacy and inquiry in our leaders, especially as it relates to leading others. Our growth and development efforts aim to close identified gaps in leadership capabilities required to execute our business strategy by designing leadership development that leverages face-to-face education, virtual learning, peer learning, mentoring, and developmental feedback.
We train employees annually and through targeted, supplemental sessions throughout the year on our Code of Conduct, which outlines our human rights, labor regulations, and anti-discrimination practices. We strive to have all our employees worldwide complete discrimination and harassment training on an annual basis, and we audit our compliance with this goal. Our annual core compliance curriculum also includes courses on Foreign Corrupt Practices Act (FCPA), business ethics and essentials, and information security. We do not tolerate discrimination and harassment in our workplaces. As part of monitoring our compliance with our Guiding Principles and Code of Conduct, we continue to prioritize responding to and remedying hotline reports, addressing a variety of issues through guidance, review, and/or investigation. To make them more accessible and easily understood, we have translated both the Guiding Principles and Code of Conduct into eight languages for employees in each of the countries in which we operate.
At Kimball Electronics, we believe our organizational structure, information systems, and personal skills development maximize our people’s flexibility to respond to our customers on their terms. We are realizing the positive effects of the time, energy, and attention our leaders are devoting to our People Strategy.

Diversity, Equity, Inclusion, and Belonging
Our worldwide workforce includes approximately 7,900 people: approximately 1,300 employees in the United States and approximately 6,600 located across Europe, Asia, and Latin America. As our Guiding Principles say, we want employees to share in their company's success, both financially and through personal growth and fulfillment. Our people have built Kimball on the tradition of pride in craftsmanship, mutual trust, personal integrity, respect for dignity of the individual, a spirit of cooperation, and a sense of family and good humor. We seek to enhance this culture as we grow, and we seek a diversified group of employees who can be committed to preserving and enhancing our values.
We value and work to promote a diverse, equitable, and inclusive work environment. In FY23, we advanced on our Diversity, Equity, Inclusion, and Belonging journey by formalizing our definitions, data, and structures to do the right thing, remain the employer of choice, and increase our employees’ sense of belonging. We are committed to holding ourselves accountable, to taking action to continuously improve our policies and practices, and to upholding the principles that encompass diversity, inclusion, equity, and belonging as outlined in our DEI&B statement. Our strategy is to achieve excellence in customer service, employee relations, and business objectives through creativity, responsiveness, and innovation resulting in increased well-being, a sense of belonging, and meaningful work for our employees. We actively promote DEI&B, and incorporate DEI&B into our culture, values, and strategies. To identify opportunities to improve our recruiting efforts and enhance the inclusiveness of our workplace culture, we collect and regularly review with our leadership team various diversity statistics related to gender, ethnicity, age, military service, disability, and other attributes. We also provide an annual report on the diversity of our employees to the Board of Directors.

At Kimball Electronics, we define Diversity, Equity, Inclusion, and Belonging as:

DIVERSITY	EQUITY	INCLUSION	BELONGING
These are the facts that illustrate the mix of human differences and similarities in our workplace and our communities in which we live and work.	Is the process and promise that each employee has fair, impartial and equal access to opportunities and advancement within the organization regardless of their diversity demographics.	Behaviors that unlock the power of a diverse organization by ensuring individuals can bring their whole selves to work and diverse skillsets, mindsets, and experiences are valued.	Emotions that result from the behaviors, processes and representation when perspectives, experiences, and differences are valued resulting in meaningful connection.
We continue to execute on our commitment to diversity, equity, inclusion, and belonging by striving toward the corporate goals we outline in our Global Human Rights Policy on our website, including by increasing representation of underrepresented groups in the technology and manufacturing industries (Women, Black, Latino/a, Asian, Indigenous, Multiracial, LGBTQ, People with Disabilities, and Veterans) globally at the executive and senior management levels. Our diversity initiatives, overseen by management and our Board include targeted recruitment initiatives aimed at these underrepresented groups; training and guidance regarding diversity; and performing diversity reviews at different management levels and facilities within the company. In addition, after creating our first Employee Resource Group during fiscal year 2023, we now have three Employee Resource Groups that offer allyship, mentorship, and sponsorship programs and opportunities for underrepresented groups, including women, LGBTQ employees, and veterans. We actively encourage and support our employees to create these resource groups and provide dedicated funding for their activities.
We know our strength as an employer of choice is in a diverse and equitable talent pipeline, so we use an evidence-based approach to focus our efforts on the attraction, retention, and promotion of the most qualified individuals. We actively seek highly qualified, diverse candidates (including diversity of experience and expertise) for consideration when we make recruitment and hiring decisions. We also:
•Implement various software tools and platforms to increase inclusive language within our job postings, marketing pieces, and total rewards branding to increase diversity in candidate pools and to access passive candidates resulting in more diverse candidate slates; and
•Hold leadership accountable for diversity, equity, inclusion, and belonging outcomes.
These initiatives ensure that our leadership will reflect our organization and the communities in which we operate.
We are proud of our diversity: in the U.S., more than half of our workforce and executive management team is made up of underrepresented groups in the technology and manufacturing industries that we describe above. We have long benefited from gender diversity on our Board, and women contribute to our business at the highest levels of senior leadership. In fact, each year since we became a public company in 2014, we have been recognized by 50/50 Women on Boards for having a Board comprised at least 20% of women. Three of our Independent Directors are female along with 50% of our executive management team and 33% of all management. Our global workforce is approximately 52% female.
We utilize contingent workers (including temporary workers and those employed by agencies or as independent contractors) to augment staffing during peak business cycles and to fill certain open positions on a temporary basis when appropriate. However, our strategy is to limit the use of contingent labor and to convert contingent labor to regular employment. As of the end of FY23, we had 10 contingent workers in the United States, four of whom were female.

Below is a table of the gender breakdown by management level of our global workforce for FY23. Our Executive Officers include the CEO and the CEO’s direct reports; the Extended Leadership Team includes critical leaders in the organization at the director, senior director and vice president levels; individual contributors are employees who do not have supervisory responsibilities.
In the United States, 12% of our workforce is racially diverse and 10% is ethnically diverse. Further, 4% of our US workforce self identifies as having a disability and 5% identify as a veteran. To support our DEI&B objectives, we have an enterprise-wide target and expectation that 100% of the candidate slates for Board of Directors, executive, and director-level employee positions include candidates from underrepresented groups. In FY23, hiring and promotion were additive to our African American and Hispanic populations in our United States workforce.

Total Rewards: Compensation and Benefits
The Kimball Electronics Total Rewards philosophy is built on the foundation of our Guiding Principles; specifically, we want employees to share in their company’s success, both financially and through personal growth and fulfillment. We expect and reward excellent performance of our teams around the globe. Our variable compensation structure allows flexibility in response to workforce fluctuations in addition to providing an incentive for our employees to earn incremental compensation dependent on roles, responsibilities, and results.
Our compensation philosophy is to link potential and personal performance to base pay, and variable incentive pay to financial results and operational metrics. This philosophy is a core element of our Company’s culture. Under this philosophy, we link base pay to performance, effort, market, and local demand. Increases in compensation are based on continuous improvement and career development. We link the variable incentive portion of our pay to financial results and operational metrics for each of our locations and across our enterprise. We believe these incentives drive collaboration, cooperation, personal development, and continuous improvement that help us attain our financial and operational metrics within our priorities of focus.
To support the long-term financial health of our workforce beyond their cash compensation, we also made enhancements to our retirement benefit for our U.S. employees. In the past year, we added a company match for our retirement plan participants, updated our graded vesting practice to immediate vesting, and increased the profit-sharing contribution we make to all participant accounts. These plan enhancements complement long-standing features of our plan including auto-enrollment in target date funds and annual automatic increases in deferral rates. Our best-in-class plan design results in consistent participant and plan health metrics at or above the benchmarks from our plan administrator, Vanguard. Currently, almost 90% of our eligible employees participate in our 401k plan. This benefit supports our Guiding Principles that we want employees to share in their company's success, and that we embrace the attitudes of personal autonomy and empowerment.
To attract talent to execute our business goals, we conduct regular market studies in all the locations where we operate around the world. The total rewards package that we offer our employees in addition to their cash compensation supports their financial health and personal wellness. However, deciding on an appropriate market value for the total rewards package can be complex and requires adequate data and informed judgment so that each global location’s benefits package is relevant and responsive to the local market. Accordingly, in fiscal year 2023, we launched a global benefits consolidation initiative with our benefits broker to gain insights and leverage our global scale to obtain the most competitive and comprehensive benefits packages for our employees around the world. With this project, we have been able to increase the quality and quantity of our benefits offered locally while maintaining cost effectiveness globally. In order to increase transparency for our employees into the value of their total rewards package, we deployed total rewards statements in our human resources information system. This self-service feature outlines for each individual employee the monetary value of their benefit elections, since those elections, and the resulting company contributions toward them, complement cash compensation. This feature provides a comprehensive view of the entire total rewards package each employee earns at our company. One of our People Guiding Principles is importance of open, non-defensive communication, and these improvements to our benefit programs and how we communicate them to employees support this principle.

Health and Safety
Our priority has always been the health and safety of our employees. Our Safety Management System, programs, employee involvement, and training make us a safer place to work. Our goal is zero injuries, period. 100% of our employees in our global manufacturing facilities are covered by ISO 14001-certified systems, and approximately 94% of employees at Kimball Electronics manufacturing facilities are covered by ISO 45001-certified systems. We are organized so that each facility location has safety, environmental, and facility (SEF) personnel from the workforce and leadership who are responsible for implementation of best-in-class safety practices. Our practices focus on our employee health, security, and emergency response and help us integrate a culture of safety and emergency preparedness, and it shows in our results.
Qualitatively, we work for continual improvement as we proactively reduce occupational injury and illness risks or hazards while promoting the health and well-being of our employees and our stakeholders. Our quantitative target is to maintain a total recordable incident rate globally that is less than half of the U.S. Department of Labor’s Bureau of Labor Statistics (BLS) Survey of Occupational Injuries and Illnesses for our industry. In 2021, the most recent data available from the BLS Survey, the total recordable incident rate for the “Printed circuit assembly (electronic assembly) manufacturing” industry was 1.0. Our stakeholder-focused, risk-based approach to continuous monitoring of employee health and safety has led to rates well below those of both our industry and our quantitative target.

Safety Metric (1)	2023	2022	2021	2020
Total Recordable Incident Rate	0.19	0.26	0.27	0.47
Lost Time Injury Rate (LTIR)	0.05	0.06 (2)	N/A	N/A
Near Miss Injury Rate	0.98	1.34 (2)	N/A	N/A
Workplace Fatalities	0	0	0	0
(1) Incident rates are defined as the number of work-related injuries or illnesses serious enough to require treatment beyond first aid. Lost time injury rates are defined as a work-related injuries or illnesses resulting in time away from work. Near miss injury rates are defined as the number of incidents in which no personal injury occurred but could have but for a slight circumstantial shift. All rates are per 200,000 hours worked. Our case rates include all of our operations, employees, and contingent workers globally. None of our contingent staff were injured in 2023.
(2) Represents calendar year 2022 data. We first began tracking global aggregate statistics based on BLS definitions in these metrics in January 2022.
Each year, we strive to improve our safety metrics and maintain rates well below our industry’s average by ensuring regular communication and sharing of best practices among our SEF personnel through twice-monthly teleconferences and an annual face-to-face meeting that we hold at one of our global facilities. We conduct regular assessments to ensure that all facilities comply with our safety, environmental, and facility company standards and other applicable regulations. As our Guiding Principles remind us, offering ideas for improvements and new products is an opportunity we all share, and a responsibility we must all accept. We continue to promote and reinforce an entrepreneurial spirit — a conviction that growth and continuous improvement is everyone’s job.

Stakeholder Engagement and Philanthropy
Our Board and management team engage on a year-round basis with a range of stakeholders, including not only our Share Owners, but also our workforce, our vendors, our customers, and our communities. Our engagement program includes maintaining formal global councils and task forces within our Company on subject matters including human resources and employee engagement; COVID-19; safety, environmental, and facilities (SEF); enterprise information security and cybersecurity; materials management; supplier quality; quality systems; digital processes; community engagement/outreach; and business planning. Each of our councils and task forces holds regular meetings either monthly or quarterly, throughout the year, and additionally as warranted, to collaborate and engage with their own internal and external stakeholders. They each report back to our executive team and our Board. Our global councils provide us a system to consult and engage with our internal and external stakeholders formally and to offer them ongoing opportunities to provide feedback in support of our sustainable growth.

We have increased our focus on sustainability in many different ways, big and small. We are publishing disclosures that comply with the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) frameworks and highlighting our alignment with the UN Sustainable Development Goals and the UN Global Compact. We joined the Responsible Minerals Initiative. We worked closely with the Indiana Partners for Pollution Prevention and the Indiana Environmental Stewardship Program. Our legal department formalized its pro bono program, enabling both non-lawyers and lawyers to give back to the community in a substantive and charitable way while creating opportunities for employees to work on new legal issues. All of these steps help us meet our stakeholder needs, regulatory requirements, and Diversity, Equity, Inclusion, and Belonging (“DEI&B”) goals; contribute to the prosperity and quality of life of our global community; and deliver long-term, sustainable profits for our Share Owners.
One of our Guiding Principles is to strive to help our communities be great places to live. We live this Guiding Principle and further the goals of our Policy on Philanthropic Donations and Non-Commercial Sponsorships when we contribute and encourage our employees to contribute to our local communities. As we discussed in our calendar year 2022 ESG report, we have donated more treasure, time, and talent to help others than ever before—not only in the communities where we have operations, but also beyond where our buildings exist by helping worthy causes worldwide. In calendar year 2022, we donated $333,865 worth of treasure, time, and talent (including 1,619 hours of paid employee time) and we strive to donate up to 1% of our net income to worthy causes annually. For more information on our efforts, please see our latest ESG Report at www.kimballelectronics.com/esg.

Measuring How We Live Up to Our Guiding Principles
We work hard to mitigate turnover risk by consistently and formally surveying our workforce, including all full- and part-time employees. We survey every employee each year about how well we are living up to our People Guiding Principles by asking them to anonymously rate us on a scale from 1 (low) to 10 (high). The survey results continue to show that the vast majority of our employees would recommend KE to friends and family as a strong employer with which to seek a career. We have exceeded our target scores for the last nine years by earning over an 8.0 out of 10.0 overall rating on our ultimate Guiding Principles measure.

Upon completion of this survey every year, each local management team receives qualitative and quantitative feedback and is responsible for crafting improvement plans based on our people’s inputs. Also, we use the Predictive Index and EOi tools to encourage building teams with diverse thoughts, tendencies, and expertise to strengthen outcome execution. We aim to assess our vendors, suppliers, and third-party partners to facilitate decision making about our own supply chain, prioritizing those suppliers who mirror our own Guiding Principles and inclusion beliefs.

PROPOSAL 2: APPROVAL OF THE KIMBALL ELECTRONICS, INC. 2023 EQUITY INCENTIVE PLAN
On September 20, 2023, on the recommendation of our Talent, Culture, and Compensation (TCC) Committee, our Board adopted the Kimball Electronics, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), subject to Share Owner approval at the Annual Meeting. The 2023 Plan will supersede our 2014 Stock Option and Incentive Plan (the “2014 Plan”) if it is approved by our Share Owners.
We provide equity compensation as an incentive to increase long-term Share Owner value. We currently provide equity compensation to our employees and directors under the 2014 Stock Plan. If the 2023 Plan is approved, all of our employee, consultants, and directors, where legally allowed, will be eligible to receive equity award grants under the 2023 Plan.
Background and Purposes of the 2023 Plan
The purposes of the 2023 Plan are to attract and retain the types of Employees who will contribute to our long range success; (b) provide incentives that align the interests of employees, consultants, and directors with those of our Share Owners; (c) to develop in Employees a sense of proprietorship and personal involvement in our development and financial success; and (d) to encourage Employees to devote their best efforts to our business, thereby advancing interests of the Company and its Share Owners. We believe that equity incentive awards should be a key part of compensation for employees, consultants, and directors, that equity awards encourage employees, consultants, and directors to operate our business with a focus on the drivers of long-term Share Owner value, and that equity awards enable us to compete effectively for the best talent in our industry.
We are asking you to approve the 2023 Plan to allow for the grant of equity incentive awards to our employees, consultants, and directors and to approve two (2) million shares as the maximum number of shares of Common Stock that may be issued under the 2023 Plan, which will also be the maximum number of shares that may be issued pursuant to incentive stock options, in all cases subject to adjustment upon certain changes in our capitalization.
As further described below, we are seeking your approval so that we can use the 2023 Plan as a mechanism to incentivize employee, consultant, and director performance, recruiting, and retention goals. As part of the Board’s determination to approve the maximum share reserve under the 2023 Plan, the Board considered: (1) projected future equity needs based on past and expected equity grant practices, participants, burn rate, and equity overhang, (2) advice from the TCC Committee’s independent compensation consultant, Aon Human Capital Solutions, a division of Aon plc (“Aon”). See “Stock Subject to the 2023 Plan” in this proposal for more information relating to the maximum amount of stock subject to the 2023 Plan.
Our 2014 Plan will expire on October 3, 2024, unless terminated earlier by Share Owners’ approval of the 2023 Plan. If Share Owners do not approve the 2023 Plan, it will severely diminish the viability of this important incentive compensation program and we will no longer be able to issue equity awards to attract key talent or reward and retain critical people on our teams. We are asking Share Owners to approve the 2023 Plan and the maximum share reserve thereunder so that Kimball Electronics can continue to attract, retain and motivate the personnel who will help achieve our business objectives.
The following sets forth the number of shares authorized for future issuance along with the equity dilution represented by the shares available for future awards as a percentage of our common stock outstanding on the Record Date.
•Remaining Grants Under the 2014 Plan: Between September 28, 2023 and through and including November 17, 2023 (the date of the annual meeting of shareholders) no more than 2,385,599 shares may be granted pursuant to new awards under the 2014 Plan. We commit not to grant any more than 2,385,599 shares in aggregate between September 28, 2023 and through and including November 17, 2023 under the 2014 Plan.
•Following Approval of 2023 Plan: Upon Share Owner approval of the 2023 Plan, we will not grant any new awards under the 2014 Plan and the 2014 Plan will terminate although awards issued thereunder will remain outstanding and, if cancelled, may be reissued under the 2023 Plan in accordance with the 2023 Plan’s terms.

The table below reflects the shares available and outstanding under the 2014 Equity Compensation Plan and the 2023 Equity Compensation Plan (as proposed) as of September 11, 2023:

Equity Compensation Plans	Number of Securities Remaining Available for Future Issuance	Number of Outstanding Grants	Total Overhang
2014 Equity Compensation Plan	2,385,599	554,367	10.60%
2023 Equity Compensation Plan (as proposed)	2,000,000	—	7.46%
The Importance of the 2023 Plan for Kimball Electronics, our People, and our Share Owners
Your approval of the 2023 Plan and the continued ability to grant equity awards are critical to our sustained success. Equity compensation is essential to attracting and retaining talented personnel, keeping those critical team members motivated (particularly in our highly competitive industry), and aligning the interests of our directors, consultants, and employees with those of our Share Owners. If the 2023 Plan is not approved at the Annual Meeting, it would materially hamper our ability to attract, retain, and motivate the talent we need and could have an adverse effect on our performance. we believe that over time we would be at a significant competitive disadvantage due to reduced alignment between the interests of our teams with those of our Share Owners as well as the diminished power of retention provided by cash salaries relative to equity compensation. In recent years, our ability to offer competitive equity compensation packages was integral to hiring and retaining key performers who have been instrumental in achieving our recent success. We believe that equity compensation is a critical component of our compensation philosophy and critical to attracting and retaining highly skilled leaders, which in turn drives Share Owner value.
Equity compensation is a key component of compensation and our People Guiding Principle that we want employees to share in their company's success, both financially and through personal growth and fulfillment, and the same is generally true within the electronics manufacturing industry, where we generally compete for talent. Equity awards give our people the perspective of an owner with a stake in the success of Kimball Electronics. We believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding, and encouraging contributions from our people to our success. Furthermore, we believe that equity awards provide an additional retention tool. The 2023 Plan will allow Kimball Electronics the flexibility to adapt its equity compensation program to meet our needs in a rapidly evolving business environment.
Historical Award Information
Outstanding Awards and Share Pool Under All Equity Incentive Plans
The 2014 Plan is the only active equity incentive plan under which we currently grant incentive equity awards to our employees. The restricted stock and performance stock units (“PSUs”) that Kimball Electronics currently grants under the 2014 Plan ratably or cliff vest over three years. During fiscal years 2021, 2022 and 2023, PSUs made up a substantial majority of the annual equity awards granted to our 2014 Plan participants and are earned only if Kimball Electronics achieves specific levels of operating performance, as described in the Compensation Discussion & Analysis section below. Although Kimball Electronics has the ability to grant stock options to employees under the 2014 Plan, we have not done so.
Below is information regarding outstanding awards and the available share pool under the 2014 Plan in the aggregate as of September 11, 2023:

Equity Compensation Plans	Outstanding Restricted Shares	Outstanding Performance Shares	Outstanding Total Shareholder Return Shares	Number of Outstanding Grants	Number of Securities Remaining Available for Future Issuance
2014 Equity Compensation Plan	112,846	398,895	42,626	554,367	2,385,599
Alignment of Named Executive Officer Interests with Share Owner Interests
Equity awards represented approximately 54% of the total compensation of our NEOs on average in fiscal year 2023 as disclosed in the Summary Compensation Table. As discussed in the section entitled “Fiscal Year 2023 Long-Term (Equity) Incentives,” we awarded our NEOs 71% of the shares previously granted that vested during fiscal year 2023.

Dilution and Share Repurchase Programs and Policies
Dilution
Kimball Electronics recognizes the dilutive impact of our equity plans on our Share Owners and continuously strives to balance this concern with the multitude of benefits associated with providing equity compensation as well as the continuous competition for talent. In its determination to recommend the adoption of the 2023 Plan, the TCC Committee reviewed analyses of burn rate, outstanding awards, and awards available for grant, among others. The Board believes the potential dilution to Share Owners that is not mitigated by share repurchases is reasonable and sustainable relative to peer and market practices. Potential dilution to Share Owners is measured by two metrics: burn rate and equity overhang.
Burn Rate
Burn rate is calculated by dividing the total number of equity awards granted by the company in a fiscal year by the weighted average shares outstanding.

Fiscal Year	Full-Value Awards Granted	Weighted Average Shares Outstanding	Burn Rate
2023	398,016	24,904,000	1.60%
2022	296,662	25,115,000	1.18%
2021	250,837	25,088,000	1.00%
Equity Overhang
The Board, the TCC Committee, and our executive officers have worked to maintain a reasonable equity overhang amount. The impact of (a) active equity awards, plus shares available for grant under our active equity incentive plans, as a percentage of (b) Kimball Electronics’ Weighted Shares Outstanding during the period, which we refer to as “overhang,” provides a measure of future dilutive impact. The following table shows information regarding our overhang during our last three fiscal years:

Fiscal Year	Active Equity Awards	Shares Available for Grant under the 2014 Equity Incentive Plan	Weighted Average Shares Outstanding	Overhang
2023	478,492	2,509,042	24,904,000	12.00%
2022	493,391	2,683,906	25,115,000	12.65%
2021	438,221	2,894,349	25,088,000	13.28%
If Share Owners approve the 2023 Plan, our equity overhang will decrease by approximately 2%.
Share Repurchase Program
Independent of any other share repurchase programs that our Board may authorize, we maintain a policy authorized by the Board of repurchasing stock to offset dilution from the issuance of common stock under our plans over time as facts and circumstances warrant. We did not repurchase any shares in fiscal year 2023. We repurchased approximately $9.1 million of common stock in fiscal year 2022 and $3.0 million of common stock in fiscal year 2021 for this purpose. As of the Record Date, $11.2 million of common stock remained available for repurchase under a Board-authorized share repurchase program.
Equity Ownership Requirements for Directors and Executive Officers
The TCC Committee has established Share Ownership Guidelines for our directors, CEO, and executives reporting directly to the CEO. Please see “Share Ownership Guidelines” below for additional information regarding these requirements.
Independent Administration
The TCC Committee, whose members are each independent, non-employee directors, administers the 2014 Plan and will administer the 2023 Plan.

Description of the 2023 Plan
Overview
The 2023 Plan aims to reflect certain “best practices” that are consistent with the interests of our Share Owners and with our Corporate Governance Principles, including:
•No Evergreen Provision. There is no evergreen feature under which the shares authorized for issuance under the 2023 Plan may automatically be replenished.
•No Liberal Share Recycling. No shares used to pay the tax and/or exercise price of an Award, subject to a stock appreciation right and not issued on net settlement or net exercise of such award, or repurchased on the open market using proceeds from an award exercise, may be added back to the 2023 Plan for reissuance.
•Limits on Awards to Non-Employee Directors. The total cash and equity compensation granted to any non-employee director in any single fiscal year may not exceed $750,000 (based on the grant date fair value for financial reporting purposes).
•No Repricing Without Share Owner Approval. The 2023 Plan does not permit the direct or indirect repricing of outstanding stock options or stock appreciation rights without Share Owner approval.
•No Discounted Options or Stock Appreciation Rights. All options and stock appreciation rights must have an exercise or measurement price that is at least equal to the fair market value of the underlying Common Stock on the date of grant.
•No Reload Options or Stock Appreciation Rights. No options or stock appreciation rights granted under the 2023 Plan may contain a provision entitling the award holder to the automatic grant of additional options or stock appreciation rights in connection with any exercise of the original option or stock appreciation right.
•No Dividend Equivalents on Options or Stock Appreciation Rights. No options or stock appreciation rights granted under the 2023 Plan may provide for the payment or accrual of dividend equivalents.
•No Payment of Dividends and Dividend Equivalents on Unvested Equity Awards. Any dividends or dividend equivalents paid on restricted stock, restricted stock units, PSUs, or other equity awards are subject to the same restrictions on transfer and forfeitability as the underlying awards themselves.
•Minimum Vesting. Awards shall have a minimum vesting period of one year from the date of grant, subject only to a reservation of no more than five percent (5%) of the shares authorized for issuance under the 2023 Plan.
•“Dual Trigger” Acceleration of Awards upon a Change in Control. Awards will not accelerate on the occurrence of a change in control unless a second event occurs (the awards are not converted, assumed, or replaced by a comparable award or the participant is involuntarily terminated).
•Clawback. Awards under the 2023 Plan are subject to clawback to the extent permitted or required by applicable laws, Company policies, and/or the requirements of a stock exchange on which the shares are listed for trading.
The following paragraphs summarize principal provisions of the 2023 Plan. Capitalized terms not otherwise defined in this proxy statement have the same meanings as the capitalized terms in the 2023 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2023 Plan, which is attached as Appendix B.
Administration
The 2023 Plan may be administered by the Board, or a Committee appointed by the Board (the “Administrator”). Subject to the provisions of the 2023 Plan, the Administrator has the authority: (a) to construe and interpret the 2023 Plan and apply its provisions; (b) to promulgate, amend, and rescind rules and regulations relating to the administration of the 2023 Plan; (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the 2023 Plan; (d) to delegate its authority to Company officers for Awards that do not involve "insiders" within the meaning of Section 16 of the Exchange Act; (e) to determine when Awards are to be granted under the 2023 Plan and the applicable grant date; (f) to select, subject to the limitations set forth in the 2023 Plan, eligible Award recipients; (g) to determine the number of shares of Common Stock to be made subject to each Award; (h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option; (i) to prescribe the terms and conditions of each Award; (j) to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant; (k) to amend any outstanding Awards, subject to certain limitations; (l) to determine “Continuous Service” for purposes of the 2023 Plan; (m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (n) to interpret and administer the 2023 Plan related documents; and (o) to exercise necessary or advisable discretion for the administration of the 2023 Plan.
The Board has currently delegated authority to the TCC Committee to administer the 2014 Plan and will delegate the same authority to the Committee to administer the 2023 Plan.
Stock Subject to the 2023 Plan
We are asking Share Owners to approve the 2023 Plan for the grant of Awards to employees, consultants, and directors. If our Share Owners approve the 2023 Plan, the maximum number of shares of Common Stock that may be issued under the 2023 Plan, which will also be the maximum number of shares that may be issued pursuant to incentive stock options, will be two (2) million shares, in all cases subject to adjustment upon certain changes in our capitalization. In addition, the number of shares of Common Stock subject to awards granted under the 2014 Plan that (a) are outstanding as of the date of the 2023 Annual Meeting and (b) expire, terminate, or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase may be added back to the 2023 Plan for grants of any type of award other than incentive stock options. The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year shall not exceed a total value of seven hundred fifty thousand dollars ($750,000), calculating the value of any Awards based on the grant date fair value for financial reporting purposes.
If an Award expires or becomes unexercisable for any reason, the unpurchased or forfeited shares that were subject to the Award may be returned to the 2023 Plan (unless the 2023 Plan has terminated) and may become available for future grant. However, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. To the extent that any Award is settled in cash, no shares shall be counted against the 2023 Plan’s share reserve.
Awards
The 2023 Plan permits the grant of (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity Awards (each individually, an “Award”) to Employees, Consultants, and Directors, with time-based and/or performance-based vesting as determined, by the Committee.
Eligibility to Receive Awards
The 2023 Plan provides that non-qualified stock options, restricted stock, restricted stock units (“RSUs”), PSUs, and other awards may be granted to employees (currently approximately 40), consultants (currently none) and/or directors (currently seven non-employee directors), in each case, as determined by the administrator of the 2023 Plan. Incentive stock options may only be granted to employees.
Term
The 2023 Plan will expire on November 17, 2033 (the tenth anniversary of the date of the 2023 Annual Meeting).
Annual Director Limits
Under the 2023 Plan, no non-employee director may receive Awards and cash fees in the aggregate in any single fiscal year having a value that exceeds $750,000, calculating the value of any awards based on the grant date fair value for financial reporting purposes.

No Repricing Without Share Owner Approval
The 2023 Plan prohibits repricing of stock options, including by way of an exchange for Awards with a lower exercise price, a different type of Award, cash, or a combination thereof, without Share Owner approval.
Minimum Vesting of Awards
No Award shall vest, become exercisable, and/or begin cliff or grade vesting earlier than one (1) year after the Grant Date; provided however, that shares of Common Stock up to five percent (5%) of the authorized shares may be issued pursuant to Awards that do not meet such vesting requirements.
Terms and Conditions of Stock Options
Each stock option granted under the 2023 Plan will be evidenced by a written or electronic stock option agreement between the optionee and Kimball Electronics and be subject to the following terms and conditions:
•Exercise Price. The Administrator sets the exercise price of the shares subject to each stock option, provided that the exercise price cannot be less than 100% of the fair market value of our Common Stock on the stock option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Kimball Electronics or any of its subsidiaries (a “10% Stockholder”).
•Form of Consideration. The means of payment for shares issued upon exercise of a stock option is specified in each stock option agreement. Payment generally may be made by cash, check, other shares of Kimball Electronics common stock owned by the optionee, delivery of a properly executed notice with such other documentation as the Administrator and broker may require and the sale proceeds required to pay the exercise price, or by a combination of the foregoing.
•Exercise of the Stock Option. Each stock option agreement will specify the term of the stock option and the date the stock option is to become exercisable. No stock option granted under the 2023 Plan may be exercised more than ten (10) years after the date of grant. Incentive stock options granted to a 10% Stockholder will have a term of no more than five (5) years from the date of grant.
•Termination of Continuous Service. If an optionee’s Continuous Service terminates for any reason (other upon a Qualifying Termination), all vested stock options held by such optionee under the 2023 Plan expire upon the earlier of (i) three months following the termination, or (ii) the expiration date of the stock options; provided, however, that if the optionee was terminated for Cause, then all such options shall immediately terminate and cease to be exercisable.
•Qualifying Termination. If an optionee’s Continuous Service terminates as a result of death, Disability, or Retirement (a “Qualifying Termination,” as defined in the 2023 Plan), all vested stock options held by such optionee under the 2023 Plan expire upon the earlier of (i) twelve months after such Qualifying Termination, or (ii) the expiration date(s) of the stock options. In the case of an optionee’s death, the executor or other legal representative of an optionee may exercise all or part of the optionee’s stock options at any time before such expiration.
Terms and Conditions of Stock Appreciation Rights
Each Award of stock appreciation rights granted under the 2023 Plan will be evidenced by a written or electronic stock appreciation rights agreement between the participant and Kimball Electronics and be subject to the following terms and conditions:
•Rights. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an option granted under the 2023 Plan (“Related Rights”). Related Rights must be granted at the same time as any related incentive stock option and may be granted at or any time thereafter before the exercise or expiration of other options. No stock appreciation right may be exercised more than ten years after the date of the grant.
•Exercise and Exercise Price. The Administrator sets the exercise price of a Free Standing Right, provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the grant date. In addition, the exercise price of a Related Right shall be the same as the related option. Stock Appreciation Rights may be transferable and exercisable in the same manner as an option, except that a Stock Appreciation Right may only be exercised when the fair market value per share of common stock exceeds the exercise price thereof.

Terms and Conditions of Restricted Stock
Each Award of restricted stock granted under the 2023 Plan will be evidenced by a written or electronic restricted stock agreement between the participant and Kimball Electronics and be subject to the following terms and conditions:
•Vesting and Other Restrictions. In determining whether to make an Award of restricted stock, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate.
•Shareholder Rights. A holder of restricted stock will have the full voting rights of a holder of common stock, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to shares of common stock unless otherwise provided in the Award agreement. Any such dividends and distributions will be held by the Company for the holder’s account and be subject to the same vesting criteria as the shares of restricted stock upon which the dividends or distributions are paid.
•Qualifying Termination. If a participant’s Continuous Service terminates as a result of a Qualifying Termination, the participant will receive a pro-rated Award paid out in a lump sum as soon as administratively practicable following the Qualifying Termination.
Terms and Conditions of Restricted Stock Units
Each Award of RSUs granted under the 2023 Plan will be evidenced by a written or electronic RSU award agreement between the participant and Kimball Electronics and be subject to the following terms and conditions:
•Vesting and Other Restrictions. In determining whether to make an Award of RSUs, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate.
•Shareholder Rights. A holder of RSUs will not have shareholder rights unless and until the RSUs vest and shares of Common Stock are delivered to the RSU holder.
•Dividend Equivalents. Unless the Administrator determines otherwise, each Award of RSUs shall be credited with dividend equivalents. Such dividend equivalents shall be converted to cash or additional shares of Common Stock, or some combination thereof, by such formula and at such time and subject to such limitations as may be determined by the Administrator. Notwithstanding the foregoing, dividend equivalents shall accrue and only be paid to the extent the Award of RSUs becomes vested.
•Qualifying Termination. If a participant’s Continuous Service terminates as a result of a Qualifying Termination, the participant will receive a pro-rated Award paid out in a lump sum as soon as administratively practicable following the Qualifying Termination.
Terms and Conditions of Performance Share Awards
Each Award of Performance Shares granted under the 2023 Plan will be evidenced by a written or electronic award agreement between the participant and Kimball Electronics and be subject to the following terms and conditions:
•Vesting and Other Restrictions. In determining whether to make an Award of performance shares, and/or the appropriate vesting schedule for any such Award, the Administrator may set any Performance Goals permitted by the 2023 Plan and impose any conditions to vesting it deems appropriate.
•Earning Performance Shares. The number of performance shares in an Award that a participant earns will depend on the extent to which the Performance Goals established by the Administrator were attained within the applicable performance period, as the Administrator determines in its sole and absolute discretion.
•Qualifying Termination. If a participant’s Continuous Service terminates as a result of a Qualifying Termination, the participant will receive a pro-rated Award paid out at the same time and in the same manner as Awards are paid to other participants following the end of the applicable performance period.

Performance Goals
The Administrator, in its discretion, may make Performance Goals applicable to a participant with respect to an Award. As provided under the 2023 Plan, at the Administrator’s discretion, Performance Goals may be based on one or more of the following business criteria:
•net earnings or net income (before or after taxes);
•basic or diluted earnings per share (before or after taxes);
•net revenues or net revenue growth;
•gross revenue;
•gross profit or gross profit growth;
•net operating profit (before or after taxes);
•return on assets, capital, invested capital, equity or sales;
•cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
•earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);
•gross or operating margins;
•improvements in capital structure;
•budget and expense management;
•productivity ratios;
•economic value added (including, but not limited to, economic profit) or other value-added measurements;
•share price (including, but not limited to, growth measures and total shareholder return);
•expense targets;
•margins;
•operating efficiency;
•working capital targets;
•enterprise value;
•environmental, social, and governance targets;
•safety record; and
•completion of acquisitions or business expansion.
Such Performance Goals may relate to the performance of the Company as a whole, a business unit, division, department, individual, or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Administrator shall determine in its discretion. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
Terms and Conditions of Other Awards
Other cash-based, equity, or equity-related Awards (“Other Awards”) may be granted under the 2023 Plan in such amounts and on such terms as the Administrator shall determine. Each Other Award granted under the 2023 Plan will be evidenced by a written or electronic other award agreement between the participant and Kimball Electronics and be subject to the following terms and conditions:
•Vesting and Other Restrictions. In determining whether to make an Other Award, and/or the appropriate vesting schedule for any such Award, the Administrator may impose any conditions to vesting it deems appropriate.
•Shareholder Rights. An Other Award may involve the transfer of actual shares, either at the time of grant or thereafter, or payment in cash or otherwise. A holder of actual shares generally will have the full voting rights of a holder of common stock, unless determined otherwise by the Administrator. A holder of actual shares also generally will be entitled to receive all dividends and other distributions paid with respect to shares of common stock unless otherwise provided in the Other Award agreement. Such dividends and distributions are subject to the same vesting criteria as the shares upon which the dividends or distributions are paid. A holder of any other type of Other Award will not have shareholder rights unless and until such Award vests and shares of common stock are delivered to the holder of such Award.

Effect of Transfer of Employment, Approved Leave of Absence
If an Employee (a) is transferred from employment with the Company to an Affiliate, from an Affiliate to the Company, or between Affiliates, or (b) goes on a leave of absence approved by the Company if the Employee’s right to reemployment is guaranteed by law, contract, or policy, then no termination of Continuous Service under the 2023 Plan shall be deemed to result, except to the extent inconsistent with Section 409A of the Internal Revenue Code (IRC).
Non-Transferability of Awards
Except as required by law, a Participant cannot sell, transfer, pledge, encumber, or hypothecate any interest, benefit, playment, claim or right under the 2023 Plan, or make the same subject in any manner to any claims of any creditor of any Participant. The Committee may establish such procedures as it deems necessary for any Participant to transfer Awards for bona fide estate planning purposes to that Participant’s trust or other testamentary vehicle or to designate a beneficiary. No Award may be transferred for value.
Adjustments Upon Changes in Capitalization
In the event our capital stock is changed by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any Award, appropriate equitable adjustments or substitutions will be made in the number of shares subject to the 2023 Plan, the individual fiscal year limits applicable to Awards, the number of shares of common stock subject to any Award outstanding under the 2023 Plan, and the exercise price of any such outstanding option or stock appreciation right. Any such adjustment will be made by the Administrator, whose determination will be conclusive.
Change in Control
In the event of a change in control, and subject to restrictions on incentive stock options in applicable laws, where the Awards are not converted, assumed, or replaced by a comparable award, the Administrator may provide that such Awards become 100% vested and/or exercisable, that all forfeiture restrictions will lapse, and/or that such Awards shall terminate upon consummation of such change in control. If Awards are assumed or continued after a change in control, the Administrator may determine that any such Award shall become 100% vested and/or exercisable and that all forfeiture restrictions shall lapse upon an involuntary termination of Continuous Service during the 24-month period after the change in control.
Amendment, Suspensions, and Termination of the 2023 Plan
Kimball Electronics’ Board may at any time amend or terminate the 2023 Plan. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees, consultants, and directors with the maximum benefits provided or to be provided under the provisions of the IRC and its regulations and/or to bring the 2023 Plan and/or Awards granted under it into compliance therewith. However, to the extent necessary and desirable to comply with any applicable law, Kimball Electronics will obtain Share Owner approval of any amendment in such a manner and to such a degree as required. In addition, as noted above under the section entitled “No Repricing Without Share Owner Approval,” stock options and stock appreciation rights may not be repriced, directly or indirectly, without Share Owner approval.
Clawback/Recoupment
To the extent permitted or required by applicable laws, Company policies, and/or the requirements of a stock exchange on which the shares are listed for trading, in each case, as in effect from time to time, Kimball Electronics is entitled to cancel any Award, to require reimbursement of any Award, and to effect any other right of recoupment of equity or other compensation of whatever kind provided under the 2023 Plan. This right to clawback/recoupment is in addition to, and not in lieu of, any and all other rights of the Board and/or Company under applicable laws.
U.S. Federal Tax Aspects of the 2023 Plan
The following summary briefly describes U.S. federal income tax consequences associated with Awards granted under the 2023 Plan but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws or the tax consequences of a participant’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Award holders should consult with their own professional tax advisors concerning tax aspects of their Awards The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

Non-qualified Stock Options
No taxable income is recognized when a non-qualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of Common Stock will be taxed as capital gain or loss.
Incentive Stock Options
No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, if applicable). If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares of Common Stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of Common Stock on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be taxed as capital gain or loss.
Restricted Stock, Restricted Stock Units, Performance Shares
A participant generally will not have taxable income upon grant of restricted stock, RSUs, or Performance Shares. Instead, generally the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares on that date or the cash received, minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.
Other Awards
A participant who receives a cash-based award will realize compensation taxable as ordinary income in an amount equal to the cash paid at the time of such payment. Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and we generally will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income.
Section 409A
Section 409A of the IRC provides certain requirements for non-qualified deferred compensation arrangements regarding an individual’s deferral and distribution elections and distribution events. Awards granted under the 2023 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for Kimball Electronics
Kimball Electronics generally is entitled to a tax deduction for awards under the 2023 Plan in amounts equal to the ordinary income realized by participants at the time participants recognizes income (e.g., the exercise of a non-qualified stock option). Our ability to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the IRC. Section 162(m) limits our ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1.0 million.
New Plan Benefits
No awards have been granted, and no shares have been issued, under the 2023 Plan. The number of future Awards (if any) that a participant may receive under the 2023 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. As such, the future plan benefits, as well as information regarding the number of awards that may be received under the 2023 Plan in the future, have been omitted. However, the number of equity awards granted to each of our NEOs during the last fiscal year is set forth below under “Grants of Plan-Based Awards in Fiscal Year 2023” and the number of equity awards granted to each of our directors during the last fiscal year is set forth above under “Compensation of Directors.” The closing price for shares of common stock on the Record Date was $28.91.

Equity Compensation Plan Information
As of the Record Date, we had no outstanding options, warrants, or rights granted to employees or directors. The number of securities remaining available for future issuance under our equity compensation plans, as of June 30, 2023 is included in Dilution and Share Repurchase Programs and Policies above in this section.
Registration with the SEC
We intend to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the 2023 Plan.
Summary
We believe strongly that your approval of the 2023 Plan is important to our continued success. Awards such as those provided under the 2023 Plan are an important incentive in our Total Rewards philosophy and help us attract and retain high performing individuals.

The Board of Directors recommends that you vote “FOR” the approval of the Kimball Electronics, Inc. 2023 Equity Incentive Plan

PROPOSAL 3: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s financial statements for the fiscal year ended June 30, 2023. The Deloitte Entities have been our independent auditor since our spin-off in 2014. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm because the Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. As part of its engagement decision, the Committee determined there are significant benefits to having an independent auditor with an extensive history with the Company, including:
•Higher quality audit work due to the Deloitte Entities’ institutional knowledge of our global business, accounting policies and practices, and our internal control framework; and
•Operational efficiencies and resulting fee savings because of the Deloitte Entities’ history and familiarity with our business.
In addition to the reasons discussed above, the Committee selected Deloitte based on:
•Performance on past audits, including the expertise of the engagement team;
•Experience, client service, and responsiveness;
•Leadership, management structure, and ethical culture; and
•The amount of fees charged in relation to the scope of work performed.
Representatives of the Deloitte Entities will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	Deloitte Entities
	2023	2022
Audit Fees(a)	$1,282,592	$1,250,261
Audit-Related Fees(b)	6,407	9,075
Tax Fees(c)	37,071	50,500
All Other Fees(d)	1,895	—
Total	$1,327,965	$1,309,836
(a)Audit fees include fees and out of pocket expenses paid or expected to be paid for the audit of the annual financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year.
(b)Audit-related fees consist primarily of fees paid or expected to be paid for an income tax benefit compliance audit.
(c)Tax Fees consist of fees paid or expected to be paid for tax compliance and related tax services.
(d)All Other Fees consist of fees paid for an accounting research tool.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm that complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this process and has determined that such services are compatible.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2023, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The Nasdaq Stock Market LLC and the Securities and Exchange Commission (“SEC”) and are considered audit committee financial experts under SEC rules.
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2023 financial statements, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and a letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the audits of the Company’s consolidated financial statements and the overall quality of the Company’s financial reporting.
It is not the duty of the Audit Committee to perform audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Deloitte. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte. Based on the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and Deloitte, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee
Gregory A. Thaxton (Chairperson)
Gregory J. Lampert
Tom G. Vadaketh
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2024.
Ratification is not required by law or our By-Laws. We are submitting the selection of the Deloitte Entities to our Share Owners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.

The Board of Directors recommends that you vote “FOR” ratification of the selection of the Deloitte Entities as the Company’s independent registered public accounting firm.

Information About Our Executive Team
Kimball Electronics’ executive officers as of the date of this Proxy Statement are: Richard D. Phillips, Chief Executive Officer; Adam M. Baumann, Chief Accounting Officer; Jana T. Croom, Chief Financial Officer; Jessica L. DeLorenzo, Vice President, Human Resources; Douglas A. Hass, Chief Legal & Compliance Officer, Secretary; Steven T. Korn, Chief Operating Officer; Kathy R. Thomson, Chief Commercial Officer; Christopher J. Thyen, Vice President, New Platforms, and Isabel S. Wells, Chief Information Officer.
Because Mr. Phillips is also a Director, we have included his biographical information in the section “Election of Directors.”

	Adam M. Baumann	Chief Accounting Officer

Mr. Baumann was appointed Chief Accounting Officer effective July 1, 2023. He joined Kimball Electronics in April 2019 as Assistant Corporate Controller, and served as our Corporate Controller since March 2021. Mr. Baumann was previously employed by Vectren Corporation from 2009 to 2019 and Ernst & Young, LLP from 2003 to 2009. Mr. Baumann’s previous roles with Vectren Corporation included Manager, External Reporting & Accounting Research and Manager, Regulatory Implementation & Analysis. Mr. Baumann graduated from Indiana University with a degree in Accounting and Finance and is a Certified Public Accountant.

Executive Officer since 2023

	Jana T. Croom	Chief Financial Officer

Ms. Croom was appointed Chief Financial Officer effective July 1, 2021. She joined Kimball Electronics in January 2021 in the role of Vice President, Finance. Prior to joining Kimball Electronics, she held the position of Vice President, Financial Planning and Analysis for NiSource Inc., one of the largest fully regulated utility companies in the United States, since August 2019. From 2012 through 2019, Ms. Croom held positions at NiSource including director roles in operations planning, state finance, and regulatory affairs. Ms. Croom has more than 20 years of experience in various areas of finance, is a graduate of the College of Wooster and earned a master’s degree in Business Administration from the Fisher College of Business at The Ohio State University.

Executive Officer since 2021

	Jessica L. DeLorenzo	Vice President, Human Resources

Ms. DeLorenzo was appointed Vice President, Human Resources in 2018. She provides Kimball Electronics with HR strategies to support people development, business growth, and continuous improvement aligned with our Guiding Principles and worldwide regulatory requirements. She is responsible for providing leadership to our global operations and HR Managers in the development and implementation of effective ‘Employer of Choice’ philosophies and execution of our talent management framework. Ms. DeLorenzo joined Kimball Electronics in 2015 in the position of Director, Organizational Development. Before joining Kimball Electronics, she held the position of Director, Student Services at Vincennes University from 2011 through 2015. Ms. DeLorenzo graduated from Rice University with a degree in Psychology and from Louisiana State University in Shreveport with a Master of Science in Human Services Administration.
Executive Officer since 2018

	Douglas A. Hass	Chief Legal & Compliance Officer, Secretary

Mr. Hass was appointed Chief Legal and Compliance Officer and Secretary effective January 1, 2022. He joined Kimball Electronics in August 2020 as Associate General Counsel and Assistant Secretary. Before joining Kimball Electronics, Mr. Hass served as General Counsel and Secretary of Lifeway Foods, a dairy company listed on Nasdaq, from 2016 through 2020, where he received First Chair’s prestigious Top General Counsel award in 2019. Mr. Hass has more than 25 years of legal, management, and operations experience, centered on technology-intensive telecommunication companies and electronics manufacturers. He is a Past Chair of the Association of Corporate Counsel’s Employment and Labor Law Network, a group of nearly 7,000 labor and employment attorneys worldwide. Mr. Hass holds a Juris Doctor, magna cum laude, from Indiana University Maurer School of Law in Bloomington, Indiana.

Executive Officer since 2022

	Steven T. Korn	Chief Operating Officer

Mr. Korn was appointed Chief Operating Officer effective July 1, 2023. Previously, he was our President, Global Electronics Manufacturing Services Operations since 2020. He joined Kimball Electronics in December of 2004, and served as our Vice President, North American Operations and Global Supply Chain from our spin-off in 2014 through 2020. He has over 30 years of EMS experience in Operations Management, Business Development, and Engineering Management. Mr. Korn graduated from South Dakota School of Mines and Technology with a degree in Mechanical Engineering.
Executive Officer since 2014

	Kathy R. Thomson	Chief Commercial Officer

Ms. Thomson was appointed Chief Commercial Officer effective July 1, 2023. Previously, she was Vice President, Global Business Development and Design Services since 2018. Prior to joining Kimball Electronics, Ms. Thomson held the position of Vice President of Business Development for Creation Technologies from 2012. She has more than 20 years of Electronics Manufacturing Services experience and has held positions of increasing responsibility with Creation Technologies and Plexus Corp. Ms. Thomson earned both her Bachelor of Arts in business administration and her MBA from Lakeland University.

Executive Officer since 2018

	Christopher J. Thyen	Vice President, New Platforms

Mr. Thyen was appointed our Vice President, New Platforms, in 2018. Prior to this role, he served as our Vice President, Global Business Development and Design Services since 2008. He has had a long and successful career with Kimball Electronics and Kimball International, our former parent, holding positions of increasing responsibility in operations and business development. Mr. Thyen holds a Bachelor of Science degree in mechanical engineering technology from Purdue University.
Executive Officer since 2014

	Isabel S. Wells	Chief Information Officer

Ms. Wells was appointed Chief Information Officer in April 2022. She has global responsibility for our information technology and computing systems. She leads global IT strategy and efforts in leveraging Industry 4.0 applications and analytics to drive operational performance improvements as part of Industry 4.0 and the digital transformation of manufacturing. Prior to joining Kimball Electronics, Ms. Wells was Vice President of Information Technology at Avery Dennison, a Fortune 500 materials science and manufacturing company, since 2019 where she was responsible for IT Strategy, Digital Innovation, and Portfolio Management, among other responsibilities. From 2011 through 2019, Ms. Wells held senior director roles at Avery Dennison in Enterprise IT Service Management and Enterprise IT Services. Ms. Wells holds a BSc in IT, Business Management, and Languages from the University of York, UK, and a certificate in Digital Leadership Acceleration from UC Berkeley.
Executive Officer since 2022

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components, and additional aspects of our fiscal year 2023 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for our named executive officers (“NEOs”) in fiscal year 2023 identified below.

Richard D. Phillips (1)	Chief Executive Officer
Jana T. Croom	Chief Financial Officer
Steven T. Korn	Chief Operating Officer
Kathy R. Thomson	Chief Commercial Officer
Christopher J. Thyen	Vice President, New Platforms
Donald D. Charron (2)	Former Chairman of the Board and Chief Executive Officer
(1)    Mr. Phillips was appointed Chief Executive Officer effective March 1, 2023.
(2)    Mr. Charron retired effective February 28, 2023. We have included Mr. Charron as a named executive officer as required by Item 402(a)(3)(iv).
The content of our CD&A is organized into four sections.
CD&A Table of Contents
I. Summary of Our Fiscal Year 2023 Performance and Executive Compensation Program
FY 2023 Select Business Highlights
Financial Results
•Net sales for fiscal year 2023 totaled $1,823.4 million; foreign currency had a 3% unfavorable impact on net sales.
•Operating income of $87.7 million, or 4.8% of net sales, an improvement compared to $52.5 million, or 3.9% of net sales, in fiscal 2022.
•Net income of $55.8 million, or $2.22 per diluted share, a significant increase compared to net income of $31.3 million, or $1.24 per diluted share, in fiscal 2022.
Leadership Transitions
On March 1, 2023, Bob Phillippy was appointed Chairperson of the Board and Ric Phillips was appointed Chief Executive Officer. They succeeded Don Charron, Chairman and Chief Executive Officer, who retired from the company effective February 28, 2023. As we disclosed in January 2023, Mr. Phillips joined the Company on the following compensation terms and conditions:
•a base salary of $850,000 (prorated for his start date in fiscal year 2023);
•participation in our profit sharing incentive bonus plan, at the category 0 participant level (subject to a minimum in fiscal year 2023 only equal to the greater of (i) 100% of his base salary or (ii) the Profit Sharing Bonus Plan Category 0 bonus, in either case prorated for his start date); and
•the following share awards under our 2014 Stock Option and Incentive Plan:
◦a $2.7 million share award, consisting of 80% of Performance Shares measured on the fiscal year 2023 to fiscal year 2025 performance cycle, with attainment determined as described in our proxy statement for the 2022 Annual Meeting of Share Owners, vesting after fiscal year 2025; and 20% Restricted Shares, incrementally vesting 1/3 each year after the grant date;
◦a $1 million equity sign-on inducement in Performance Shares, measured from Mr. Phillips’s start date for a period of three years, with attainment determined based on our total shareholder return during the performance cycle as compared to a group of peer companies determined by our Board of Directors, with a potential range of 0% - 100%.

On June 16, 2023, Steve Korn, who was serving as President, Global Electronics Manufacturing Services Operations, was appointed Chief Operating Officer; Kathy Thomson, who was serving as Vice President, Global Business Development and Design Services, was appointed Chief Commercial Officer; and Adam Baumann, who was serving as Corporate Controller, was appointed Chief Accounting Officer. All three appointments were effective July 1, 2023.
Key Aspects and Designs of the FY 2023 Executive Compensation Program
To achieve its executive compensation program objectives, The Talent, Culture, and Compensation Committee (the “Committee”) used the components of compensation set forth in the chart below for fiscal year 2023, including (i) an annual base salary, (ii) short-term cash incentives through our Profit Sharing Incentive Bonus Plan and a Personal Performance Incentive, and (iii) long-term equity incentive compensation awarded under our 2014 Stock Option and Incentive Plan (the “2014 Plan”). The Committee regularly reviews all components of the program to verify that each executive officer’s total compensation is consistent with its compensation philosophy and objectives and that the component mix and performance measures support the execution of our strategy.
A substantial portion of our target total direct compensation for our executives is variable: 82% for our CEO (18% Annual (Cash) Incentives, 64% Long-Term (Equity) Incentives) and 61% for our other NEOs (15% Annual (Cash) Incentives, 46% Long-Term (Equity) Incentives) in fiscal year 2023. Base salary is the only fixed component of direct compensation.

Component and Rationale	CEO (2) Proportion (1)	NEO (3) Proportion (1)	Performance Measure Components	Performance Period	Characteristics
Base Salary

Appropriate level of fixed compensation that will promote executive recruitment and retention and is reasonable and appropriate given the scope and complexity of each NEO’s role, their capabilities, and the prevailing market conditions for their services.
				Ongoing	Fixed cash
Annual (Cash) Incentives Variable pay to incentivize and recognize performance in areas of short-term strategic importance to link compensation with our financial success.			Worldwide Economic Profit Individual Goal Achievement	One Year	Performance-based cash
Long-Term (Equity) Incentives Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with Share Owners.			Three-year Profitability Attainment (operating income vs. strategic plan goals) Three-year Growth Attainment (Our 3-year Revenue CAGR vs. EMS industry 3-year Revenue CAGR)	Three Years	Cliff-vested performance shares (80%)
				Three Years	Incrementally vested restricted shares (20%)
(1) Proportion represents the base salary, target annual incentive award, and grant date fair market value of long-term incentive awards granted in fiscal year 2023 (with performance share grants measured at target). Does not include the CEO’s one-time sign-on inducement in fiscal year 2023 of 42,626 Performance Shares. Refer to the Summary Compensation Table for further details on actual compensation.

(2) Throughout this CD&A, reference to CEO and CEO compensation refer to Mr. Phillips. References to our “former CEO” refer to Mr. Charron.
(3) Represents the average of all NEOs active on June 30, 2023, other than the CEO. Percentages are rounded.

Base Salaries
The Committee approved the base salaries for our NEOs, which the Committee believes will promote executive recruitment and retention and are reasonable and appropriate given the scope and complexity of each NEO’s role, their respective capabilities, leadership, and performance, as well as the prevailing market conditions for their services. The Committee’s approval included increases in Ms. Thomson’s base salary of 9.5%, in Ms. Croom’s base salary of 8.7%, in Mr. Korn’s base salary of 8.1%, in Mr. Charron’s base salary of 3.6%, and in Mr. Thyen’s base salary of 2.8%, adjustments made to better align their salaries with the Committee’s consideration of the factors noted above.
Annual Cash Incentive Plans
NEOs have the opportunity to earn two different types of annual cash incentives.
First, like all full-time salaried employees at Kimball Electronics, our NEOs participate in our Profit Sharing Incentive Bonus Plan, which provides participants with an opportunity to receive a cash payment if we achieve certain profitability levels (tiers) for the fiscal year. The goal of the Profit Sharing Incentive Bonus Plan is to link compensation with the short-term financial success of the Company and Share Owner return. For executives, the economic profit is calculated at the Worldwide level. The Committee has set the target cash incentive for NEOs at 40% (100% for our CEO), which corresponds to profit tier 4 in the Profit Sharing Incentive Bonus Plan. We describe the profit tiers in detail in the Fiscal Year 2023 Annual (Cash) Incentives section below.
Second, the Committee reviewed individual personal performance bonus plan goals for each NEO for fiscal year 2023 based on their attainment of certain individual goals reviewed by the Committee (for the CEO) and in consultation with the CEO (for the other NEOs).
Our Worldwide economic profit in fiscal year 2023 was $18,254,000, which fell between profit tiers 3 and 4. Based on our Plan’s Cash Incentive Payout Matrix, our NEOs received an above-target payout of 50% (125% for our CEO, 50%+10% for our former CEO) of their fiscal year 2023 base salaries out of a maximum opportunity of 100% (200% for our CEO, 110% for our former CEO) of those base salaries.
For fiscal year 2023 only, the Committee’s offer of employment to Mr. Phillips provided him the opportunity to earn the greater of (i) 100% of his base salary or (ii) the Profit Sharing Bonus Plan Category 0 bonus, in either case prorated for his March 1, 2023 start date. Mr. Phillips earned 125%.
FY 2023 Long-Term Incentives
The Committee granted a combination of restricted shares and performance shares under the 2014 Stock Option and Incentive Plan (the “2014 Plan”) during fiscal year 2023, with 80% of the grants made in the form of performance shares. The Committee believes performance shares represent one of the most effective forms of stock incentive compensation available under the 2014 Plan because such shares tie compensation directly to our profitability and our performance relative to our industry. The Plan award formula, described in detail below, is a combination of the Company’s operating income for the applicable fiscal years and the Company’s revenue growth based on a comparison of its three-year annualized average rate of revenue growth (“Revenue CAGR”) to the Electronics Manufacturing Services (“EMS”) Industry’s Revenue CAGR.

The restricted shares vest (if at all) in annual installments over the succeeding three-year period. The performance share unit awards cliff vest (if at all) in three years, after fiscal year 2025. The Committee changed Plan performance share awards to a three-year cliff vesting period starting with fiscal year 2022 grants to reinforce the focus of our NEOs on our long-term success, and the resulting value it delivers to our Share Owners, by further aligning their personal financial success with that long-term success. To avoid a gap in vesting periods due to this change, in fiscal year 2022, the Committee also made bridge grants vesting after the fiscal year 2022 and fiscal year 2022-2023 performance periods. For the fiscal year 2023-2025 performance period grant, our NEOs are eligible to earn the following from performance share awards:
FY 2023 - FY 2025 Performance Share Opportunity (as % of Applicable Base Salary)

Named Executive Officer	FY 2023 Grant Threshold Level (1)	FY 2023 Grant Target Opportunity	FY 2023 Grant Maximum Opportunity
Richard D. Phillips	83%	276%	345%
Jana T. Croom	34%	112%	140%
Steven T. Korn	31%	104%	130%
Kathy R. Thomson	24%	80%	100%
Christopher J. Thyen	22%	74%	92%
Donald D. Charron	59%	198%	247%
(1)    The threshold is not a minimum amount payable or awardable. If the specified performance objectives are not met for the applicable performance period, no amount would be payable or awardable for that performance period.
2022 Say on Pay Vote
At our 2022 Annual Meeting, we held a non-binding, advisory Share Owner vote to approve the compensation paid to our NEOs, commonly referred to as a say on pay vote. Share Owners overwhelmingly supported our executive compensation program, as reflected in our 2022 say on pay vote, with over 99% of votes cast in favor of the proposal. The Committee and the Board determined that no changes needed to be made to our executive compensation policies and procedures solely because of the 2022 vote, and the Committee and the Board continued to apply the same general principles in determining the amounts and types of executive compensation for fiscal year 2023. Additionally, at our 2018 Annual Meeting, a majority of our Share Owners voted in favor of the non-binding, advisory vote on our executive compensation being held every year. Considering the preference of our Share Owners, the Board determined that this frequency was appropriate and was consistent with our approach to executive compensation. Accordingly, we are holding a non-binding, advisory vote on executive compensation at our 2023 Annual Meeting and will continue to do so in subsequent years.

II. Compensation Philosophy and Governance
Compensation Philosophy
Kimball Electronics applies a consistent philosophy to compensation for all employees, including management. We link annual base salary to performance, contribution, leadership, market, and demand for talent. The variable incentive portion of pay is linked to financial results and operational metrics. We believe it is important to have a significant portion of our variable compensation at risk for our salaried employees, especially our executive officers. This incentivized nature drives collaboration, cooperation, personal development, and continuous improvement to create long-term Share Owner value by:

Rewarding Performance	Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management effectiveness. All other elements of compensation focus on motivating the executive to grow sales, achieve superior financial results, and attain personal goals that are aligned to our strategic plan.

Aligning with Share Owners’ Interest	Our objective is to align the interests of the executives with our Share Owners by strongly linking both short-term and long-term compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Share Owner value.

Attracting, Motivating and Retaining Executive Talent	Our objective is to attract, motivate, and retain our executives by using key elements of compensation that provide better opportunity for financial rewards when compared to other similar professional opportunities.

Strengthening Collaboration	Our objective is to strengthen collaboration by allocating a portion of employees’ compensation as a variable incentive based on results achieved together as a team.
Compensation Program Governance: How We Make Compensation Decisions
The Committee, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering the Company’s executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee.
Key considerations affecting the determination of executive compensation include:

Responsibilities	The scope and breadth of the duties and level of responsibility undertaken.
Leadership	Demonstrated ability to lead an organization.
Performance	Consistent, sustained financial and operating performance.
Potential	Demonstrated capacity and aspiration to grow into more responsible leadership positions.
Execution of Strategy	Record of getting things done according to plans.
Personal Development	Demonstrated willingness to learn and grow professional and leadership skills.
Promotion of Company Culture and Values	Demonstrated commitment to modeling of our Mission and Guiding Principles and ethical behavior.
Company Results	Demonstrated teamwork and support of our goals and performance.
Market Reference	Comparison of executive compensation to industry or other relevant compensation data.
Retention	Compensation at sufficient levels to retain talented executives.

The Committee also regularly reviews principles of good governance and market pay best practices to monitor the Company’s compensation process to ensure alignment to creating Share Owner value. To that end, we are committed to maintaining the following best practices:

	What We Do		What We Don’t Do
✓	Promote a long-term focus through multi-year vesting and performance requirements.	✗	Apply rigid categorical methodologies or formulas in setting the components, level, and mix of executive compensation.
✓	Provide a long-term incentive program for executive officers comprised primarily of performance-based equity.	✗	Offer uncapped cash or equity incentive plans.
✓	Include minimum and maximum thresholds for long-term incentive payouts, so executive officers have both upside and downside opportunities.	✗	Enter into long-term employment agreements with executives.
✓	Maintain a robust director and executive stock ownership policy that helps align the interests of our Share Owners with our directors and executive officers.	✗	Provide “single trigger” change-in-control provisions.
✓	Require executives to retain 100% of all net shares (post-tax) that vest until achieving their stock ownership requirements.	✗	Offer tax gross ups on perquisites or severance for executives.
✓	Review the metrics for our cash and equity awards annually.	✗	Guarantee cash or equity bonuses or salary increases.
✓	Include a metric in our performance-based equity awards based on performance relative to our industry to reward significant positive outperformance.	✗	Allow any short sales, pledging, hedging, and trading in derivatives of our securities.
✓	Deliver short and long-term awards based on clear formulas.	✗	Maintain evergreen equity plans.
✓	Utilize a third-party compensation consultant to advise on market, peer, and best practices for executive compensation.	✗	Reprice or replace underwater equity awards.
✓	Maintain a strong clawback policy to ensure accountability.	✗	Issue equity awards at below-market exercise rates.
✓	Require a minimum one-year vesting period for performance shares and restricted stock granted under our stock plan.	✗	Pay dividends on unvested stock awards.
Role of the Talent, Culture, and Compensation Committee and of the CEO
The Committee sets the CEO’s compensation and approves the compensation of the other executive officers in consultation with the CEO, who directly supervises those executive officers throughout the year. The Committee gives significant consideration to the recommendation of the CEO, but the final compensation decisions affecting our executive officers are within the Committee’s purview. No other roles are taken by the executive officers in setting their compensation, except for discussion of their individual performance with the CEO and Vice President, Human Resources. The Committee uses competitive information as one of multiple reference points to inform its decisions about overall compensation opportunities and specific compensation elements, generally targeting at least the 25th percentile for total target direct compensation levels.
We set individual performance goals for each executive at the start of the fiscal year. In addition, we provide executives with feedback related to their leadership and results execution through the annual talent review and performance management process, which results in a personal development plan reviewed and approved by the CEO and Vice President, Human Resources.
Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our NEOs’ total compensation to variable, at-risk pay elements (performance-based STI and LTI awards). Our executive compensation program uses the same compensation components for each of our executives but assigns different pay levels due to differing market compensation levels for similar roles. Nonetheless, our compensation program is also designed with internal pay equity in mind so that compensation opportunities are similar for executives with comparable responsibilities, experience, and tenure.
Role of the Independent Compensation Consultant
During fiscal year 2023, the Committee used data from Aon, its third-party compensation consulting firm, in setting executive compensation. Aon was engaged directly by the Committee to advise on levels and components of executive compensation and peer incentive pay practices, and to consult on our peer group composition. The Committee also uses full market compensation studies provided by Aon. The data from Aon included information on base pay, stock awards, and other forms of compensation awarded at comparable companies. The Committee used this data and recommendations from management as a reference point when making compensation decisions during fiscal year 2023 to ensure that the types and amounts of executive compensation were reasonable and competitive.
Compensation-Related Actions for FY 2023 NEO Compensation
The Committee took the following actions on fiscal year 2023 NEO compensation during fiscal year 2023 and early fiscal year 2024:

March 2022	è	May 2022	è	July 2022	è	August 2022	è	June 2023	è	August 2023
Reviewed and approved revisions to peer group for fiscal year 2023.	Considered results of Share Owner advisory vote on our executive compensation (Say on Pay) from our annual meeting. Reviewed and approved NEO compensation levels for fiscal year 2023.	Approved fiscal year 2023 incentive bonus plan profit tiers.	Awarded long-term performance and restricted share opportunities for fiscal year 2023. Reviewed fiscal year 2023 individual personal performance bonus plan goals for NEOs.	Approved 2023 Kimball Electronics Equity Incentive Plan and recommended to the Board that it approve the plan and place it on the Annual Meeting agenda.	Certified fiscal year 2023 economic profit results resulting in approval of issuance of long-term performance shares and incentive bonus plan payments.

Approved 401(k) profit sharing contribution for all qualifying participants in plan.

Compensation Peer Groups and Peer Selection Process
For compensation planning purposes, the Committee, with input from management and Aon, has constructed a peer group to compare the compensation of our executive officers with that paid by other companies that are similar to us and that we believe compete with us for executive talent. For fiscal year 2023, we chose companies for the peer group using filtering criteria such as:
•Company size and performance (revenue, operating income, market capitalization, performance criteria);
•Companies identified as specific competitors for executive and critical talent;
•Geographic footprint;
•Industries served, primarily those in the electronic components and electronics manufacturing services industries;
•Organizational structure; and
•Companies identified by others as our competitors for executive talent.
The Committee conducts reviews of the peer group and selection criteria annually to ensure that both are appropriate.

Peer Group Used in Compensation Planning for Fiscal Year 2023

Company	Stock Symbol
Bel Fuse	BELFB
Benchmark Electronics, Inc.	BHE
Celestica	CLS
CTS Corporation	CTS
Daktronics	DAKT
Itron, Inc.	ITRI
Key Tronic	KTCC
Knowles Corp.	KN
Methode Electronics, Inc.	MEI
OSI Systems, Inc.	OSIS
Plexus Corp.	PLXS
Powell Industries	POWL
Preformed Line Products Company	PLPC
Triumph Group	TGI
TTM Technologies, Inc.	TTMI
Universal Electronics	UEIC

FY 2023 Peers (1)
($ Amounts in Millions)	Market Cap	Trailing 12 months Revenue
25th percentile	$326.5	$520.2
Median	$1,081.0	$1,171.9
75th percentile	$150.0	$2,021.1
Kimball Electronics	$492.9	$1,247.4
Rank	41%	65%
(1) Reflects financial data used by the Committee in March 2022 when selecting the FY23 Peer Group
III. Fiscal Year 2023 Named Executive Officer Compensation
We awarded our NEOs the following compensation in fiscal year 2023:
Fiscal Year 2023 Base Salary
The Committee set the base salaries after consideration of executive recruitment and retention, the scope and complexity of each NEO’s role, their capabilities, and the prevailing market conditions for their services and other subjective factors as noted above in this CD&A. The Committee reviewed and set the base salary for our CEO and made adjustments to the base salaries of our NEOs in consultation with the CEO. The Committee’s approval included increases in Ms. Thomson’s base salary of 9.5%, in Ms. Croom’s base salary of 8.7%, in Mr. Korn’s base salary of 8.1%, in Mr. Charron’s base salary of 3.6%, and in Mr. Thyen’s base salary of 2.8%, adjustments made to better align their salaries with the Committee’s consideration of the factors noted above.

Named Executive Officer	FY2022 Base Salary	FY2023 Base Salary	% Increase
Richard D. Phillips	(1)	$850,000	N/A
Jana T. Croom	$368,000	$400,000	8.7%
Steven T. Korn	$421,000	$455,000	8.1%
Kathy R. Thomson	$274,000	$300,000	9.5%
Christopher J. Thyen	$326,000	$335,000	2.8%
Donald D. Charron	$724,000	$750,000	3.6%
(1)     Mr. Phillips first became an NEO in Fiscal Year 2023.

Fiscal Year 2023 Annual (Cash) Incentives
Annual (Cash) Incentive Design
We provide annual incentive awards to our NEOs based on both financial performance and individual performance. Our annual incentive awards balance company financial performance with the individual performance of each of our NEOs. The Committee sets a target annual incentive value for each NEO, which is their base salary multiplied by a percentage that can range from 0% to 110% (210% for our CEO). We pay annual incentive awards based on these two factors:
1.Profit Sharing Incentive Bonus Plan. Our performance measured against pre-established financial goals, which can range from 0% to 100% (200% for our CEO) of base salary based on the achievement of Plan goals established by the Committee at the beginning of each fiscal year.
2.Personal Performance Incentive. The performance of the operations or functions under each NEO’s responsibility, which can range from 0% to 10% of base salary. The Committee applies a narrow range to the Personal Performance Incentive, which makes its impact on the total annual incentive payout significantly smaller than the Profit Sharing Incentive Bonus Plan. For our CEO, the Personal Performance Incentive includes the role that the CEO plays in achieving ESG objectives embedded in their fiscal year 2023 priorities.
Factor 1: Profit Sharing Incentive Bonus Plan
Our NEOs, like all full-time salaried employees at Kimball Electronics, are eligible to participate in the Profit Sharing Incentive Bonus Plan, which provides participants with an opportunity to receive a cash payment if we achieve certain profitability levels (tiers) for the fiscal year.
The goal of the Profit Sharing Incentive Bonus Plan is to link compensation with the long-term financial success of the Company and Share Owner return. A key aspect of the Plan to accomplish this goal includes the fact that substantially all full-time salaried employees participate in the same bonus plan, which puts all management employees in the same position to encourage growth of economic profit. Substantially all full-time salaried employees have some portion of their compensation “at-risk,” and the variable incentive portion of pay is linked to financial results. The variable incentive can represent a significant part of a Plan participant’s total compensation, thus putting more compensation at-risk and giving them greater incentive to improve economic profit and increase Share Owner value. The higher our economic profits, the more we share with Plan participants. This links directly to our corporate goal of providing exceptional long-term returns to our Share Owners and our Guiding Principle that we want employees to share in our success.
For each fiscal year, the Committee assigns a specific amount of economic profit to each tier. Economic profit is a non-GAAP financial measure equal to the amount of net income less the cost of capital. The cost of capital represents the economic cost of a reasonable return on capital that is used in the business. New capital expenditures are excluded in computing the cost of capital for an appropriate period of time (generally 3 years for major facility expansions and 12 months for all other) to encourage needed capital investments. We believe that economic profit provides additional perspective to stakeholders about our performance, and in particular the profits we generate over and above the cost of capital we use to do so.
The Profit Sharing Incentive Bonus Plan measures economic profit at two levels within the Company, with each level representing 50% of the bonus opportunity: (1) worldwide for Company-wide performance (“Worldwide”); and (2) at a business unit level for the performance of designated operations within the Company. For our NEOs, 100% of their Profit Sharing Incentive Bonus Plan opportunity is based on our economic profit at the Worldwide level to emphasize the importance of our leaders working together as a team to deliver profitable growth on an enterprise level.
The Profit Sharing Incentive Bonus Plan establishes potential cash incentive amounts as a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. The Plan also establishes different payout percentage ranges across nine participant categories, setting higher payout percentage ranges for participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. Category 0 (for our CEO) and category 1 participants, which include all of our other NEOs, have the greatest amount at risk; category 8 the lowest. As the achieved economic profit tier and a participant’s category move closer to 1, the participant’s bonus potential increases along with the amount of their total take-home pay that is variable or “at risk” based on our profitability. The Plan is designed to share significantly more bonus at world-class (tier 1) performance levels, though its economic profit thresholds also ensure that the amount of each dollar of profit that we share with participants is appropriately limited.

The Committee sets the economic profit tiers at the beginning of each year after considering many factors, including comparisons to the economic performance of the cumulative TSR reference group that we identify in our Form 10-K. For participants to earn target annual incentive compensation, we must earn not only net income but also an economic profit. This provides an important link to Share Owner value: our employees share in a portion of the value we create for Share Owners only when we create such value. Accordingly, the Committee sets the economic profit threshold for tier 4 so that economic profit is at or just above $0, the threshold for tier 6 so that net income is at or just above $0. The threshold for tier 3 is designed so that economic profit attainment between the tier 4 and tier 3 levels (our target for NEOs) approximates the median economic profitability performance of the cumulative TSR reference group.
Profit Sharing Incentive Bonus Plan Framework: Target Opportunities for NEOs
The following tables summarize the Profit Sharing Incentive Bonus Plan’s cash incentive payout percentages at each economic profit tier for the two relevant participant categories and the threshold, target, and maximum opportunities for each NEO:

Economic Profit	CEO	All other NEOs
Tiers	Category 0	Category 1
1	200%	100%
2	175%	80%
3	150%	60%
4	100%	40%
5	50%	20%
6	0%	0%

Named Executive Officer	FY 2023 Threshold Opportunity	FY 2023 Target Opportunity (as % of Applicable Base Salary)	FY 2023 Maximum Opportunity (as % of Applicable Base Salary)
Richard D. Phillips	0%	100%	200%
Jana T. Croom	0%	40%	100%
Steven T. Korn	0%	40%	100%
Kathy R. Thomson	0%	40%	100%
Christopher J. Thyen	0%	40%	100%
Donald D. Charron	0%	50%	110%
Achievement of a tier 1 incentive payout for NEOs is very difficult because the Profit Sharing Incentive Bonus Plan is designed to pay maximum cash incentives only if we achieve economic profitability near the top decile of the public companies in the cumulative TSR reference group that we identify in our Form 10-K. The Committee approves the economic profit tiers shortly after the commencement of each fiscal year, usually in late July or early August. The Committee does not have the authority to increase, but can decrease, the amount of any cash incentive for NEOs under the Profit Sharing Incentive Bonus Plan.

For fiscal year 2023, the Committee also established the following Worldwide economic profit thresholds for each tier for our NEOs (and all Plan participants):

Worldwide Economic Profit Tiers	Economic Profit Threshold (in thousands)	NEO (CEO) Bonus Payout as % of Base Salary
1	73,178	100% (200%)
2	53,724	80% (175%)
3	31,782	60% (150%)
4	4,856	40% (100%)
5	(10,763)	20% (50%)
6	(48,417)	0%

Cash incentives earned under the Profit Sharing Incentive Bonus Plan for a particular fiscal year are accrued throughout the fiscal year, and earned and paid after the end of the fiscal year, unless local country requirements dictate otherwise. In the United States, annual incentives are earned and payable in August after the end of the fiscal year. This schedule varies in our global locations based on local pay practices and regulations.
Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a benefit plan, participants must be actively employed on each payment date to be eligible to earn and receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement or benefit plan, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2½ months after the end of our fiscal year.
Factor 2: Personal Performance Incentive
Consistent with our pay-for-performance philosophy, in fiscal year 2023, the Committee continued to pilot a Personal Performance Incentive for each of our NEOs. The Personal Performance Incentive could range from 0% to 10% of base salary based on NEOs’ achievement of individual objectives (both ESG and otherwise) that aligned with our strategic plan. These performance objectives reflect areas that we plan to prioritize during the year. The Committee reviewed and approved the Personal Performance Incentive for each NEO to reflect their individual contributions in fiscal year 2023. In determining an executive’s achievement of the Personal Performance Incentive, we evaluate individual performance for each of our NEOs holistically. For 2023, that evaluation included how each NEO addressed continuing risks and opportunities posed by factors such as economic and market conditions; component availability; logistical challenges; customer order delays; diversity, equity, inclusion, and belonging; independent third-party assessments of our ESG performance compared to our industry; management of environmental risks; contributions to company operations and strategy; and position-specific business outcomes.
Integration of ESG/sustainability performance objectives in the Personal Performance Incentive
Our Company purpose, “Creating Quality for Life,” which is supported by our Guiding Principles, drives everything we do, including how we approach our work, and how we demonstrate our leadership as citizens of the world and the communities in which we operate. This is why we have integrated our ESG/sustainability performance objectives into our business strategy and our operations. Consistent with this integration, as part of the holistic Personal Performance Incentive assessments in fiscal year 2023, the Committee added six ESG disclosure and performance metrics focused on independent, third party ESG disclosure, performance, and risk assessments. The Committee included these six metrics in the Incentives for both our CEO and for our Chief Legal & Compliance Officer. Achieving the full Personal Performance Incentive required achieving these metrics, each of which we have described in the personal performance summary table below. The Committee also provided an ESG-focused incentive opportunity and ESG-related personal performance objectives to our Vice President, Human Resources.
We expect that the Committee’s philosophy on the incorporation of ESG-related metrics into the assessment of individual performance of our CEO and other executive officers will evolve over time as we consider ways to best align the compensation of our executives with our long-term goals.

FY2023 Annual (Cash) Incentive Outcomes
As discussed above, for fiscal year 2023, the maximum annual cash incentive opportunities were 200% of base salary for our CEO, with a target of 100%, and 100% for our other NEOs, with a target of 40%. Target performance for the Profit Sharing Incentive Bonus Plan falls between Worldwide economic profit tiers 3 and 4. The Personal Performance Incentive, which is up to 10% of base salary for each NEO, is additive to the annual cash incentive.
As part of our employment offer to him, for fiscal year 2023 only, Mr. Phillips’s minimum annual cash incentive opportunity was equal to the greater of (i) 100% of his base salary or (ii) the Profit Sharing Bonus Plan Category 0 bonus, in either case prorated for his start date. This minimum payment was part of the inducement for Mr. Phillips to accept employment with us and applied only to fiscal year 2023, not any future years.
In July 2023, after the end of the fiscal year, the Committee certified the economic profit that we achieved in fiscal year 2023 and approved the payment of the annual cash incentive. Our Worldwide economic profit in fiscal year 2023 was $18,254,000, which fell between profit tiers 3 and 4, resulting in a sliding scale, above target payout to our CEO of 125% and to our other NEOs of 50% or 60%. Each NEO also earned a Personal Performance Incentive payment. Final results were as follows:

	Phillips (1)	Croom	Korn	Thomson	Thyen	Charron (2)
Maximum FY2023 cash incentive (% of base salary)	200% (3)	110%	110%	110%	110%	120% (3)
Target FY2023 cash incentive (%)	100%	40%	40%	40%	40%	55%
Awarded FY2023 Profit Sharing incentive (%)	125%	50%	50%	50%	50%	60%
Awarded FY2023 Personal Performance incentive (%)	0% (3)	7%	7%	7%	3%	0% (3)
Total Awarded FY2023 cash incentive (%)	125%	57%	57%	57%	53%	60%
Total Awarded FY2023 cash incentive ($)	$339,183	$236,068	$268,580	$177,007	$184,195	$—
(1)    For fiscal year 2023, pursuant to his employment offer described above, Mr. Phillips earned the bonus for a category 0 participant, prorated for his start date.
(2)    Mr. Charron retired effective February 28, 2023. As a result, Mr. Charron’s annual cash incentive was prorated for his length of service in 2023.
(3)    Due to his start date in March 2023, Mr. Phillips was not eligible to receive a Personal Performance incentive for fiscal year 2023. Mr. Charron retired effective February 28, 2023 and was not eligible to receive a Personal Performance incentive.

A personal performance summary for each NEO, including the ESG metrics described above for our CEO, for fiscal year 2023 is provided in the table below:

Named Executive Officer (1)	FY2023 Personal Performance Incentive (%)	FY2023 Personal Performance Incentive ($)	Performance Summary
Richard D. Phillips	—%	$—
Since joining the company as the CEO, Ric established effective working relationships with critical stakeholders including our Board of Directors, shareholder community, critical customers, and employees while protecting our competitive advantages of our company’s culture, operational excellence, ESG focus, and investor relations. We achieved the sixth of our ESG disclosure and metric goals, a “Prime” level Corporate Rating with ISS, during his tenure in fiscal year 2023.

Jana T. Croom	7%	$28,991	Jana increased understanding of our company’s value proposition by doubling our analyst coverage on Wall Street while leading the effort to improve the accuracy and efficiency of our enterprise wide strategic planning process and partnering with operational finance leaders to improve financial policies and procedures worldwide.
Steven T. Korn	7%	$32,983	Steve drove operational excellence by navigating continued supply chain challenges coupled with inflationary pressures in the midst of three major facility expansions, new program wins, record sales in more than half of our manufacturing facilities, and automation improvements around the globe.
Kathy R. Thomson	7%	$21,738	Kathy led the business development team to new record highs in sales in our medical, industrial, and automotive market verticals as a result of successful negotiations with customers to cover excess inventory while supporting critical talent development initiatives to strengthen the pipeline of our commercial team.
Christopher J. Thyen	3%	$10,426	Chris delivered improved operating results for our automation, test and measurement business units during the fiscal year while partnering with engineering teams to design, develop and deploy next-generation wafer handling and alignment systems and with commercial teams to create automated handling solutions for processing micro-LEDs.
Donald D. Charron	—%	$—
Before he retired, Don guided us through our most challenging inflationary and supply constrained period, facing historic volatility and cost increases. He led decisive actions to expand our global platform and to poise us for future growth, including record-high sales, critical ESG-related progress, and maintaining superior customer and employee satisfaction. We achieved five of the six ESG disclosure and metric goals during his tenure in fiscal year 2023:
•Adopted globally recognized standards for sustainability/ESG reporting and disclosed to the selected framework(s) in the calendar year 2022 ESG Report;
•Improved the Company’s CDP Climate Change (C to B-) and Water Security (B- to B) scores;
•Achieved a AA ESG rating with MSCI;
•Achieved a Silver sustainability rating with EcoVadis;
•Achieved a “Negligible Risk” ESG Risk Rating from Sustainalytics.

(1)    Due to his start date in March 2023, Mr. Phillips was not eligible for a Personal Performance Incentive for fiscal year 2023. Mr. Charron retired effective February 28, 2023 and was not eligible to receive a Personal Performance Incentive.
Fiscal Year 2023 Long-Term (Equity) Incentives
Long-Term (Equity) Incentive Design
The Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) permits a variety of stock incentive benefits consisting of restricted stock, restricted share units, unrestricted share grants, incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, and performance units. Under the 2014 Plan, no option or stock appreciation rights may be repriced, replaced, regranted through cancellation, repurchased for cash or other consideration, or modified without Share Owner approval (except in connection with a change in our capitalization) if the effect would be to reduce the exercise price for the shares underlying the award.
Long-Term (Equity) Incentive Framework: Target Opportunities for NEOs
The Committee calculates each grant value as a percentage of base salary for the NEOs and uses comparisons to pay levels of peer companies as a reference point to inform this equation. NEOs have no voting or dividend rights with respect to the shares granted until earned and awarded. We use the term “grant” to mean the number of shares that we have provided an employee the opportunity to earn if we attain our goals in a future performance period. We use the term “award” to mean the number of shares out of each grant that an employee earns based on our attainment of our goals in a prior performance period.

When it awards performance shares, the Committee uses a formula to determine the number of shares from each grant the NEO would be eligible to earn after the three-year performance (vesting) period. The formula is a combination of our profitability based on our operating income over the performance period as defined in our operating business plans for the applicable fiscal years ended June 30 (“Operating Income Goal”) and our growth based on a comparison of our three-year Revenue CAGR to the EMS Industry’s three-year Revenue CAGR.
The Profitability Attainment represents 60% of the total cliff-vested award, and the Growth Attainment represents 40% of the total cliff-vested award. The final percentages above are multiplied by those weights to reach the percentage of the total award that an NEO would be eligible to earn. The Committee approves the Company’s three-year strategic plan each year that contains the Operating Income Goal that serves as the denominator in the Profitability Attainment Percentage.
The Committee applies the following formulas:

Profitability Attainment Percentage =	Operating income for the applicable fiscal years
Operating Income Plan

Growth Attainment Percentage =	Company’s 3-year CY Revenue CAGR
EMS 3-year CY Revenue CAGR

FY2023 Long-Term (Equity) Incentives
For fiscal year 2023, the Committee granted to NEO’s 80% of the long-term incentives in performance share units and 20% in restricted shares, all issued under the 2014 Plan. The performance share unit awards vest, if at all, on the third anniversary of the grant date (after fiscal year 2025). The restricted shares vest (if at all) in annual installments over the succeeding three-year period. We have summarized these long-term incentives below:

Type of Long-Term Incentive Vehicle	Proportion of Long-Term Incentive Grant	Vesting Schedules	Metrics (Weighting)	Rationale for Use of Incentive Vehicle
Performance Share Units	80%	Three-year cliff vesting	1) Profitability Attainment (60%) 2) Growth Attainment (40%)	Ties a portion of long- term compensation directly to our profitability and our performance relative to our industry.
Restricted Shares	20%	1/3 in three equal, annual installments	Continuous Service by the NEO (100%)	Aligns the interests of our NEOs with those of our Share Owners because the value of RSUs increases or decreases as the price of our stock changes.
The Committee determined the number of shares to grant to each of our NEOs based on each NEO’s relative level of responsibilities within an overall projected total cost of the awards based on anticipated financial performance for the upcoming fiscal year, as well as on other subjective factors noted above in this section.
The Committee also reviewed and approved the Company’s three-year operating plan for fiscal years 2023 through 2025, including our three-year Operating Income Goal that serves as the denominator in the Profitability Attainment measure for performance shares. The Committee emphasizes profitability on an absolute basis in the Profitability Attainment Goal for performance shares and vests restricted shares over a long-term horizon to remain consistent with our Guiding Principle that Profits are the ultimate measure and to ensure that long-term incentive compensation retains a strong link to Share Owner value: our employees share in a portion of the value we create for Share Owners only when we create such value. The Committee selected a relative measure for the performance shares’ Growth Attainment Goal to require us to outperform our industry for our NEOs to earn incentives above target.
To avoid a gap in the vesting of equity awards due to the transition for fiscal year 2022 from performance share grants that vested annually in three equal installments to ones that vest after three years (after fiscal year 2024), the Committee also granted a bridge award for the fiscal year 2022-2023 performance periods. The bridge award for the fiscal year 2022-2023 performance period cliff vests (if earned) at the second anniversary of the grant.

Long Term Incentive Performance Periods (vesting events in blue)
	FY21	FY22	FY23	FY24	FY25

FY21-23 PSUs	Year 1	Year 2	Year 3

FY22-23 Bridge		Year 1	Year 2

FY22-24 PSUs		Year 1	Year 2	Year 3

FY23-25 PSUs			Year 1	Year 2	Year 3
The change to a three-year cliff vesting period for performance shares reinforced the focus of our NEOs on our long-term success, and the resulting value it delivers to our Share Owners, by further aligning their personal financial success with that long-term success. In each case, the performance share grants set forth the number of shares of our stock that the participant was eligible to receive if we achieved the applicable profitability levels and sales growth goals for the fiscal years covered by the grant.

Open Share Grant Periods: FY2023-2025 Performance and Restricted Shares, FY2022-2024 Performance Shares, FY2023-2026 CEO Equity Sign-On Inducement Grant
The target number of Restricted Shares and Performance Shares granted to our NEOs under the 2014 Plan for the fiscal year 2022-2024 and 2023-2025 performance periods are listed below. The Committee first awarded both Restricted Shares and Performance Shares for the FY2023-2025 period. The Restricted Shares will vest, if at all, subject to the NEO’s continued service, in annual installments over the three-year period, beginning one year after grant. The Performance Shares will vest, if at all, following the end of the applicable performance period with the number of shares earned determined based on our performance against the profitability and growth goals set for the applicable performance period, subject to minimums as described in the section “Fiscal Year 2023 Executive Compensation Framework and Design” in this Proxy Statement.
FY2022-2024 Performance Period Grants

Named Executive Officer	Target Opportunity (% of Base Salary)	Target Opportunity ($)	Performance Shares Granted (Target Number of Shares) (1)
Richard D. Phillips (2)
Jana T. Croom	75%	$276,000	11,789
Steven T. Korn	93%	$391,530	16,724
Kathy R. Thomson	67%	$183,580	7,841
Christopher J. Thyen	60%	$195,600	8,355
Donald D. Charron	194%	$1,404,560	59,998
(1)    The number of shares granted was calculated using the closing share price of $23.41 on August 24, 2021, rounded up to a whole number. The Performance Shares vest, if at all, following the end of the respective performance periods, with the number of shares awarded and earned determined based on goal attainment. Vesting is subject to continued employment except as described in the “Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control” section in this Proxy Statement. The “Stock Awards” column of the Summary Compensation Table includes the targeted value of these performance shares.
(2)    Mr. Phillips began his employment with the Company on March 1, 2023. He was not employed on the dates when performance shares were granted for the period FY22-24 and therefore was not eligible to earn such shares.

FY2023-2025 Performance Period Grants

Named Executive Officer	Target Opportunity (% of Base Salary)	Target Opportunity ($)	Performance Shares Granted (Target Number of Shares) (1)	Restricted Shares Granted (Number of Shares) (2)
Richard D. Phillips (3)	345%	$2,935,921	92,072	23,017
Jana T. Croom	140%	$558,970	19,159	4,790
Steven T. Korn	131%	$593,770	20,352	5,088
Kathy R. Thomson	101%	$301,413	10,331	2,583
Christopher J. Thyen	92%	$309,512	10,609	2,652
Donald D. Charron	247%	$1,853,569	63,533	15,883
(1)    The number of shares granted was calculated using the closing share price of $23.34 on August 19, 2022, rounded up to a whole number. The Performance Shares vest, if at all, following the end of the respective performance periods, with the number of shares awarded and earned determined based on goal attainment. Vesting is subject to continued employment except as described in the “Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control” section in this Proxy Statement. The “Stock Awards” column of the Summary Compensation Table includes the targeted value of these performance shares.
(2)    The number of shares granted was calculated using the closing share price of $23.34 on August 19, 2022, rounded up to a whole number. The Restricted Shares vest, if at all, in annual installments over the succeeding three-year period. Vesting is subject to continued employment except as described in the “Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control” section in this Proxy Statement. The “Stock Awards” column of the Summary Compensation Table includes the value of these restricted shares.
(3)    The number of shares granted to Mr. Phillips was calculated using the closing share price of $25.51 on March 1, 2023.
Our performance for purposes of the Performance Share awards during the open FY2022-2024 and FY2023-2025 Performance Periods will be determined following the end of these performance periods in 2024 and 2025, respectively. The number of Performance Shares of our Common Stock that our NEOs may earn will be based on the Committee’s assessment of our goal attainment during the applicable performance period.
FY2023-2026 CEO Equity Sign-On Inducement Grant
In conjunction with his hiring, the Committee granted our CEO an Equity Sign-On Inducement Grant of 42,626 performance shares for a FY2023-2026 Performance Period. Our performance for purposes of this Equity Sign-On Inducement Grant will be determined on March 1, 2026. The number of Performance Shares of our Common Stock that our CEO may earn will be based on our Total Shareholder Return (“TSR”) performance over the 3-year Performance Period, which commenced on March 1, 2023, relative to the TSR performance of the peer group identified in the award agreement:

Company	% of PSUs
TSR Percentile Rank	Awarded
75th or greater	100%
50th	50%
35th	13%
Below 35th	0%
Performance results between percentile rank levels will be interpolated. The peer group companies identified in the CEO’s Equity Sign-On Inducement Grant agreement are Benchmark Electronics, Inc.; Celestica Inc.; CTS Corporation; Daktronics, Inc.; Flex Ltd.; Itron, Inc.; Jabil Inc.; Key Tronic Corporation; Methode Electronics, Inc.; OSI Systems, Inc.; Plexus Corp.; Powell Industries, Inc.; Preformed Line Products Company; Sanmina Corporation; and TTM Technologies, Inc.
Completed Share Grant Periods: FY2023-25 1/3 Restricted Share Vesting Awards, FY2021-2023 1/3 Annual Vesting Awards, FY2022-2023 Bridge Award
The Committee granted Restricted Shares in fiscal year 2023 for fiscal years 2023 through 2025 that consist of a long-term grant with one-third (1/3) of the award vesting (if at all) in annual installments over the succeeding three-year period. The first installment of these fiscal year 2023-2025 Restricted Share grants vested in August 2023.

The Committee granted Performance Shares in fiscal year 2021 that pay out based on specific, pre-established performance goals tied to the creation of long-term value for our Share Owners. These Performance Shares consisted of a long-term grant with one-third (1/3) of the award vesting (if at all) in annual installments over the succeeding three-year period. The final third of these fiscal year 2021-2023 Performance Share grants vested in August 2023. For this Performance Share award, the Committee determined the number of shares of each annual installment the NEO would be eligible to earn by a combination of the three (3) year average Worldwide Category 1 bonus percentage (target of 40%) computed under our Profit Sharing Incentive Bonus Plan (“Bonus Plan”) for fiscal ended June 30, 2023 (“Bonus Percent”) and our growth based on a comparison of our three-year Revenue CAGR to the EMS Industry’s three-year Revenue CAGR. Our three-year Revenue CAGR for our calendar years 2020 through 2022 was 8.14%. The EMS Industry’s three-year Revenue CAGR for calendar years 2020 through 2022 was 7.50%. Accordingly, the Committee applied the following formula:
FY2021-2023 1/3 Annual Vesting Awards

Profitability Attainment Percentage =	50.3% (FY2021-23 Average Worldwide Category 1 bonus)	> = 40.0%, thus 100%	x 60.0% (weighting) = 60.0%

Growth Attainment Percentage =	8.14% (Company’s CY20-22 Revenue CAGR)	‘= 108.5%	> 100%, thus 100% x 40.0% (weighting) = 40.0% payout
7.50% (EMS CY20-22 Revenue CAGR)
As discussed above, to avoid a gap in the vesting of equity awards due to the transition from grants that vested annually in three equal installments to ones that vest after three years, in August 2021 we awarded our NEOs a bridge award for the fiscal year 2022-2023 performance period. This bridge award vested in August 2023. Our three-year Revenue CAGR for our calendar years 2020 through 2022 was 8.14%. The EMS Industry’s three-year Revenue CAGR for calendar years 2020 through 2022 was 7.50%. Accordingly, the Committee applied the following formula to this tranche:
FY2022-2023 Bridge Award

Profitability Attainment Percentage =	4.43% (Operating Income % for FY22-FY23)	‘= 88.4%	x 60.0% (weighting) = 53.0%
5.01% (Operating Income ~~%~~ Goal for FY22-FY23)

Growth Attainment Percentage =	8.14% (Company’s CY20-22 Revenue CAGR)	‘= 108.5%	> 100%, thus 100% x 40.0% (weighting) = 40.0% payout
7.50% (EMS CY20-22 Revenue CAGR)
We have summarized our performance over these completed Performance Periods in the following table:

	Weight	FY21-23 Period Payout	FY22-23 Bridge Award Payout
Profitability Attainment	60.0%	60.0%	53.0%
Growth Attainment	40.0%	40.0%	43.4%
Total Attainment in FY23	100.0%	100.0%	96.4%

The long-term equity incentives issued to our NEOs under the 2014 Plan for fiscal year 2023, and their aggregate value, are listed below:

Named Executive Officer	Performance Shares Awarded for FY21-23 Period	Performance Shares Awarded for FY22 Bridge Period	Restricted Shares Awarded for FY23 Period	Aggregate Award Value (number of shares)	Aggregate Award Value ($) (1)
Richard D. Phillips (2)	—	—	—	—	$—
Jana T. Croom (3)	—	7,576	1,597	9,173	$267,806
Steven T. Korn	8,915	10,747	1,696	21,358	$623,547
Kathy R. Thomson	4,046	5,038	861	9,945	$290,344
Christopher J. Thyen	4,752	5,369	884	11,005	$321,291
Donald D. Charron (4)	23,433	32,147	3,524	59,104	$1,725,541
(1)    The awarded value (in dollars) was calculated using the average high/low share price of $29.195 on August 24, 2023, the date on which the Performance Shares were awarded. Number of shares and value have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
(2)    Mr. Phillips began his employment with the Company on March 1, 2023. He was not employed on the dates when performance shares were granted for periods FY21-23, FY22, and FY23 and therefore not eligible to earn such shares.
(3)    Ms. Croom began her employment with the Company on January 11, 2021. She was not employed on the date when performance shares were granted for period FY21-23 and therefore not eligible to earn such shares.
(4)    Mr. Charron retired from the Company on February 28, 2023. As a result of Mr. Charron’s retirement, the performance share awards were prorated for his time of service during the vesting period.
Fiscal Year 2023 Other Elements of Compensation
Our executives are eligible for the same benefits that we make available to our other full-time employees. In the U.S., those benefits include our 401(k) plan in which all domestic employees are eligible to participate, health care plans, life insurance plans, and other welfare benefit programs. As discussed below, our NEOs and certain others are eligible for our SERP to restore their retirement benefits to the same percentage level provided to our salaried employees who are not limited by tax law restrictions. During fiscal year 2023, the Committee did not award any other compensation to our NEOs.
401(k) Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “401(k) Retirement Plan”). The 401(k) Retirement Plan is intended to attract employees and promote employee retention by providing a tax-favored, long-term savings opportunity. The 401(k) Retirement Plan provides for voluntary employee contributions as well as a Company match of 50% of the first 6% of an employee’s contributions and, if authorized by the Committee, a discretionary Employer Contribution. The Committee considers Company profitability among other factors when determining the discretionary Employer Contribution. We allocate any Employer Contribution based on the eligible compensation of eligible participants. Each eligible participant, including our NEOs, earns the identical contribution percentage.
All contributions, participant and Company, are fully vested immediately.
The 401(k) Retirement Plan is fully funded, and participants may choose to invest their balances among any combination of available investment options.
Nonqualified Deferred Compensation
Because the IRC limits the benefit value that may be contributed to and paid from a tax-qualified retirement plan, we also provide our NEOs, and other key employees deemed to be highly compensated under the IRC with additional retirement benefits intended to restore amounts that would otherwise be payable under our tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. These employees are eligible to participate in a fully funded, nonqualified, Supplemental Employee Retirement Plan (“SERP”) under which we contribute to the account of each participant an amount equal to the required reduction in their Company contribution under the 401(k) Retirement Plan. The object of the SERP is to restore total executive retirement benefits to the same percentage level provided to our salaried employees who are not limited by the IRC restrictions.

In addition to Company contributions, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions vest immediately and are made within 2½ months after the end of the fiscal year.
No Significant Executive-Only Benefits or Perquisites
The Company’s contribution percentage to the 401(k) Retirement Plan for all employees (including our NEOs) for fiscal year 2023 was 4% of eligible compensation, up to the annual compensation limit under Section 401(a) of the IRC. The Company’s contribution percentage to the SERP for fiscal year 2023 was 4% of eligible compensation in excess of the annual compensation limit under the IRC. During fiscal year 2023, we provided no executive-only personal benefits or perquisites to our NEOs.
Employment and Severance Arrangements
We do not have employment agreements with our NEOs; each of them is employed at will. However, we believe that it is appropriate to provide severance pay to an NEO when we involuntarily terminate the executive’s employment without “cause,” and in some cases when the executive voluntarily terminates their employment for “good reason” (each as defined in the Plan), to provide income replacement that will allow the executive to focus on our long-term strategic priorities throughout their employment.
Accordingly, all of our NEOs, participate in the Kimball Electronics, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”).
The Plan contains a “double trigger” arrangement for change in control benefits – i.e., severance benefits under these arrangements are only triggered by a qualifying event that also results in the executive’s termination of employment under certain specific circumstances within 24 months following the event. Likewise, unless the Board decides otherwise, upon a change in control, the vesting of otherwise unvested equity awards will accelerate only upon the occurrence of a termination of employment in connection with the change in control. The Plan does not provide for any excise tax gross ups imposed as a result of severance or other payments deemed made in connection with a change of control.
See the section “Employment Agreements with NEOs and Potential Payments upon a Termination or Change in Control” of this Proxy Statement, which describes the payments to which our NEOs may be entitled under the Severance Plan.
IV. Additional Compensation Policies and Practices
Insider Trading, Anti-Hedging, and Anti-Pledging Policy
We have adopted a policy prohibiting all Directors and executive officers, and any other employee designated as a “Covered Person” from time to time under our Corporate Governance Principles from pledging, hedging, or otherwise engaging in derivative or speculative transactions in our securities. Pledging includes holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. Hedging includes entering into short sales, options, puts, calls and sales against the box, as well as hedging of our securities, or derivative transactions including equity swaps, forwards, futures, collars and exchange funds. To our knowledge, none of our NEOs have engaged in pledging or hedging with respect to our Common Stock, and no pledge or hedge by any person of our Common Stock may at a subsequent date result in a change in control of the Company.
Timing of Equity Award Grants
The Talent, Culture, and Compensation Committee does not grant or otherwise authorize equity compensation in anticipation of the release of material nonpublic information. We make the grants and awards of our common stock after each fiscal year described above only after (1) a public announcement of our earnings release for that fiscal year and (2) enough time has elapsed for the market to respond to that public announcement. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Section 162(m)
The Committee takes into account the tax and accounting treatment of executive compensation arrangements when structuring our executive compensation program. One of those considerations is Section 162(m) of the IRC, which sets a limit of $1 million on the amount we can deduct for compensation paid to our “covered employees.” Our general philosophy has been to attempt to qualify compensation for tax deductibility under Section 162(m) wherever we deem appropriate, recognizing that, under certain circumstances, we may exceed the limits. The Committee retains full authority to construct compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.
Section 409A
Section 409A of the IRC affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain additional taxes, penalties, and interest. We intend for, but do not currently require, our nonqualified deferred compensation arrangement to meet the requirements of Section 409A.
Clawback Policy
Accountability is fundamental to our Guiding Principles. To reinforce this fundamental value, we have adopted a strong, “no fault” clawback policy providing that the Board will seek to recover payments of incentive compensation if the performance results leading to such payment are later subject to a downward adjustment or restatement of financial performance. The Board will require executives to reimburse or forfeit any portion of performance-based or incentive compensation paid or granted during the three (3) completed fiscal years immediately preceding the date of the restatement that is greater than the amount that would have been paid or granted if calculated based on the restated financial results. Under this policy, the Board may use its judgment in determining the amount to be recovered where the incentive compensation was awarded subjectively or where the covered executive committed misconduct, as defined in the policy. Our executive compensation recovery policy is available on our website at investors.kimballelectronics.com.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the TCC Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. With the assistance of the Company’s internal audit team, for fiscal year 2023, the Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that the compensation program does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. The short-term and long-term incentive plan awards have these risk-limiting characteristics:
•Our compensation programs rely primarily on pre-established Company-wide operational and market-relative metrics that apply equally to all executive officers to minimize the incentive to produce any particular outcome, to encourage a unified and responsible approach to achieving our goals, and to diversify the risk associated with any single aspect of Company or executive performance;
•Overlapping performance periods for incentive plan awards limit the impact of short-term business performance or share price fluctuations on final plan outcomes;
•We do not grant stock options, which may provide an asymmetrical incentive to take unnecessary or excessive risks to increase the price of our common stock;
•Members of our independent Talent, Culture, and Compensation Committee approve all compensation targets, certification of target achievement, and authorization of payments to executive officers, and no executive officer participates in deliberations about or approvals of their own compensation.
•Cash and stock incentive awards are capped at a percentage of the target incentive award;
•Equity awards are delivered in shares of Company common stock with multi-year vesting schedules or performance periods, which aligned the interests of our executive officers to long-term Share Owner interests;
•Incentive awards are subject to our clawback policy; and
•Our robust equity ownership guidelines discourage excessive risk taking.
Furthermore, as described under “Compensation Discussion and Analysis — Compensation Philosophy and Governance,” compensation decisions are not purely formulaic and include subjective analysis by the Committee, which mitigates the influence of purely objective calculations on excessive risk taking. The TCC Committee reviews the Company’s compensation policies and practices on an annual basis to consider how effectively the policies and practices are providing incentives at an appropriate level of risk to executive employees.

REPORT OF THE TALENT, CULTURE, AND COMPENSATION COMMITTEE
The TCC Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for fiscal year 2023.
Respectfully submitted,
Talent, Culture, and Compensation Committee
Holly A. Van Deursen (Chairperson)
Colleen C. Repplier
Gregory A. Thaxton
The foregoing Report shall not be “soliciting material” or deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company specifically incorporates such Report by reference into such filing.

Compensation Committee Interlocks and Insider Participation
None of the Talent, Culture, and Compensation Committee members has ever been employed as an officer or employee of Kimball Electronics or any of its subsidiaries, and none of the Talent, Culture, and Compensation Committee members during fiscal year 2023 was involved in a relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves, or during fiscal year 2023 served, on a board of directors or compensation committee of a company that has an executive officer serving on our Board or the Talent, Culture, and Compensation Committee.

EXECUTIVE COMPENSATION
We believe in an incentive compensation system that applies to all employees, including management, based on the fundamental philosophies of rewarding performance, aligning with Share Owners’ interests by directly linking compensation to financial performance, talent retention, and strong collaboration. As discussed in the Compensation Discussion and Analysis, for our NEOs, the system includes three components: a base salary, performance-based cash compensation, and performance- and service-based stock incentive compensation. We tie the majority of the incentive cash component to attainment of economic profit, which includes a cost of capital component, and link performance-based stock compensation to operating income and sales growth components, both as compared to specific goals.
Summary Compensation Table
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for or during the years ended June 30, 2023, 2022, and 2021. These officers are referred to herein as our “named executive officers,” or “NEOs.”
The Summary Compensation Table contains values calculated and disclosed according to SEC reporting requirements. The “Stock Awards” column reflects awards with a grant date during each fiscal year.

		Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)
Richard D. Phillips (4)	2023	$271,346	$3,655,447	$339,183	$27,799	$4,293,775
Chief Executive Officer

Jana T. Croom (5)	2023	$414,154	$558,970	$236,068	$26,807	$1,235,999
Chief Financial Officer	2022	$366,731	$551,938	$124,688	$75,608	$1,118,965

Steven T. Korn	2023	$471,192	$593,770	$268,580	$34,396	$1,367,938
Chief Operating Officer	2022	$419,231	$782,994	$142,538	$28,553	$1,373,316
	2021	$373,007	$365,604	$249,915	$25,878	$1,014,404
Kathy R. Thomson (5)	2023	$310,539	$301,413	$177,007	$21,298	$810,257
Chief Commercial Officer	2022	$272,548	$367,092	$92,666	$21,149	$753,455

Christopher J. Thyen	2023	$347,539	$309,512	$184,195	$24,913	$866,159
Vice President, New Platforms	2022	$325,378	$391,181	$110,629	$24,287	$851,475
	2021	$309,538	$194,880	$207,390	$56,579	$768,387
Donald D. Charron (6)	2023	$538,423	$—	$—	$837,023	$1,375,446
Former Chairman of the Board and Chief Executive Officer	2022	$723,452	$2,809,083	$318,319	$55,405	$3,906,259
	2021	$709,752	$1,443,443	$546,509	$39,850	$2,739,554
(1)    Stock awards consist of restricted shares and performance shares, including the Equity Sign-On Inducement Grant for Mr. Phillips. The compensation reported in the table above represents targeted performance share compensation for each of our NEOs, which does not reflect compensation received or earned by the NEOs in the respective years. The amounts included above represent the value at the respective grant dates. The assumptions used to calculate the grant date fair values are set forth in Note 9 - Stock Compensation Plans to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023.
(2)    Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are earned and payable in August after the end of the fiscal year.
(3)    Includes benefits received by the NEOs from Company contributions earned for the 401(k) Retirement Plans and SERP plans. SERP and 401(k) Retirement Plan Company contribution amounts earned for fiscal year 2023 for Mr. Phillips, Ms. Croom, Mr. Korn, Ms. Thomson, Mr. Thyen, and Mr. Charron were $27,799, $26,807, $34,396, $21,298, $24,913, and $34,459, respectively.
(4)    Mr. Phillips began his employment with the Company on March 1, 2023.
(5)    Ms. Croom and Ms. Thomson first became NEOs in fiscal year 2022.
(6)    Mr. Charron retired from his position effective February 28, 2023. Upon his retirement, the Talent, Culture, and Compensation Committee approved a benefits package to prorate his stock awards and non-equity incentive plan compensation for his time of service during the fiscal year consistent with the definitions of “Retirement” in the Company’s 2023 Profit Sharing Bonus Plan and the 2023 Equity Incentive Plan. The benefits package is included in the All Other Compensation column above.
See the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

Grants of Plan-Based Awards in Fiscal Year 2023

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)		($)
Richard D. Phillips
Profit Sharing Incentive Bonus Plan		$—	$271,346	$542,692
Long-Term Performance Shares (5)	03/01/23				27,622	92,072	115,090		$2,348,757
Equity Sign-On Inducement Shares	03/01/23				5,328	42,626	42,626		$719,527
Restricted Shares	03/01/23							23,017	$587,164
Jana T. Croom
Profit Sharing Incentive Bonus Plan		$—	$165,662	$414,154
Long-Term Performance Shares	08/19/22				5,748	19,159	23,949		$447,171
Restricted Shares	08/19/22							4,790	$111,799
Steven T. Korn
Profit Sharing Incentive Bonus Plan		$—	$188,477	$471,192
Long-Term Performance Shares	08/19/22				6,106	20,352	25,440		$475,016
Restricted Shares	08/19/22							5,088	$118,754
Kathy R. Thomson
Profit Sharing Incentive Bonus Plan		$—	$124,215	$310,539
Long-Term Performance Shares	08/19/22				3,099	10,331	12,914		$241,126
Restricted Shares	08/19/22							2,583	$60,287
Christopher J. Thyen
Profit Sharing Incentive Bonus Plan		$—	$139,015	$347,539
Long-Term Performance Shares	08/19/22				3,183	10,609	13,261		$247,614
Restricted Shares	08/19/22							2,652	$61,898
Donald D. Charron
Profit Sharing Incentive Bonus Plan		$—	$269,212	$592,266
Long-Term Performance Shares	08/19/22				19,060	63,533	79,416		$1,482,860
Restricted Shares	08/19/22							15,883	$370,709
(1)    Represents potential cash incentive payments under the Profit Sharing Incentive Bonus Plan with respect to fiscal year 2023 performance. The awards do not contain minimum thresholds. The target amount is determined based on a payout at the Tier 4 level (100% for Mr. Phillips, 50% for Mr. Charron, 40% for other NEOs) of base salary. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the profit sharing incentive bonus plan for fiscal year 2023 performance. See “Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Framework — Compensation Framework — Annual (Cash) Incentive Framework” for additional information regarding the terms of the Plan.
(2)    Represents equity incentive plan awards to be issued (if at all, for performance shares) pursuant to the 2014 Stock Option and Incentive Plan. These equity incentive plan awards consist of performance shares and restricted shares. The threshold is not a minimum amount payable or awardable. If the specified performance objectives are not met for the applicable performance period, no amount would be payable or awardable for that performance period. See “Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Framework — Compensation Framework — Long-Term (Equity) Incentive Framework” for additional information regarding the terms of performance share and restricted share awards.
(3)    Amounts represent the number of restricted shares granted to our NEOs on August 19, 2022. The restricted shares granted will vest in three equal annual installments.
(4)    Amounts represent the grant date fair value of the target number of performance shares granted as well as the grant date fair value of the restricted shares calculated using the closing price of the Company’s Common Stock of $23.34 (with the exception of Mr. Phillips discussed below) as reported by Nasdaq on the grant date of August 19, 2022. The assumptions used to calculate the grant date fair values are set forth in Note 9 - Stock Compensation Plans to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023.
(5)    Mr. Phillips began his employment with the Company on March 1, 2023. Therefore, the awards were granted to him on March 1, 2023. The grant date fair value of the performance and restricted shares is derived using the closing price of the Company’s Common Stock of $25.51 at that date as reported by Nasdaq. Additionally, the Equity Sign-On Inducement Grant to Mr. Phillips is based on market conditions and had a grant date fair value of $16.88. Mr. Phillips will earn from 0% to 100% of the target award based on the total shareholder return ranking of the Company compared to the performance peer group at the end of the three year performance period.

Outstanding Equity Awards at Fiscal Year End 2023
The following table presents information about outstanding share awards held by our NEOs as of June 30, 2023. The table shows information about: (i) Restricted Share Awards and (ii) Performance Share Awards.

	Stock Awards
	(i) Number of Shares or Units of Stock That Have Not Vested	(i) Market Value of Shares or Units of Stock That Have Not Vested	(ii) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	(ii) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#) (1)	($) (2)	(#) (3)	($) (4)
Richard D. Phillips	23,017	$635,960	134,698	$3,721,706
Jana T. Croom	4,790	$132,348	38,807	$1,072,237
Steven T. Korn	5,088	$140,581	57,140	$1,578,778
Kathy R. Thomson	2,583	$71,368	27,445	$758,305
Christopher J. Thyen	2,652	$73,275	29,286	$809,172
Donald D. Charron (5)	15,883	$438,847	198,727	$5,490,827
(1)    Vests in equal installments over three years from the date of the grant (January 4, 2023 for Mr. Phillips and August 19, 2022 for our other NEOs).
(2)    The market value is the number of shares shown in the table multiplied by $27.63, the closing market price of our common stock on June 30, 2023.
(3)    Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Award Date
Name	LTPS 3/1/2023	LTPS 8/19/2022	LTPS 8/24/2021	LTPS 8/24/2020
Richard D. Phillips
Shares (#)	134,698	—	—	—
Vesting Date(s)	(a)
Jana T. Croom
Shares (#)		19,159	19,648	—
Vesting Date(s)		(b)	(c)
Steven T. Korn
Shares (#)		20,352	27,873	8,915
Vesting Date(s)		(b)	(c)	8/24/2023
Kathy R. Thomson
Shares (#)		10,331	13,068	4,046
Vesting Date(s)		(b)	(c)	8/24/2023
Christopher J. Thyen
Shares (#)		10,609	13,925	4,752
Vesting Date(s)		(b)	(c)	8/24/2023
Donald D. Charron
Shares (#)		63,533	99,996	35,198
Vesting Date(s)		(b)	(c)	8/24/2023
(a)Mr. Phillips began his employment with the Company on March 1, 2023. His outstanding performance shares reported in the table above are comprised of 92,072 performance shares expected to cliff vest three years from the grant date and 42,626 shares of his Equity Sign-On Inducement Grant expected to vest, if at all, three years from the grant date.

(b)Awards are expected to cliff vest three years from the grant date.
(c)These awards include two remaining annual vesting dates beginning, with the 2022-2023 performance period bridge awards vesting on or about 8/24/2023 and the three-year cliff awards vesting 8/24/2024.
(4)    Calculated using the $27.63 closing price of KE Common Stock as reported by Nasdaq on June 30, 2023.
(5)    Mr. Charron retired from his position effective February 28, 2023. Upon his retirement, the TCC Committee approved a benefits package to prorate his stock awards and non-equity incentive plan compensation for his time of service during the fiscal year consistent with the definitions of “Retirement” in the Company’s 2023 Profit Sharing Bonus Plan and the 2023 Equity Incentive Plan. Accordingly, his unvested shares will vest, if at all, and be prorated for his time of service during the vesting period following the end of the applicable performance periods.
Option Exercises and Stock Vested in Fiscal Year 2023
This table provides information on an aggregate basis about stock awards that vested during the fiscal year ended June 30, 2023 for each of our NEOs. Kimball Electronics has not granted stock options since becoming a public company in 2014. No NEOs held any Kimball Electronics stock options during the fiscal year.

	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

Name
Richard D. Phillips (3)	—	$—
Jana T. Croom	1,881	$44,100
Steven T. Korn	13,217	$309,873
Kathy R. Thomson	6,866	$160,973
Christopher J. Thyen	8,313	$194,898
Donald D. Charron	54,514	$1,278,081
(1)Shares acquired upon vesting during fiscal year 2023 include tranches of prior years’ LTPS awarded on August 24, 2021 and issued on August 19, 2022. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations for Mr. Charron, Ms. Croom, Mr. Korn, Ms. Thomson, and Mr. Thyen of 23,867 shares, 822 shares, 5,782 shares, 3,219 shares, 3,633 shares, respectively.
(2)The value realized is calculated by multiplying the average of the high and low price of our Common Stock as reported by Nasdaq on the August 19, 2022 vesting date of $23.45 by the number of shares that vested.
(3)Mr. Phillips began his employment with the Company on March 1, 2023. He was not employed on the dates when performance shares were granted.
Nonqualified Deferred Compensation in Fiscal Year 2023

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($) (1)	($) (2)	($) (3)	($)	($) (4)
Richard D. Phillips	$—	$—	$—	$—	$—
Jana T. Croom	$—	$8,762	$833	$—	$9,595
Steven T. Korn	$30,687	$14,566	$152,459	$—	$1,134,992
Kathy R. Thomson	$—	$4,959	$513	$—	$6,285
Christopher J. Thyen	$—	$9,111	$231,910	$—	$2,044,955
Donald D. Charron	$—	$38,598	$145,181	$—	$3,828,387
(1)These amounts are included in the fiscal year 2023 amounts in the “Salary” column of the Summary Compensation Table.
(2)Represents Company contributions paid in September 2022, which are included in the fiscal year 2022 amounts in the “All Other Compensation” column of the Summary Compensation Table.
(3)Earnings do not represent above-market or preferential rates and are not included in the Summary Compensation Table for fiscal year 2023 or prior years.
(4)The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2023. The balance includes executive contributions in fiscal year 2023 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2023 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table. As of June 30, 2023, all of our NEO’s are fully vested in the SERP plan.

Activity disclosed in the table above relates solely to the SERP which is our only nonqualified deferred compensation arrangement for NEOs. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust, commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of our general creditors in the event of our insolvency.
Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
Our NEOs do not have employment agreements. However, we believe that it is appropriate to provide severance pay to an NEO when we involuntarily terminate their employment without “cause,” and, in some cases, when the executive voluntarily terminates their employment for “good reason” (each as defined in the Kimball Electronics, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”)), to provide income replacement that will allow the executive to focus on our long-term strategic priorities throughout their employment. We believe the level of severance provided by the Plan is consistent with the practices of our compensation peer group and is necessary to attract and retain our key executives.
Each of our NEOs are participants in the Severance Plan, which provides for severance upon a Qualifying Termination that consists of salary continuation, health coverage, a cash bonus payout, outstanding equity vesting, and outplacement benefits. The amount of the benefits varies by the executive’s position and whether the severance is a result of a termination due to a change in control, as that event is defined by the Severance Plan. Benefits under the Severance Plan are subject to the NEO’s timely execution and non-revocation of a waiver and release of claims. Severance Plan participants are required to comply with certain restrictive covenants and intellectual property assignment provisions, including obligations to uphold confidentiality, refrain from unfair and unlawful competition, and to abstain from soliciting our employees, customers, and clients for twelve months following a Qualifying Termination. Executives are also generally bound by any similar agreement they previously executed. The Severance Plan does not provide for any gross ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control and contains a double trigger for such payments. The Severance Plan’s double-trigger ensures the Company will become obligated to make change in control payments only if the executive is actually or constructively discharged as a result of the change in control.
The Severance Plan is an unfunded employee welfare plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not a qualified plan under the IRC. As an unfunded plan, all benefits are paid out of the general assets of the Company and no participant will have any greater claim to any asset than other general creditors. We have not set aside or held any funds in trust to secure the benefits offered to participants under the Severance Plan.
The following table and accompanying notes show the estimated payments and benefits that would have been provided to each NEO pursuant to our Severance Plan. For eligible Participants, including each of our NEOs, the Severance Plan generally provides for severance benefits in the event of a “Qualifying Termination” of the NEO’s employment (as defined in the Severance Plan to include a termination without “Cause” or a resignation for “Good Reason,” or a termination in connection with the consummation of a Change in Control). Pursuant to the Severance Plan, an NEO who incurs a Qualifying Termination would be entitled to receive severance payments equal to between 6 months (for a Tier III Executive) and 12 months of their Base Salary (for our CEO, a Tier 1 Executive), a Bonus Amount equal to a percentage of the higher of their target cash incentive in the termination year or the average annual cash incentive for the previous three years prior to the termination year, reimbursement of up to $25,000 of outplacement services, and, for eligible U.S. employees, a COBRA subsidy for a period of up to 12 months following a qualifying separation. The amounts are doubled in the event of a Qualifying Termination during a Change in Control Protection Period, as those terms are defined in the Severance Plan.

The amounts shown below assume that such termination would have been effective as of June 30, 2023, and thus includes amounts earned through such time and estimates of the amounts that would have been paid to the NEOs upon their termination. The actual amounts to be paid under the Severance Plan can only be determined at the time of such NEO’s separation from the Company and could therefore be more or less than the amounts set forth below.
Mr. Charron retired from his position as Chairman and Chief Executive Officer effective February 28, 2023. Therefore, under the terms of the Severance Plan, he was not eligible for Severance Plan benefits.

Name	Change in Control and Qualifying Termination	Qualifying Termination	Other Termination (3)
Richard D. Phillips
Cash Payments (1)	$4,795,902	$1,789,320	$—
Equity Awards (2)	$4,357,665	$1,166,155	$—
TOTAL	$9,153,567	$2,955,475	$—
Jana T. Croom
Cash Payments (1)	$1,793,717	$712,000	$—
Equity Awards (2)	$1,204,585	$1,113,099	$—
TOTAL	$2,998,302	$1,825,099	$—
Steven T. Korn
Cash Payments (1)	$1,994,053	$763,555	$—
Equity Awards (2)	$1,719,360	$1,143,534	$—
TOTAL	$3,713,413	$1,907,089	$—
Kathy R. Thomson
Cash Payments (1)	$1,518,535	$621,000	$—
Equity Awards (2)	$829,674	$543,464	$—
TOTAL	$2,348,209	$1,164,464	$—
Christopher J. Thyen
Cash Payments (1)	$1,430,705	$588,760	$—
Equity Awards (2)	$882,447	$585,694	$—
TOTAL	$2,313,152	$1,174,454	$—
Donald D. Charron (4)
Lump Sum	$—	$—	$—
Equity Awards	$—	$—	$—
TOTAL	$—	$—	$—
(1)Payment is calculated based on executive’s annual base salary as of June 30, 2023 plus cash incentive compensation at the target level. The amounts include severance, benefits allowance, and outplacement reimbursement. The Severance Plan does not gross up benefits or reimburse participants for federal excise taxes on change-in-control payments or for tax liabilities due under Section 409A of the IRC, if any.
(2)Represents the value of unvested equity awards. In a change in control, the vesting would accelerate as a result of the specified event of termination. Under a qualifying termination other than a change in control, vesting will be based on actual performance pursuant to the terms of the equity awards and prorated based on the number of days worked during such performance period. Equity awards are valued by multiplying $27.63, the closing price of the Company’s Common Stock as reported by Nasdaq on June 30, 2023, by the number of unvested shares that would vest upon the specified event of termination.
(3)An “Other Termination” is a termination of employment for any reason other than a Qualifying Termination under the Severance Plan, including, without limitation, termination of employment for Cause, retirement, death, or disability; or a voluntary resignation by the NEO.
(4)Mr. Charron retired from his position effective February 28, 2023. Upon his retirement, the TCC Committee approved a benefits package to prorate his stock awards and non-equity incentive plan compensation for his time of service during the fiscal year consistent with the definitions of “Retirement” in the Company’s 2023 Profit Sharing Bonus Plan and the 2023 Equity Incentive Plan. The terms of the package are included in the Summary Compensation Table section of this Proxy Statement.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan. Also excluded from the table above are amounts for payments of fully vested SERP contributions and balances which can be found in the table in the “Executive Compensation — Nonqualified Deferred Compensation” section in this Proxy Statement. As of June 30, 2023, all of our NEOs were fully vested in the SERP plan.
CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. This pay ratio is a reasonable estimate calculated based on the SEC rules and our payroll and employment records using the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.
As of June 30, 2023, we employed approximately 7,900 employees worldwide that meet the definition of employee under Item 402(u), other than our CEO.
We determined our median employee by reviewing the annualized base salaries as of June 30, 2023 of our considered population, which excludes our CEO, plus their target incentive compensation for the fiscal year ended June 30, 2023. For employees located outside the U.S., their compensation was converted to U.S. dollars using the spot exchange rate as of June 30, 2023. The median employee was determined to be a production operator employee located outside the U.S. The total compensation of the median employee for fiscal year 2023 was $11,538. The average foreign exchange rate for fiscal year 2023 was used to convert the median employee’s actual fiscal year 2023 compensation into U.S. dollars.
We have selected the option to calculate the total compensation of our CEO at June 30, 2023, the date we use to identify the median employee. The total compensation of our CEO was $5,651,344 for fiscal year 2023, as set forth in the Summary Compensation Table for Mr. Phillips and annualized for a full year of service. The ratio of our CEO’s total compensation to our median employee’s total compensation for fiscal year 2023 was 490:1.
The CEO Pay Ratio was based on the fiscal year 2023 total compensation of our median employee, determined in the same manner and using the same methodology used to determine the “Total Compensation” shown for our CEO in the Summary Compensation Table. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
To set some context for the above CEO pay ratio, as a large global manufacturing company, the nature of our operations relies significantly on employees outside the United States. Of the 7,900 employees included in our analysis, approximately 80% are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We regularly conduct competitive market pay analysis in all of the countries in which we operate in to ensure we are competitive with local market practices.
Pay versus Performance of our NEOs
Compensation Actually Paid
As outlined in the CD&A above, the TCC Committee has implemented an executive compensation program that prioritizes performance and aims to align employee and Share Owner interests. The Pay vs. Performance disclosure below provides a snapshot of pay and performance alignment by evaluating the link between Compensation Actually Paid, as defined by the SEC (“CAP”), and measures of market and financial performance.

The following table sets forth additional compensation information for our principal executive officer (PEO) and our non-PEO named executive officers (Non-PEO NEOs), calculated in accordance with Item 402(v) of Regulation S-K, for fiscal years 2023, 2022, and 2021.

Pay versus Performance Table

	Summary Compensation Table Total		Compensation Actually Paid				Value of Initial Fixed $100
	for First PEO	for Second PEO	to First PEO	to Second PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Operating Income Margin
Year	($) (1)	($) (2)	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (4)	($) (5)	(6)
2023	$4,293,775	$1,375,446	$4,697,655	$1,415,198	$1,070,088	$1,333,526	$204.06	$161.02	$55,831,000	4.8%
2022	$—	$3,906,259	$—	$3,020,432	$991,889	$879,149	$148.45	$142.71	$31,253,000	3.9%
2021	$—	$2,739,554	$—	$3,952,035	$869,216	$1,075,397	$160.56	$165.48	$56,791,000	5.1%
(1)    On March 1, 2023, Mr. Phillips (the “First PEO”) began his employment as our Chief Executive Officer.
(2)    On February 28, 2023, Mr. Charron (the “Second PEO”) retired from his position as our Chief Executive Officer.
(3)    During 2023, our remaining NEOs consisted of the following: Ms. Croom, Mr. Korn, Ms. Thomson, and Mr. Thyen. During 2022, our remaining NEOs consisted of the following: Ms. Croom, Mr. Korn, Ms. Thomson, Mr. Thyen, and Mr. John Kahle. During 2021, our remaining NEOs consisted of the following: Mr. Michael Sergesketter, Mr. Kahle, Mr. Korn, and Mr. Thyen.
(4)    Total shareholder return (TSR) in the table above is calculated based on the assumption that $100 is invested in the Company’s stock and the Russell 2000 Electronic Components Subindex at the closing market prices on June 30, 2020 and that dividends, if any, are reinvested. The Russell 2000 Electronic Components Subindex is the same peer group we use in reporting the performance graph in our Annual Report on Form 10-K.
(5)    Reflects the net income reported in the Company’s Consolidated Statements of Income from the Annual Report on Form 10-K for each year ended June 30, 2023, 2022, and 2021.
(6)    Operating Income Margin is considered the Company’s most important financial performance measure and is reflected in the table above as the Company-Selected Measure.

Richard D. Phillips
2023
Total Compensation as reported in the Summary Compensation Table	$4,293,775
Less: Reported Value of Equity Awards	$(3,655,447)
Plus: Total Value of Unvested Awards Granted during the Fiscal Year	$4,059,327
Compensation Actually Paid	$4,697,655
The equity awards reportable for Mr. Phillips above consisted of performance shares, restricted shares, and an Equity Sign-On Inducement Grant, all of which are reported in the Summary Compensation Table at grant date fair value. In order to calculate the Compensation Actually Paid, the equity awards must be revalued at each fiscal year end. The performance shares were revalued based on updated performance metrics and the Company’s stock price as of each reportable fiscal year end. The restricted shares were revalued based on the Company’s stock price as of each reportable fiscal year end. The Equity Sign-On Inducement Grant was revalued using a Monte Carlo simulation as of each reportable fiscal year end.

	Donald D. Charron	Donald D. Charron	Donald D. Charron
	2023	2022	2021
Total Compensation as reported in the Summary Compensation Table	$1,375,446	$3,906,259	$2,739,554
Less: Reported Value of Equity Awards	$(513,969)	$(2,809,083)	$(1,443,443)
Plus: Total Value of Unvested Awards Granted during the Fiscal Year	$617,716	$2,278,268	$2,300,322
Total Change in Value of Unvested Awards Granted in Prior Fiscal Years	$(270,086)	$(402,603)	$346,277
Total Change in Value from Prior Fiscal Year-End of Awards that Vested during the Fiscal Year	$206,091	$47,591	$9,325
Compensation Actually Paid	$1,415,198	$3,020,432	$3,952,035
The equity awards reportable for Mr. Charron above consisted of performance shares and restricted shares, all of which are reported in the Summary Compensation Table at grant date fair value. In order to calculate the Compensation Actually Paid, the equity awards must be revalued at each fiscal year end. The performance shares were revalued based on updated performance metrics and the Company’s stock price as of each reportable fiscal year end. The restricted shares were revalued based on the Company’s stock price as of each reportable fiscal year end.

	Average Non-PEO NEOs	Average Non-PEO NEOs	Average Non-PEO NEOs
	2023	2022	2021
Total Compensation as reported in the Summary Compensation Table	$1,070,088	$991,889	$869,216
Less: Reported Value of Equity Awards	$(440,916)	$(418,641)	$(233,484)
Plus: Total Value of Unvested Awards Granted during the Fiscal Year	$549,035	$339,533	$372,088
Total Change in Value of Unvested Awards Granted in Prior Fiscal Years	$125,943	$(41,762)	$65,806
Total Change in Value from Prior Fiscal Year-End of Awards that Vested during the Fiscal Year	$29,376	$8,130	$1,771
Compensation Actually Paid	$1,333,526	$879,149	$1,075,397
The equity awards reflected in the table above for the Company’s average Non-PEO NEOs consisted of performance shares and restricted shares which were reported in the Summary Compensation Table at grant date fair value. In order to calculate the Compensation Actually Paid, the equity awards must be revalued at each fiscal year end. The performance shares were revalued based on updated performance metrics and the Company’s stock price as of each reportable fiscal year end. The restricted shares were revalued based on the Company’s stock price as of each reportable fiscal year end.

Relationship Between Executive Compensation and Performance

The following chart outlines the relationship among our key performance metrics and the aggregate “total compensation actually paid” to all NEOs for each applicable fiscal year.

Relationship Between PEO and Other NEO Compensation Actually Paid and Company and Peer Group TSR
Compensation Actually Paid ($M)
6.000
5.000
4.000
3.000
2.000
1.000
0.000
Value of $100 Investment From 6/30/2020
200
175
150
125
100
75
50
25
0
06/30/21
06/30/22
06/30/23
PEO (1) CAP
PEO (2) CAP
Average NEO CAP
Kimball Electronics, Inc. TSR
Russell 2000 Electronic Components Subindex TSR

Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
Compensation Actually Paid ($M)
6.000
5.000
4.000
3.000
2.000
1.000
0.000
$80.000
$60.000
$40.000
$20.000
Net Income
06/30/21
06/30/22
06/30/23
PEO (1) CAP
PEO (2) CAP
Average NEO CAP
Net Income

Relationship Between PEO and Other NEO Compensation Actually Paid and Operating Income Margin
Compensation Actually Paid ($M)
6.000
5.000
4.000
3.000
2.000
1.000
0.000
10.0%
5.0%
—%
Operating Income Margin (%)
06/30/21
06/30/22
06/30/23
PEO (1) CAP
PEO (2) CAP
Average NEO CAP
Operating Income Margin

Pay versus Performance Tabular List
The tabular list below reflects our other important performance measures used to link compensation actually paid for our NEOs to company performance, over the fiscal year ending June 30, 2023. The performance measures included in this table are ranked alphabetically, not by relative importance.

Performance Measures
•Economic Profit
•Environmental, Social, and Governance (ESG)
•Relative Growth
•Relative Total Shareholder Return (rTSR)

EQUITY COMPENSATION PLANS INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2023.

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Share Owners (1)	478,492	—	2,509,042
Not approved by Share Owners (2)	199,457	—	792,282
Total	677,949	—	3,301,324
(1)Consists of 60,312 restricted share awards, 375,554 performance share awards, and 42,626 total shareholder return share awards under the Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan. The number of performance shares and total shareholder return shares assumes the maximum number of shares that the participant is eligible to receive if applicable performance levels are achieved.
(2)Consists of phantom stock units granted to non-employee directors under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”), which are participating securities and are payable in Common Stock upon a director’s retirement or termination from the Board or death. The Deferral Plan is a nonqualified plan approved by the Board of Directors on October 20, 2016 that allows non-employee directors to defer all, or a portion of, their retainer fees in stock until retirement or termination from the Board or death. The Deferral Plan allows for issuance of up to 1.0 million shares of our Common Stock.
(3)There is no exercise price for performance share awards, restricted share awards, total shareholder return share awards, or phantom stock units.

PROPOSAL 4: TO APPROVE, IN A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are asking the owners of our Common Stock to approve the compensation paid to our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This proposal, commonly known as a say on pay proposal, gives our Share Owners the opportunity to express their views on our executive compensation.
The goals of our compensation programs are to create long-term Share Owner value by rewarding executive performance, to retain our executives by using key elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities, and to align the interests of our executives with our Share Owners by linking compensation to financial performance. We compensate our NEOs using a combination of salary, performance-based cash incentive compensation, and performance share awards. Our compensation programs are designed to align our executives’ contributions to ultimately achieve our goal of maximizing Share Owner value. We believe that our executive compensation programs accomplish this goal.
The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Talent, Culture, and Compensation Committee for fiscal year 2023 in more detail.
We are asking our Share Owners to indicate their support for our NEOs’ compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we recommend that our Share Owners vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that Share Owners of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Share Owners, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
As an advisory vote, this proposal will not be binding on us or our Board of Directors or Talent, Culture, and Compensation Committee. However, we expect that the Talent, Culture, and Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our NEOs.

The Board of Directors recommends that you vote “FOR” the advisory proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. The total number of our shares listed in the table for all executive officers and directors as a group is 579,014 shares of Common Stock (2.3% of the outstanding), as of the date noted below.
Set forth in the following table are the beneficial holdings, as of September 11, 2023, of the Company’s Common Stock on the basis described above for: (i) each person known to us who may be deemed to beneficially own more than 5% of our outstanding shares; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all directors and executive officers as a group:

Name	Shares Beneficially Owned(a)(b)		Percent of Outstanding Shares
Holders of more than 5% of the Outstanding Shares
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,005,335	(d)	8.1%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,842,203	(e)	7.4%
Directors and Named Executive Officers:
Richard D. Phillips	—		(c)
Michele A. M. Holcomb	18,383	(f)	(c)
Gregory J. Lampert	68,208	(f)	(c)
Robert J. Phillippy	42,924	(f)	(c)
Colleen C. Repplier	68,393	(f)	(c)
Gregory A. Thaxton	25,531	(f)	(c)
Tom G. Vadaketh	10,384	(f)	(c)
Holly A. Van Deursen	18,385		(c)
Jana T. Croom	7,224		(c)
Steven T. Korn	106,069		(c)
Kathy R. Thomson	20,082		(c)
Christopher J. Thyen	161,662		(c)
All executive officers and directors as a Group (16 persons)	579,014	(g)	2.3%
(a)Based on information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC). On September 11, 2023, there were 24,845,148 outstanding shares of Common Stock.
(b)The individuals listed are deemed to have sole voting and investment power over the shares owned by their respective spouses living in their household. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.
(c)Totals are less than one percent of the outstanding shares.
(d)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 10, 2023, indicating beneficial ownership as of December 30, 2022. The Share Owner reports that it has the sole power to vote or direct the vote of 1,969,759 shares and the sole power to dispose or direct the disposition of 2,005,335 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(e)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on January 31, 2023, indicating beneficial ownership as of December 31, 2022. The Share Owner reports that it has the sole power to vote or direct the vote of 1,794,562 shares and the sole power to dispose or direct the disposition of 1,842,203 shares but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC.
(f)For directors, includes shares credited under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan that may be distributable within 60 days following termination of Board service.
(g)Shares that Mr. Charron held are not included in this total, as he was deceased and not an executive officer or director of the Company as of September 11, 2023.
Share Ownership Guidelines
The TCC Committee has established Share Ownership Guidelines for our directors, CEO, and executives reporting directly to the CEO. The Share Ownership Guidelines embody our Board’s belief that our senior leaders should maintain a significant personal financial stake in Kimball Electronics to promote overall corporate responsibility, encourage decisions focused on a long-term view, and serve the best interests of our Share Owners in creating long-term value through the value of our shares. In addition, the policy helps align Board, executive, and Share Owner interests, which reduces incentives for excessive short-term risk taking.
Under the Guidelines, each covered director or executive is required to maintain ownership of shares of our Common Stock equal to either three times their annual cash retainer or base salary (for directors and executives reporting directly to the CEO, respectively) or six times their base salary (for the CEO). Each director and covered executive must retain 100% of all net shares (post-tax) that vest until achieving their minimum share ownership requirement. Leaders have a reasonable time from their appointment (as determined by the TCC Committee) to attain their share ownership requirements, with a target of no longer than five years for the CEO and seven years for other covered executives.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires that Company directors, executive officers, and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2023.

INFORMATION ABOUT THE 2023 ANNUAL MEETING
Location, Stock Ownership, Quorum, and Voting
Q: Where is the Annual Meeting?
A: The 2023 Annual Meeting will be a hybrid meeting. The Annual Meeting will be held at our principal offices, 1205 Kimball Boulevard, Jasper, Indiana, on Friday, November 17, 2023, at 10:00 A.M., Eastern Standard Time (EST) and online at https://www.virtualshareholdermeeting.com/KE2023.
Q: Who is entitled to vote at the Annual Meeting?
A: The Board has set September 11, 2023 as the Record Date for the Annual Meeting. You are entitled to notice and to vote if you were a holder of record of Common Stock as of the close of business on September 11, 2023. Your shares may be voted at the Annual Meeting only if you are present in person or your shares are represented by a valid proxy. Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee, or nominee on how to vote their shares, as described below.
Q: How many shares were outstanding and entitled to vote at the Annual Meeting?
A: As of the Record Date, there were 24,845,148 shares of common stock outstanding and entitled to cast one vote for each share at the Annual Meeting. No shares of Kimball Electronics’ preferred stock were outstanding.
Our list of Share Owners as of the Record Date will be available during the Annual Meeting for those Share Owners who choose to attend. Company-appointed proxies will attend and be available at the Annual Meeting.
Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A: Shareholders of record. If your shares are registered directly in your name with Kimball Electronics’ transfer agent, Broadridge, you are considered the “shareholder of record” with respect to those shares. If you are a shareholder of record, Kimball Electronics sent these proxy materials directly to you.
Beneficial owners. Most Kimball Electronics Share Owners hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting without the control number on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email your broker or other agent sent you that contained this Proxy Statement. You may contact your broker or other institution where you hold your account if you have questions about obtaining your control number.
Q: How many shares must be present or represented by proxy to conduct business at the Annual Meeting?
A: The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Share Owners are counted as present if they attend the Annual Meeting in person (including virtually) or have properly submitted a proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.
Q: What are “broker non-votes”?
A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters, resulting in a “broker non-vote.” Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

The ratification of the appointment of Deloitte Entities as our independent registered public accounting firm for the fiscal year ending June 30, 2024 (Proposal Three) is considered routine under applicable rules, so there should not be any broker non-votes in connection with Proposal Three. The election of the directors listed in the accompanying Proxy Statement (Proposal One), the approval of the Kimball Electronics 2023 Equity Incentive Plan (Proposal Two), and the advisory vote on executive compensation (Proposal Four) are considered non-routine matters, so there may be broker non-votes on Proposals One, Two, and Four.
Q: How can I vote my shares during the Annual Meeting?
A: Whether you hold shares in your name or in street name, you may vote before, in person at, or online during the Annual Meeting. You will need to enter your control number (included in your Notice, your proxy card, or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting. Even if you plan to participate in the Annual Meeting, however, we encourage you to vote in advance over the Internet, by telephone, or by returning a proxy card if you have requested printed proxy materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the Annual Meeting.
Q: How can I vote my shares without attending the Annual Meeting?
A: If you are a shareholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:
•by using the internet voting site listed on the proxy card and Notice,
•by calling the toll-free telephone number listed on the proxy card and Notice, or
•by requesting a proxy card from Kimball Electronics by telephone at (812) 634-4000 or by mail at ATTN: Secretary, Kimball Electronics, 1205 Kimball Boulevard, Jasper, IN 47546, and completing, signing, dating, and returning the proxy card in the postage pre-paid envelope provided.
Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.
Specific instructions for using the telephone and internet voting systems are on the proxy card and Notice. The telephone and internet voting systems for Share Owners of record will be available until 11:59 p.m. Eastern Time on November 16, 2023, the day before the Annual Meeting.
If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if internet and telephone voting are available and, if so, how to access and use those methods.
Q: What is the voting requirement to approve these proposals?
A: You may vote “for,” “against,” or “abstain” on each of the proposals. The voting requirement to approve each proposal is listed in the Agenda Items and Board Recommendations section of this Proxy Statement.
Q: What happens if I do not cast a vote?
A: Shareholders of record. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
Beneficial owners. If you hold your shares in street name and you do not cast your vote, your broker, trustee, or nominee can use its discretion to vote on the ratification of the appointment of the Deloitte Entities as our independent registered public accounting firm (Proposal Three). However, you must cast your vote if you want it to count in the election of directors (Proposal One), the approval of the Kimball Electronics 2023 Equity Incentive Plan (Proposal Two), or the non-binding approval of compensation for our named executive officers (Proposal Four). Your broker may not vote your uninstructed shares with respect to Proposals One, Two and Four.
Q: How does the Board recommend that I vote?
A: The Board unanimously recommends that you vote your shares FOR the election of each of the nominees listed in Proposal One, FOR the approval of the Kimball Electronics 2023 Equity Incentive Plan, FOR the ratification of the appointment of the Deloitte Entities as Kimball Electronics’ independent registered public accounting firm for the fiscal year ending June 30, 2024, and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Q: If I sign a proxy, how will it be voted?
A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.
Q: What happens if additional matters are presented at the Annual Meeting?
A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Q: Can I change or revoke my vote?
A: If you are a shareholder of record, there are three ways you can change your vote.
•Before your shares are voted at the Annual Meeting, you can file with Kimball Electronics’ Secretary a written notice of revocation or a duly executed proxy card, in either case dated later than the proxy card you wish to change.
•You can attend the Annual Meeting and vote online with your control number. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
•If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid internet or telephone vote or by voting online.
Any written notice of revocation or subsequent proxy card should be delivered to Kimball Electronics Secretary at 1205 Kimball Boulevard, Jasper, IN 47546, and must be received by the Secretary before the vote at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you can submit new voting instructions to your broker or other agent or you can attend the Annual Meeting and vote online with your control number.
Q: Who will bear the costs of soliciting votes for the Annual Meeting?
A: Kimball Electronics will bear all expenses of soliciting proxies, including the cost of preparing and mailing these proxy materials. Kimball Electronics may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers, and other employees of Kimball Electronics also may solicit proxies in person, by telephone, by electronic mail, or by other means of communication. These individuals may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation but will not receive any additional compensation.
Q: Where can I find the voting results of the Annual Meeting?
A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.
Annual Meeting Materials and Business
Q: Why am I receiving these proxy materials?
A: The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2023 Annual Meeting and any postponements or adjournments of that meeting. We first mailed these materials to all of our Share Owners on or about September 28, 2023 through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a Share Owner has specifically requested a full set paper copy of this Proxy Statement and our fiscal year 2023 Annual Report. This Proxy Statement, the form of the proxy card, and voting instructions are also being made available to Share Owners on or about September 28, 2023, at www.proxyvote.com. Our 2023 Annual Report is being made available at the same time and by the same method. The 2023 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference.

Q: What proposals will be voted on at the Annual Meeting?
A: At the Annual Meeting, Share Owners will be asked to vote to:

Proposal 1: Elect three Directors for a three-year term: •Robert J. Phillippy •Richard D. Phillips •Gregory A. Thaxton

Proposal 2: Approve the Company’s 2023 Equity Incentive Plan

Proposal 3: Ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

Proposal 4: Approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers
Q: Can I attend the Annual Meeting?
A: Yes, if you are a shareholder as of the Record Date! The 2023 Annual Meeting will be a hybrid meeting. This means that you may attend the 2023 Annual Meeting either in person at our principal executive offices located at 1205 Kimball Boulevard, Jasper, Indiana 47546, or virtually via a live audio webcast by visiting https://www.virtualshareholdermeeting.com/KE2023. To be admitted to the Annual Meeting at https://www.virtualshareholdermeeting.com/KE2023, you must enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial shareholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your Control Number. We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately thirty minutes before the meeting on November 17, 2023.
Instructions on how to attend and participate virtually in the live audio webcast of the 2023 Annual Meeting, how to vote your shares virtually while attending this live audio webcast, and a browser compatibility test are all posted at https://www.virtualshareholdermeeting.com/KE2023.
Q: Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set paper copy of this Proxy Statement and fiscal year 2023 Annual Report?
A: We are once again relying on an SEC rule that allows companies to furnish their proxy materials over the Internet rather than in paper form when Share Owners elect to allow us to do so. We encourage Share Owners to take advantage of electronic delivery to help reduce the cost and environmental impact of the annual meeting! The Notice contains instructions on how to access our Proxy Statement and our 2023 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2023 (our “2023 Annual Report”), and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of these materials and a proxy card.
Q: Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice Regarding the Internet Availability of Proxy Materials?
A: Share Owners who previously requested full paper copies of the proxy materials, or who have not requested electronic delivery, are receiving paper copies again this year. Printed sets of proxy materials include a proxy, being solicited on behalf of the Board, along with a return envelope that requires no postage if mailed in the United States. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided on your proxy card or voting instruction form. Share Owners who hold shares through a bank, brokerage firm, or other agent may sign up for electronic delivery by contacting that broker or agent. We encourage Share Owners to take advantage of electronic delivery to help reduce the cost and environmental impact of the annual meeting! Please see the Notice and Access section of this Proxy Statement for more information.

Additional Information About the Proxy Materials
Q: What should I do if I receive more than one set of proxy materials?
A: You may receive more than one Proxy Statement, proxy card, voting instruction card, or Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date, and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.
Q: How may I obtain a separate Notice or a separate set of proxy materials and fiscal year 2023 Annual Report?
A: If you share an address with another Share Owner, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and fiscal year 2023 Annual Report. The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at (877) 830-4936, +1 (720) 378-5591 from outside the United States, or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
Q: What is the mailing address for your principal executive offices?
A: Kimball Electronics’ principal executive offices are located at 1205 Kimball Boulevard, Jasper, Indiana 47546. Any written requests for additional information, additional copies of the proxy materials and fiscal year 2023 Annual Report, notices of Share Owner proposals, recommendations for candidates to the Board, communications to the Board, or any other communications should be sent to this address.
Our internet address is www.kimballelectronics.com. The information posted on our website is not incorporated into this Proxy Statement.

OTHER MATTERS
The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.
Submission of Nominations and Proposals For 2024
Share Owners who wish to submit proposals to be included in our Proxy Statement that we will issue in connection with the 2024 Annual Meeting must ensure that we receive such proposals at our principal executive offices, 1205 Kimball Blvd., Jasper, Indiana 47546 addressed to Kimball Electronics’ Secretary, no later than May 31, 2024. Such proposals must meet certain requirements under the regulations of the SEC to be included in our Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2024 Annual Meeting of Share Owners (but not include the nomination or proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 30, 2024, and no later than August 19, 2024. The written notice must also meet additional requirements as stated in our By-Laws, a copy of which is available upon written request directed to our Secretary.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, Share Owners who intend to solicit proxies in support of director nominees other than Kimball Electronics’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 18, 2024.

Communication with the Board
Share Owners may communicate with a member of the Board by sending comments in care of the Secretary of Kimball Electronics at 1205 Kimball Blvd., Jasper, Indiana 47546. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them. Communications relating to other topics, including those that are primarily commercial in nature, will not be forwarded. Concerns about accounting or auditing matters or possible violations of our Code of Conduct should be reported under the procedures outlined in the “Reporting Violations” section of our Code of Conduct, which is available on our website at https://www.kimballelectronics.com/code-of-conduct/.

APPENDIX A: PRE-APPROVAL PROCESS FOR SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball Electronics, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball Electronics, Inc. reports to and is engaged by the Audit Committee of the Company. The service and fees are pre-approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant pre-approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full Committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

APPENDIX B: KIMBALL ELECTRONICS, INC. 2023 EQUITY INCENTIVE PLAN
KIMBALL ELECTRONICS, INC.

2023 EQUITY INCENTIVE PLAN
1. Purpose; Eligibility.
1.1 General Purpose. The name of this plan is the Kimball Electronics, Inc. 2023 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable Kimball Electronics, Inc., an Indiana corporation (the “Company”), and any Affiliate to attract and retain the types of Employees who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants, and Directors with those of the Company’s Share Owners; (c) to develop in Employees a sense of proprietorship and personal involvement in the development and financial success of the Company; and (d) to encourage Employees to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its Share Owners.
1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants, and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants, or Directors after the receipt of Awards.
1.3 Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity Awards.

2. Definitions.
“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity Award.
“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan that may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cash Award” means an Award denominated in cash that is granted under Section 9 of the Plan.
“Cause” means:
(a) If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or
(b) If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.
The Committee, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of the Company through merger, consolidation, or stock transfer; (ii) the acquisition during any twelve- (12-) month period, by any one person or more than one person acting as a Group, of ownership interests of thirty-five percent (35%) or more of the total voting power of the Company; (iii) the acquisition of ownership during any twelve- (12-) month period, by any one person or more than one person acting as a Group, of forty percent (40%) or more of the total gross fair market value of the assets of the Company; or (iv) the replacement of a majority of members of the Board of Directors during any twelve- (12-) month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. “Excluded Transaction” means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations; “Majority Ownership” of an entity means ownership interests representing more than fifty percent (50%) of the total fair market value or of the total voting power of all ownership interests in the entity; “Group” has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.
“Change in Control Protection Period” means the period of time beginning on the date of the consummation of the Change in Control and ending on the twenty-four (24-) month anniversary of such Change in Control.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.
“Common Stock” means the common stock, no par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.
“Company” means Kimball Electronics, Inc., an Indiana corporation, and any successor thereto.
“Consultant” means any individual or entity that performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant, or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant, or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code and the termination of Continuous Service constitutes a “separation from service” within the meaning thereof. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive, and binding.
“Deferred Stock Units (DSUs)” has the meaning set forth in Section 7.1(b) hereof.
“Director” means a member of the Board.
“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 5.8 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 5.8 hereof within the meaning of Section 22(e)(3) of the Code, the

Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
“Disqualifying Disposition” has the meaning set forth in Section 16.13.
“Effective Date” shall mean the date that the Company’s shareholders approve this Plan if such shareholder approval occurs before the first anniversary of the date the Plan is adopted by the Board.
“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate and an Employee shall not include any person during any period they are classified or treated by the Company and/or Affiliate as an independent contractor, a Consultant, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, and/or Affiliate, in either case without regard to whether such person is subsequently determined to have been, or is subsequently retroactively reclassified as or deemed a common-law or statutory employee of the Company and/or Affiliate during such period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in such source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.
“Fiscal Year” means the Company’s fiscal year.
“Free Standing Rights” has the meaning set forth in Section 6.
“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.
“Indemnified Parties” has the meaning set forth in Section 3.5.
“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.
“Other Equity Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award, that is granted under Section 9 and is payable by delivery of Common Stock and/or that is measured by reference to the value of Common Stock.
“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
“Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals may include any of the following:

net earnings or net income (before or after taxes);
basic or diluted earnings per share (before or after taxes);
net revenues or net revenue growth;
gross revenue;
gross profit or gross profit growth;
net operating profit (before or after taxes);
return on assets, capital, invested capital, equity or sales;
cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);
gross or operating margins;
improvements in capital structure;
budget and expense management;
productivity ratios;
economic value added (including, but not limited to, economic profit) or other value-added measurements;
share price (including, but not limited to, growth measures and total shareholder return);
expense targets;
margins;
operating efficiency;
working capital targets;
enterprise value;
environmental, social, and governance targets;
safety record; and
completion of acquisitions or business expansion.
Such Performance Goals may relate to the performance of the Company as a whole, a business unit, division, department, individual, or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine in its discretion. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.
“Performance Share Award” means any Award granted pursuant to Section 8 hereof.
“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based on the performance of the Company during a Performance Period, as determined by the Committee.
“Permitted Transferee” means: a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests.
“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.
“Plan” means this Kimball Electronics, Inc. 2023 Equity Incentive Plan, as amended and/or restated from time to time.
“Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant subject to the Participant’s Continuous Service for a Performance Period but in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of calendar days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of calendar days in the Performance Period.
“Qualifying Termination” means a Participant’s termination of Continuous Service due to death, Disability, or Retirement. In the case of a Participant’s Disability, the termination of Continuous Service shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. For the avoidance of doubt, a Participant’s termination of Continuous Service for any other reason shall not constitute a Qualifying Termination.
“Related Rights” has the meaning set forth in Section 6.
“Restricted Award” means any Award granted pursuant to Section 7.
“Restricted Period” has the meaning set forth in Section 7.
“Retirement” means a Participant’s termination of Continuous Service, for any reason other than death, after the Participant has attained either (1) the age of 55 after at least ten years of Continuous Service with the Company, or (2) the minimum retirement age under the governmental retirement system for the applicable country of the Participant’s employment (age 62 in the United States).
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Appreciation Right” means the right pursuant to an Award granted under Section 6 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.
“Stock for Stock Exchange” has the meaning set forth in Section 5.4.
“Substitute Award” has the meaning set forth in Section 3.6(f).
“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.
“Total Share Reserve” has the meaning set forth in Section 3.6(a).
3. Administration.
3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(a) to construe and interpret the Plan and apply its provisions;
(b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d) to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;
(e) to determine when Awards are to be granted under the Plan and the applicable Grant Date;
(f) from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;
(g) to determine the number of shares of Common Stock to be made subject to each Award;
(h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;
(i) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j) to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;
(k) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under their Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;
(l) to determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their Continuous Service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;
(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(o) to exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan.
Except pursuant to Section 13, the Committee shall not, without the approval of the Company’s shareholders, (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying Shares.
3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
3.3 Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow a charter and/or such rules and regulations for the conduct of its business as it may determine to be advisable.
3.4 Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors, members of the Committee, officers, employees, or agents of the Company, and to the extent allowed by Applicable Laws, the Committee and any officers, employees or agents of the Company appointed by the Committee (“Indemnified Parties”) to assist in administering the Plan shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any claim, action, suit, or proceeding, or in connection with any appeal therein, to which any of the Indemnified Parties may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Indemnified Parties in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Indemnified Parties in satisfaction of a judgment in any such claim, action, suit, proceeding, or appeal, except in relation to matters as to which it shall be adjudged in such claim, action, suit, proceeding, or appeal that the Indemnified Parties did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such claim, action, suit, proceeding, or appeal, the Indemnified Parties shall, in writing, offer the Company the opportunity at its own expense to handle and defend such claim, action, suit, proceeding, or appeal.
3.6 Shares Subject to the Plan.
(a) Subject to adjustment in accordance with Section 13, no more than (a) two million (2,000,000) shares of Common Stock plus (b) the number of shares of Common Stock subject to awards granted under the 2014 Stock Option and Incentive Plan that are outstanding as of the Effective Date and which awards expire, terminate, or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.
(b) Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner.
(c) Subject to adjustment in accordance with Section 13, no more than the number of shares that constitute the Total Share Reserve may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).
(d) The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year shall not exceed a total value of seven hundred fifty thousand dollars ($750,000), calculating the value of any Awards based on the grant date fair value for financial reporting purposes.
(e) Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. To the extent that any Award is settled in cash, no shares shall be counted against the Total Share Reserve.
(f) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Reserve.
3.7 Nature of Shares. Shares available for distribution under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner; provided, however shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the Total Share Reserves.
3.8 Minimum Vesting of Awards. No Award shall vest, become exercisable, and/or begin cliff or grade vesting earlier than one (1) year after the Grant Date; provided, however, that shares of Common Stock up to five percent (5%) of the Total Share Reserve may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements. The Committee may, but shall not be required to, provide in the terms of any Award Agreement for an acceleration of vesting and exercisability upon the occurrence of a specified event. Nothing in this Section shall preclude the Committee from taking action, in its sole and absolute discretion, to accelerate the vesting of any Award in connection with or following a Participant’s Qualifying Termination, or subject to Section 14, in the event of a Change in Control.

3.9 No Assignment. Except as otherwise required by Applicable Laws, no Participant shall sell, transfer, assign, pledge, encumber, or hypothecate any interest, benefit, payment, claim, or right under the Plan, and any such interest, benefit, payment, claim, or right shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for any Participant to (a) transfer an Award for bona fide estate planning purposes to that Participant’s trust or other testamentary vehicle or (b) designate a beneficiary to whom any amounts would be payable in the event of that Participant’s death.
4. Eligibility.
4.1 No Guarantee of Participation, Employment. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. A Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of (a) continued employment by the Company or an Affiliate or (b) being selected for participation in any subsequent Performance Period.
4.2 New Hires; Newly Eligible Participants. At the discretion of the Committee, a newly hired or newly eligible Participant will be eligible to receive an Award, which may be a Pro-Rated Award.
4.3 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants, and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants, and Directors following the Grant Date.
4.4 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.
5. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 5, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
5.1 Term. Subject to the provisions of Section 4.4 regarding Ten Percent Shareholders, the term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.
5.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 4.4 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
5.3 Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.
5.4 Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired; (ii) by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (iii) a “cashless” exercise program established with a broker; (iv) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (v) by any combination of the foregoing methods; or (vi) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly, from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.
5.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
5.6 Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
5.7 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 5.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
5.8 Qualifying Termination of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Qualifying Termination, the Optionholder (or, in the case of the Optionholder’s death, the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death) may exercise their Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such Qualifying Termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after such Qualifying Termination, the Optionholder does not exercise their Option within the time specified herein or in the Award Agreement, the Option shall terminate.
5.9 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.
6. Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).
6.1 Grant Requirements for Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.
6.2 Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.
6.3 Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash, or a combination thereof, as determined by the Committee.
6.4 Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares underlying the Free Standing Right on the Grant Date. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 6.1 are satisfied.
6.5 Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.
7. Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred, or otherwise disposed of for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
7.1 Restricted Stock and Restricted Stock Units.
(a) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, only upon the release of restrictions on such shares and, if such shares are forfeited, the Participant shall have no right to such dividends.
(b) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). Unless the Committee determines otherwise at the time of an Award, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) shall be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.
7.2 Restrictions.
(a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.
(b) Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.
(c) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units, and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate and compliant with Applicable Laws, including without limitation Code Section 409A or an exemption thereto.
7.3 Termination of Continuous Service Due to Qualifying Termination. If a Participant’s Continuous Service is terminated by reason of the Participant’s Qualifying Termination during a Restricted Period, the Participant or their beneficiary will be paid a Pro-Rated Award. Payment of the entire Pro-Rated Award (for all Awards that were subject to a Restricted Period at the time of the Qualifying Termination) will be made in a lump sum as soon as administratively practicable, but not later than 2 ½ months, following the Qualifying Termination.
7.4 Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or their beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and for which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account for such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall, within 2 ½ months following such expiration date, deliver to the Participant, or their beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.1(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock for Vested Units, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.
7.5 Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.
8. Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.
8.1 Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined in the sole and absolute discretion of the Committee.
8.2 Termination of Continuous Service Due to Qualifying Termination. If a Participant’s Continuous Service is terminated due to a Qualifying Termination during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or their beneficiary will be paid a Pro-Rated Award. Payment of such Pro-Rated Award will be made at the same time and in the same manner as Awards are paid to other Participants following the end of each applicable Performance Period. In no event shall such payment be made later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved for the applicable Performance Period.
9. Other Equity Awards and Cash Awards.
9.1 The Committee may grant Other Equity Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine. Without limiting the generality of the foregoing, each such Other Equity Award or Cash Award may (i) involve the transfer of actual Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise, (ii) be subject to vesting conditions, (iii) be in any form permitted by this Plan as determined in the sole and absolute discretion of the Committee and (iv) be designed to comply with Applicable Laws of jurisdictions other than the United States; provided, however, that each Cash Award shall be denominated in cash and each equity-based or equity-related Other Equity Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock, in each case that is specified (or will be determined using a formula that is specified) at the time of the grant of such Award.
9.2 Until the issuance of shares of Common Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) (if any), no right to vote or receive dividends or any other rights as a holder of common stock shall exist with respect to the equity-based or equity-related Other Equity Awards. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.
9.3 Restricted Period. No Other Equity or Cash Awards shall vest earlier than one (1) year after the Grant Date.
10. Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award, or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
11. Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.
12. Miscellaneous.
12.1 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 13 hereof. No Option or Stock Appreciation Right shall provide for the payment or accrual of dividends or Dividend Equivalents.
12.2 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
12.3 Transfers of Employment; Approved Leave of Absence. For purposes of the Plan, no termination of Continuous Service by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by Applicable Laws or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.
12.4 Withholding Obligations.
(a) To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state, or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award (“Net Settlement”), provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (iii) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.
(b) “Insiders” within the meaning of Section 16 of the Exchange Act shall satisfy their withholding obligations by Net Settlement, unless approved in advance by the Committee in its discretion.
13. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend; stock split; reverse stock split; an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange; or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, and/or the Total Share Reserve will be equitably adjusted or substituted, as to the number, price, or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 13, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 13 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
14. Effect of Change in Control.
14.1 Unless otherwise provided in an Award Agreement or applicable severance plan, notwithstanding any provision of the Plan to the contrary:
(a) Where Awards are not converted, assumed, or replaced by a comparable award by a successor or survivor corporation, or a parent or subsidiary thereof, the Committee may provide that (i) one or more Awards will automatically vest in whole or in part or become fully exercisable in whole or in part, as the case may be, (ii) that all forfeiture restrictions shall lapse immediately prior to the Change in Control and (iii) that upon the consummation of such Change in Control, the Award shall terminate and cease to be outstanding.
(b) Where Awards are assumed or continued after a Change in Control, the Committee may provide that one or more Awards will automatically accelerate upon an involuntary termination of Continuous Service during the Change in Control Protection Period. If the Committee so determines, any such Award shall accordingly, upon an involuntary termination of Continuous Service during the Change in Control Protection Period, become fully exercisable and all forfeiture restrictions on such Awards shall lapse.
(c) The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the dollar limitation on such Incentive Stock Options under Applicable Laws is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Statutory Option under Applicable Laws.
To the extent practicable, any actions taken by the Committee under the immediately preceding clauses shall occur in a manner and at a time that allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.
14.2 In addition, in the event of a Change in Control, the Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based on the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.
14.3 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
15. Amendment of the Plan and Awards.
15.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 13 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, on advice from counsel, whether such amendment will be contingent on shareholder approval.
15.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.
15.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants, and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.
15.4 No Impairment of Rights. Rights under any Award granted before amendment or termination of the Plan shall not be materially impaired by any amendment or termination of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
15.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards, subject to Section 13; provided, however, that the Committee may not effect any amendment that would otherwise constitute a material impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
16. General Provisions.
16.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
16.2 Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with Applicable Laws or stock exchange listing requirements). The action permitted to be taken by the Company under this Section 16.2 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under Applicable Laws and shall apply notwithstanding anything to the contrary in the Plan.
16.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.4 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
16.5 Deferral of Awards. The Committee may, in compliance with Section 409A of the Code, establish one or more programs to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.
16.6 Unfunded Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

16.7 Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all Applicable Laws, and to such approvals by any regulatory or governmental agency as may be required.
16.8 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 13.
16.9 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.
16.10 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.
16.11 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.
16.12 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
16.13 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to advise the Company in writing if so requested as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.
16.14 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.14, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
16.15 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
16.16 Expenses. The costs of administering the Plan shall be paid by the Company.
16.17 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining provisions shall not be affected thereby.
16.18 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
16.19 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and to enter into non-uniform and selective Award Agreements.
16.20 Other Compensation Arrangements. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, subject to shareholder approval if such approval is required, as it may deem desirable for any Participant.
16.21 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
17. Effective Date of Plan. The Plan shall become effective as of the Effective Date.
18. Termination or Suspension of the Plan. The Plan shall terminate automatically on November 17, 2033. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
19. Choice of Law and Jurisdiction. The law of the State of Indiana shall govern all questions concerning the construction, validity, and interpretation of this Plan, without regard to such state’s conflict of law rules. Without prejudice to any party’s right to seek emergency, injunctive, or conservatory measures of protection in connection with a breach or anticipated breach of the Plan at any time in a state or federal court of competent jurisdiction within the State of Indiana, the Company and Participants consent to and agree that the exclusive jurisdiction and venue for all matters arising out of or relating to this Plan, or the breach thereof, including any question regarding its existence, validity, or termination, shall be arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held, and the award rendered accompanied by a reasoned opinion, in the English language.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 00 00 61 94 24 _1 R 1. 0. 0. 6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Robert J. Phillippy 02) Richard D. Phillips 03) Gregory A. Thaxton KIMBALL ELECTRONICS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/16/2023 for shares held directly and by 11:59 P.M. ET on 11/14/2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/16/2023 for shares held directly and by 11:59 P.M. ET on 11/14/2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve the Kimball Electronics, Inc. 2023 Equity Incentive Plan. 3. To ratify the selection of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2024. 4. To approve, by a non-binding, advisory vote, the compensation paid to the Company's Named Executive Officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 61 94 24 _2 R 1. 0. 0. 6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com KIMBALL ELECTRONICS, INC. Annual Meeting of Share Owners November 17, 2023 10:00 AM This proxy is solicited by the Board of Directors The Share Owner hereby appoints Douglas A. Hass as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KIMBALL ELECTRONICS, INC. that the Share Owner is entitled to vote at the Annual Meeting of Share Owners to be held at 10:00 AM EST on November 17, 2023, at the Kimball Electronics Headquarters, 1205 Kimball Blvd., Jasper, IN 47546, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side